EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CLAROS, INC.,

NAVITAS SEMICONDUCTOR CORPORATION,

COMPASS MERGER SUB 1 INC.,

COMPASS MERGER SUB 2 LLC

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS SECURITYHOLDERS’ REPRESENTATIVE

August 24, 2026

i

APPENDICES

Appendix A	-	Definitions

EXHIBITS

Exhibit A	-	Form of Support and Release Agreement
Exhibit B	-	Form of RCA
Exhibit C	-	Form of Option Termination Agreement
Exhibit D	-	Form of Warrant Termination Agreement

SCHEDULES

Disclosure Schedule
Schedule 1	-	Supporting Shareholders
Schedule 3.1(a)	-	Illustration of Closing Date Net Working Capital
Schedule 3.3	-	Calculation of Earnout Payments
Schedule 7.2(a)(i)	-	Government Reviews
Schedule 7.2(c)	-	Company Consents
Schedule 7.4	-	Restrictions on Certain Actions
Schedule 7.8	-	Additional Compensation Arrangements
Schedule 7.9	-	Approved POs
Schedule 7.15	-	Representation and Warranty Insurance Policy
Schedule 9.2(d)	-	Resignations
Schedule 9.2(h)	-	Eligible Employees
Schedule 9.2(i)	-	Restricted Parties
Schedule 9.2(l)	-	Closing Date Debt
Schedule 9.2(m)	-	Company Patent Filing Materials
Schedule 9.2(s)	-	Terminated Company Contracts
Schedule 11.1(a)(viii)	-	Specific Indemnification Matters

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 24, 2026 (the “Execution Date”) by and among Claros, Inc., a Delaware corporation (the “Company”), Navitas Semiconductor Corporation, a Delaware corporation (“Parent”), Compass Merger Sub 1 Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub 1”), Compass Merger Sub 2 LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub 2”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Securityholders (“Securityholders’ Representative”). The Company, Parent, Merger Sub 1, Merger Sub 2 and Securityholders’ Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties intend that (i) Merger Sub 1 be merged with and into the Company, with the Company being the surviving corporation in such merger (the “First Merger”), and (ii) immediately following the consummation of the First Merger, the Company be merged with and into Merger Sub 2, with Merger Sub 2 being the surviving limited liability company in such merger (such second-step merger, the “Second Merger,” and together with the First Merger, collectively, the “Mergers” and each a “Merger”), all on the terms and subject to the conditions set forth herein;

WHEREAS, in the First Merger, upon the terms and subject to the conditions of this Agreement, (i) each Share of Common Stock will be converted into the right to receive the Per Common Share Merger Consideration, (ii) each Share of Series Seed-1 Preferred Stock will be converted into the right to receive the Per Series Seed-1 Preferred Share Merger Consideration, and (iii) each Share of Series Seed-2 Preferred Stock will be converted into the right to receive the Per Series Seed-2 Preferred Share Merger Consideration;

WHEREAS, the Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and approved and declared it advisable, to enter into this Agreement with Parent, Merger Sub 1, Merger Sub 2 and Securityholders’ Representative, on the terms and subject to the conditions set forth in this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers), and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the Shareholders;

WHEREAS, concurrently with the execution of this Agreement, the Company shall deliver Support and Release Agreements, each in substantially the form attached hereto as Exhibit A (each, a “Support and Release Agreement”), duly executed by those Shareholders set forth on Schedule 1 attached hereto (collectively, the “Supporting Shareholders”), to Parent;

WHEREAS, following the execution of this Agreement, the Company shall obtain, in accordance with the DGCL, an action by consent in writing of the Shareholders, in form and substance mutually agreed upon by the Company and Parent, signed by at least that number of Shareholders required by the DGCL and the Company’s Governing Documents to approve and adopt this Agreement, the Mergers and the transactions contemplated hereby (the “Written Consent”);

WHEREAS, the respective boards of directors of Parent, Merger Sub 1 and Merger Sub 2 have, on the terms and subject to the conditions set forth in this Agreement, unanimously approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby (including the Mergers);

WHEREAS, for United States federal income Tax purposes, Parent, Merger Sub 1, Merger Sub 2 and the Company intend that the Mergers, taken together, will be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Mergers.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

Section 1.1            Defined Terms. In addition to the terms defined elsewhere in this Agreement, capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Appendix A.

Article 2
THE MERGERS

Section 2.1            The Mergers. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, (i) Merger Sub 1 shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub 1 shall cease and (iii) the Company shall continue its existence as a corporation under the Laws of the State of Delaware (including the DGCL) as the surviving corporation in the First Merger and a wholly-owned subsidiary of Parent (the surviving corporation in the First Merger is sometimes referred to herein as the “Surviving Corporation”). On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, immediately following the First Effective Time and as part of a single integrated transaction, (i) the Surviving Corporation shall be merged with and into Merger Sub 2, (ii) the separate corporate existence of the Surviving Corporation shall cease and (iii) Merger Sub 2 shall continue its existence as a limited liability company under the Laws of the State of Delaware (including the DLLCA) as the surviving limited liability company in the Second Merger and a wholly-owned subsidiary of Parent (the surviving limited liability company in the Second Merger is sometimes referred to herein as the “Surviving Company”).

Section 2.2             Effective Times. Subject to the provisions of this Agreement, at the Closing, the Company shall cause the First Merger to be consummated by filing a certificate of merger in customary form and substance, executed in accordance with the relevant provisions of the DGCL (the “Certificate of First Merger”), with the Secretary of State of the State of Delaware, together with such other filings or recordings required to be made in connection therewith pursuant to the DGCL. The First Merger shall become effective at such time as the Certificate of First Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed upon in writing by the Company and Parent and specified in the Certificate of First Merger in accordance with the DGCL (the effective time of the First Merger being hereinafter referred to as the “First Effective Time”). Subject to the provisions of this Agreement, at the Closing and immediately following the First Effective Time, Merger Sub 2 shall cause the Second Merger to be consummated by filing a certificate of merger in customary form and substance, executed in accordance with the relevant provisions of the DGCL and the DLLCA (the “Certificate of Second Merger,” and together with the Certificate of First Merger, collectively, the “Certificates of Merger”), with the Secretary of State of the State of Delaware, together with such other filings or recordings required to be made in connection therewith pursuant to the DGCL and the DLLCA. The Second Merger shall become effective at such time as the Certificate of Second Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed upon in writing by the Company and Parent and specified in the Certificate of Second Merger in accordance with the DGCL and the DLLCA (the effective time of the Second Merger being hereinafter referred to as the “Second Effective Time”).

Section 2.3             Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement, the Certificates of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the First Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub 1 shall vest in the Surviving Corporation and all debts, Liabilities, restrictions and duties of each of the Company and Merger Sub 1 shall become the debts, Liabilities, restrictions and duties of the Surviving Corporation. Without limiting the generality of the foregoing, and subject thereto, from and after the Second Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub 2 shall vest in the Surviving Company and all debts, Liabilities, restrictions and duties of each of the Company and Merger Sub 2 shall become the debts, Liabilities, restrictions and duties of the Surviving Company.

Section 2.4            Certificate of Incorporation and Bylaws; Certificate of Formation and Operating Agreement. At the First Effective Time, by virtue of the consummation of the First Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Merger Sub 1 until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL. At the Second Effective Time, by virtue of the consummation of the Second Merger and without the necessity of further action by the Surviving Corporation or any other Person, the certificate of formation and operating agreement of Merger Sub 2 shall be the certificate of formation and operating agreement of the Surviving Company until thereafter amended in accordance with the applicable provisions of the certificate of formation and operating agreement of the Surviving Company and the DLLCA. Promptly following the Second Effective Time, the Surviving Company shall change its name to “Claros LLC” by filing a certificate of amendment, in customary form and substance, to the certificate of formation of the Surviving Company with the Secretary of State of the State of Delaware.

Section 2.5             Directors and Officers; Managers and Officers. The directors and officers of Merger Sub 1, in each case immediately prior to the First Effective Time, shall, from and after the First Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The managers and officers of Merger Sub 2, in each case immediately prior to the Second Effective Time, shall, from and after the Second Effective Time, be the initial managers and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and operating agreement of the Surviving Company.

Section 2.6            References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Exhibit, Schedule, Appendix, Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection” and “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” All references to “$” or “dollars” shall refer to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Unless expressly provided to the contrary, the word “or” is not exclusive and shall be construed as “and/or.” Pronouns in masculine, feminine or neuter genders shall be construed to include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits, Schedules and Appendices referred to herein are attached to and by this reference incorporated herein for all purposes. All references herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “day” or “days” shall mean calendar day, unless denoted as a Business Day. The phrases “delivered to Parent,” “provided to Parent,” “made available to Parent” and similar phrases with respect to any information or documents mean that such information or documents were contained in the Data Room and accessible by Parent for a continuous period of at least twenty-four (24) hours preceding the time at which the Parties mutually release their respective signature pages to execute this Agreement (provided that such phrases do not apply with respect to any information or documents delivered pursuant to Section 3.2 and Section 3.3); provided, that with respect to any material information or documents, or information or documents reasonably requested or required by the Representation and Warranty Insurer in connection with its underwriting of the Representation and Warranty Insurance Policy, such information or documents shall be accessible by Parent for a continuous period of at least two (2) Business Days preceding the time at which the Parties mutually release their respective signature pages to execute this Agreement.

Article 3
MERGER CONSIDERATION

Section 3.1            Closing Estimates; Merger Consideration.

(a)            At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement containing (i) the Estimated Closing Date Net Working Capital together with the Estimated Net Working Capital Adjustment, (ii) the Estimated Net Debt, and (iii) the Estimated Transaction Fees and Expenses, in each case prepared in accordance with the Applicable Accounting Principles and the illustrative calculation of the Closing Amount, together with a reasonably detailed computation of such estimates and a copy of the Company’s final estimated balance sheet as of the Closing Date. Schedule 3.1(a) attached hereto is an illustrative calculation of the Net Working Capital Adjustment as of the Balance Sheet Date as if the Balance Sheet Date were the Closing Date.

(b)            At the Closing, Parent shall:

(i)            pay by wire transfer of immediately available funds to an account or accounts designated in writing by the Exchange Agent, or deliver to the Exchange Agent to hold for the benefit of the Shareholders, the Closing Merger Consideration payable or deliverable to the Shareholders at Closing pursuant to Section 4.1(a) and the Allocation Schedule;

(ii)           pay by wire transfer of immediately available funds to the Company or its designated payroll service provider, or deliver to the Exchange Agent to hold for the benefit of the Eligible Option Holders, the Closing Merger Consideration payable to the Eligible Option Holders pursuant to Section 4.7 and the Allocation Schedule;

(iii)          pay by wire transfer of immediately available funds to an account or accounts designated in writing by the Exchange Agent, or deliver to the Exchange Agent to hold for the benefit of the Eligible Warrant Holders, the Closing Merger Consideration payable to the Eligible Warrant Holders pursuant to Section 4.8 and the Allocation Schedule;

(iv)          pay by wire transfer of immediately available funds to the intended payees thereof (as identified by written invoices or other documentation reasonably acceptable to Parent in respect thereof) the Estimated Net Debt that is Closing Date Debt;

(v)           pay by wire transfer of immediately available funds to the intended beneficiaries thereof (as identified by invoices in respect thereof) the Estimated Transaction Fees and Expenses; and

(vi)          pay by wire transfer of immediately available funds to the account of Securityholders’ Representative designated in writing at least three (3) Business Days prior to the Closing Date, an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Securityholders’ Representative Expense Fund”), which shall be held in a segregated account by Securityholders’ Representative as a source for funding any fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by Securityholders’ Representative in performing its duties under this Agreement and the Ancillary Agreements pursuant to Section 13.17.

Section 3.2            Post-Closing Merger Consideration Reconciliation.

(a)            Within sixty (60) days following the Closing Date, Parent shall prepare and deliver to Securityholders’ Representative a closing statement (the “Closing Statement”), setting forth Parent’s good faith calculation of (i) the Closing Date Net Working Capital, together with the Net Working Capital Adjustment, (ii) the Closing Date Net Debt, together with the Net Debt Adjustment, and (iii) Transaction Fees and Expenses, together with the Transaction Fees and Expenses Adjustment together in each case with reasonably detailed supporting information. Parent shall prepare the Closing Statement, the Net Working Capital Adjustment, the Net Debt Adjustment, and the Transaction Fees and Expenses Adjustment, in accordance with the Applicable Accounting Principles.

(b)            Securityholders’ Representative shall have thirty (30) days from the date of its receipt of the Closing Statement to review the Closing Statement as to the calculation and amount of the Net Working Capital Adjustment, the Net Debt Adjustment, and the Transaction Fees and Expenses Adjustment reflected thereon. Parent shall provide to Securityholders’ Representative and its accountants and representatives reasonable access to all work papers, documentation and data prepared or used by Parent and its representatives in connection with preparation of the Closing Statement (subject to the execution of customary work paper access letters if requested by the accountants) and, upon reasonable prior notice, make available its employees, accountants and other personnel involved in the preparation of the Closing Statement to the extent reasonably requested by Securityholders’ Representative (provided that such access shall be limited to occurring during normal business hours and in a manner that does not unreasonably interfere with the operation of Parent’s business). If Securityholders’ Representative disputes any amounts shown on the Closing Statement, Securityholders’ Representative shall provide to Parent, prior to the expiration of such thirty (30)-day review period, a written notice (a “Dispute Notice”) setting forth Securityholders’ Representative’s calculation of the Net Working Capital Adjustment, the Net Debt Adjustment, or the Transaction Fees and Expenses Adjustment, as applicable, and describing in reasonable detail the basis (including for each component of the Net Working Capital Adjustment, the Net Debt Adjustment, or Transaction Fees and Expenses Adjustment, the difference and the amount thereof and reasons therefor) for the determination of such different amount. If Securityholders’ Representative does not deliver a Dispute Notice to Parent within such thirty (30)-day period, the Closing Statement (and the determination of the Net Working Capital Adjustment, the Net Debt Adjustment, and Transaction Fees and Expenses Adjustment therein) prepared and delivered by Parent shall be deemed to be the final Closing Statement and the final Closing Date Net Working Capital, the final Closing Date Net Debt, and the final Transaction Fees and Expenses. Any component not disputed in the Dispute Notice will be deemed to have been accepted by Securityholders’ Representative and shall be treated as final, conclusive and binding. If Securityholders’ Representative delivers a timely Dispute Notice in accordance with the foregoing, Parent and Securityholders’ Representative shall negotiate in good faith to resolve such dispute. Securityholders’ Representative will provide Parent and its representatives reasonable access upon reasonable prior notice to all work papers, documentation and data prepared or used by Securityholders’ Representative in the preparation of Securityholders’ Representative’s proposed calculation of the Net Working Capital Adjustment, the Net Debt Adjustment, or Transaction Fees and Expenses Adjustment, as applicable, reasonably requested by Parent (subject to the execution of customary work paper access letters if requested by the accountants).

(c)            If Parent and Securityholders’ Representative are unable to agree in writing on the resolution of all items disputed in a Dispute Notice pursuant to Section 3.2(b) above within thirty (30) days following Parent’s receipt of the Dispute Notice, the unresolved disputed items will be referred for final binding resolution to the Independent Accountant. The Independent Accountant’s function, acting as experts and not arbitrators, shall be to review only those specific components set forth on the Closing Statement and Dispute Notice that Parent and Securityholders’ Representative were not able to resolve and that remain in dispute and to resolve the dispute with respect to such specific components solely in accordance with the terms of this Agreement and make any adjustments to the Net Working Capital Adjustment, the Net Debt Adjustment, or Transaction Fees and Expenses Adjustment, as the case may be, and the Final Adjustment Amount. The Independent Accountant shall resolve such differences under this Section 3.2 pursuant to an engagement agreement among Parent, Securityholders’ Representative and the Independent Accountant in accordance with the terms of this Section 3.2 (which Parent and Securityholders’ Representative agree to execute promptly) in the manner provided below. The Independent Accountant shall determine, based solely on written presentations by Parent and Securityholders’ Representative and their respective representatives (copies of which shall be provided to the other Party), and not by independent review, only those issues in dispute and shall render a written report as to the Independent Accountant’s determination on the dispute. There shall be no ex parte communications between Securityholders’ Representative or its Representatives or Parent or its Representatives, on the one hand, and the Independent Accountant, on the other hand, relating to the items disputed in the Dispute Notice. In resolving any disputed item, the Independent Accountant (i) shall be bound by the provisions of this Agreement, (ii) shall not assign a value to any item greater than the greatest value for such item claimed by either Parent or Securityholders’ Representative in their presentations or less than the smallest value for such item claimed by either Parent or Securityholders’ Representative and (iii) act as an expert and not as an arbitrator. The Independent Accountant may not award the Parties in the aggregate more than the amount in dispute. The Independent Accountant shall be requested with respect to all disputed items submitted to it to render its written decision within thirty (30) days of submission or as soon as practicable thereafter and shall send copies of such written decision to Parent and Securityholders’ Representative. The fees, costs and expenses of the Independent Accountant shall be allocated between Parent and Securityholders’ Representative in the same proportion that the aggregate amount of the items in dispute so submitted to the Independent Accountant is unsuccessfully disputed by Parent and the Securityholders’ Representative (as finally determined by the Independent Accountant) bears to the total amount of such items in dispute so submitted. The amount of the Final Adjustment Amount (as agreed upon by Parent and Securityholders’ Representative or as finally determined by the Independent Accountant pursuant to this Section 3.2(c), as the case may be) shall be considered final and binding. Without limiting the generality of the foregoing, Parent and Securityholders’ Representative agree to be bound by all such determinations made pursuant to this Section 3.2, including all resolutions of disputed items determined by agreement of Parent and Securityholders’ Representative.

(d)            Within five (5) Business Days of the date on which the disputed items on the Closing Statement required to determine the Final Adjustment Amount are finally determined by the Independent Accountant or agreed upon by Parent and Securityholders’ Representative, as applicable, Parent or the Securityholders, as applicable, shall make the following payments:

(i)            If the Final Adjustment Amount is greater than the sum of the Estimated Net Working Capital Adjustment, the Estimated Net Debt and the Estimated Transaction Fees and Expenses (such excess amount, the “Excess Adjustment Amount”), Parent shall pay to an account or accounts designated by the Exchange Agent (for further distribution to each Securityholder in accordance with the Allocation Schedule) the Excess Adjustment Amount by wire transfer of immediately available funds.

(ii)           If the Final Adjustment Amount is less than the sum of the Estimated Net Working Capital Adjustment, the Estimated Net Debt, and the Estimated Transaction Fees and Expenses (such deficit amount, the “Deficit Adjustment Amount”), the Securityholders, severally and not jointly (pro rata based on each such Securityholder’s Aggregate Percentage Interest, subject to limitation by the amounts received by each such Securityholder pursuant to Section 4.1), shall pay to an account or accounts designated by Parent in writing the Deficit Adjustment Amount by wire transfer of immediately available funds.

(e)            Any payment made pursuant to this Section 3.2 shall, for Tax purposes, be deemed to be an adjustment to the Merger Consideration payable to the Securityholders.

(f)            Notwithstanding anything to the contrary in this Agreement, the process set forth in this Section 3.2 shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be included or reflected in the calculation of the Final Adjustment Amount and the Closing Merger Consideration.

Section 3.3            Earnout Payments; Employee Milestone Payments.

(a)            General Terms. Subject to the terms and conditions set forth in this Section 3.3, the Eligible Earnout Securityholders shall be eligible to receive the payments of Merger Consideration, payable in the form of Parent Shares that are registered pursuant to all applicable federal and state securities Laws and listed on a public stock exchange and freely tradeable (subject to any contractually agreed vesting or holding periods for employees and other key personnel) (such Parent Shares being “Earnout Shares”), provided for and described in this Section 3.3 (each, an “Earnout Payment”).

(b)            Earnout Payment Calculation. Subject to Section 3.3(c), if, with respect to a particular Earnout Milestone, all applicable Earnout Milestone Conditions shall be satisfied in full during the Earnout Period, then Parent shall pay to the Eligible Earnout Securityholders an Earnout Payment, in an amount equal to (i) the Earnout Milestone Percentage applicable to such Earnout Milestone multiplied by (ii) the Maximum Earnout Shares (such product, the “Earnout Payment Amount”). Each such Earnout Payment shall be paid by Parent’s delivery to the Exchange Agent (for the Exchange Agent’s distribution to the Eligible Earnout Securityholders in accordance with Section 4.1(a)) of that number of Earnout Shares equal to the applicable Earnout Payment Amount.

(c)            Certain Limitations.

(i)            Each of the Parties hereby acknowledges that the achievement of Earnout Milestone Conditions for the making of an Earnout Payment is uncertain and that the Surviving Company may not achieve any such Earnout Milestone Conditions, and it is therefore not assured that Parent will be required to make any Earnout Payment to the Eligible Earnout Securityholders. The Parties understand and agree that, until such time (if at all) that any Earnout Payment is earned, (A) the rights of an Eligible Earnout Securityholder to receive any Earnout Payment will not be represented by any form of certificate, are not transferable except by operation of law and do not constitute an equity or ownership interest in Parent or the Surviving Company, (B) no Eligible Earnout Securityholder will have rights as a stockholder, option holder or warrant holder of the Earnout Payment and (C) no interest is payable with respect to the Earnout Payment.

(ii)           During the period from the Closing Date through the earlier to occur of (x) the payment in full of the Maximum Earnout Amount and (y) the end of the Earnout Period, Parent (i) shall, and shall cause the Surviving Company to, operate the business of the Surviving Company in good faith, in the ordinary course of business and use commercially reasonable efforts to achieve all Earnout Milestones for payment of the Maximum Earnout Amount, and (ii) shall not take any action (including, without limitation, (x) diverting material business opportunities, customers, products, contracts and/or revenues from the Business to Parent and/or its Affiliates (other than the Surviving Company), and (y) refusing to provide the Surviving Company with resources, personnel, working capital and other support reasonably requested by its management), or fail to take any action, the primary intent or purpose of which is to cause any Earnout Milestone to become unachievable, to prevent or impede the achievement of any Earnout Milestone or to adversely impact or circumvent the ability of the Eligible Earnout Securityholders to earn and receive any Earnout Payments under this Section 3.3. Except as otherwise set forth in this Section 3.3(c), Parent shall have sole discretion over all matters relating to the business of the Surviving Corporation after the First Effective Time and the business of the Surviving Company after the Second Effective Time.

(iii)          Notwithstanding anything to the contrary in this Section 3.3, if, at any time during the Earnout Period, Parent or the Surviving Company undergoes a Change of Control, then, effective immediately prior to (and contingent upon) the consummation of such Change of Control, (A) each Earnout Milestone that has not yet been achieved as of such date shall automatically be deemed achieved in full, without regard to whether the applicable Earnout Milestone Conditions have actually been satisfied and without regard to whether the Earnout Period has then expired, (B) the entire unpaid portion of the Maximum Earnout Amount shall be deemed fully earned and (C) Parent shall pay, or shall cause to be paid, to the Eligible Earnout Securityholders the full unpaid Earnout Payment Amount in accordance with Section 3.3(e), which payment shall be made no later than, and shall be conditioned upon, the consummation of such Change of Control. If the consideration payable to Parent’s stockholders generally in connection with such Change of Control consists of cash, securities of an acquiror or other property (rather than, or in addition to, registered Parent Shares), then the Earnout Payment accelerated under this Section 3.3(c)(iii) shall be paid in the same form and mix of consideration payable to Parent’s stockholders generally in respect of a Parent Share in such Change of Control, valued for these purposes on the same basis as such consideration is valued for Parent’s stockholders generally.

(d)            Earnout Notices; Earnout Disagreement and Resolution. No later than ten (10) days following the achievement of an Earnout Milestone, Parent shall prepare and shall deliver to Securityholders’ Representative a written notice notifying Securityholders’ Representative of the satisfaction of all Earnout Milestone Conditions applicable to such Earnout Milestone and setting forth Parent’s calculation of the Earnout Payment to be paid, and the number of Earnout Shares to be issued and delivered, for such Earnout Milestone (each, an “Earnout Notice”). Parent and Securityholders’ Representative shall cooperate with each other in connection with, shall furnish all information prepared or used during the preparation of any Earnout Notice or disputes that may arise under this Section 3.3(d) as may be reasonably requested by the other Party and shall provide the other Party and its Representatives reasonable access, upon reasonable prior notice, to such Person’s books and records and relevant personnel during the preparation of any Earnout Notice and during the resolution of any disputes that may arise under this Section 3.3(d). If Securityholders’ Representative disagrees with any aspect of any Earnout Notice, then Securityholders’ Representative shall have thirty (30) days from the date of its receipt of the Earnout Notice to dispute any amounts shown on the Earnout Notice by delivering to Parent, prior to the expiration of such thirty (30)-day review period, a written objection notice, in which event the resolution of such matters shall be determined in accordance with the guidelines and procedures set forth in Section 3.2, which each shall apply, mutatis mutandis, to any dispute pursuant to this Section 3.3(d).

(e)            Payment Procedures.

(i)            Parent shall pay or cause to be paid any Earnout Payments (less the aggregate amount of applicable Employer Option Taxes) payable to the Eligible Earnout Securityholders under this Section 3.3 by delivery of the applicable Earnout Shares to the Exchange Agent (for further distribution to each Eligible Earnout Securityholder in accordance with the Allocation Schedule) and any Earnout Payments (less the aggregate amount of applicable Employer Option Taxes) payable to the Eligible Option Holders (x) through the Company’s regular payroll system to the extent still employed by Parent, subject to applicable withholdings and payment of applicable Employer Option Taxes as contemplated by Section 4.5 and (y) to the Exchange Agent (for distribution to each Eligible Option Holder who is no longer employed by Parent in accordance with the Allocation Schedule for which Parent has notified the Exchange Agent and Securityholders’ Representative in writing).

(ii)           If Parent is required to make an Earnout Payment hereunder, such Earnout Payment shall be paid in full no later than five (5) Business Days following the date upon which the determination of an Earnout Milestone and the applicable Earnout Payment Amount becomes final and binding upon the Parties as provided in Section 3.3(d) (including any final resolution of any dispute raised by Securityholders’ Representative in an objection notice to an Earnout Notice).

(iii)          Any Earnout Payment shall be reduced by the aggregate amount of all Employer Option Taxes, employment, unemployment and other payroll Taxes imposed on Parent, the Surviving Company or any of their respective Affiliates with respect to the payment of any portion of any Earnout Payment to or for the benefit of the Eligible Option Holders, which amount shall be retained by Parent or the Surviving Company.

(f)            Employee Milestone Payment. In addition, and for the avoidance of doubt, if, with respect to a particular Earnout Milestone, all applicable Earnout Milestone Conditions shall be satisfied in full during the Earnout Period, then Parent shall also deliver to the Eligible Employees, collectively, an aggregate amount (each such aggregate amount, a “Employee Milestone Payment”) equal to (i) the Earnout Milestone Percentage applicable to such Earnout Milestone multiplied by (ii) an amount equal to the Maximum Employee Milestone Amount, on the terms and subject to the conditions set forth in the Eligible Employee Agreements, less the aggregate amount of all employment, unemployment and other payroll Taxes and withholdings imposed on Parent with respect to such Employee Milestone Payments.

Article 4
EFFECT OF THE MERGERS ON EQUITY INTERESTS

Section 4.1             Effect of the First Merger on Capital Stock. By virtue of the First Merger and without any further action on the part of Parent, Merger Sub 1, the Company or any Shareholder, pursuant to and subject to the terms and conditions of this Agreement, the Certificate of First Merger and the DGCL:

(a)            Conversion of Company Capital Stock.

(i)            At the First Effective Time:

(A)            each Share of Common Stock issued and outstanding immediately prior to the First Effective Time (other than Shares held in the Company’s treasury, Ineligible Company Shares and Dissenting Shares) shall be cancelled and extinguished and converted into the right to receive, upon submission to the Exchange Agent of a duly executed Letter of Transmittal, the applicable Per Common Share Merger Consideration, in accordance with the Allocation Schedule;

(B)            each Share of Series Seed-1 Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than Shares held in the Company’s treasury and Dissenting Shares) shall be cancelled and extinguished and converted into the right to receive, upon submission to the Exchange Agent of a duly executed Letter of Transmittal, the applicable Per Series Seed-1 Preferred Share Merger Consideration, in accordance with the Allocation Schedule; and

(C)            each Share of Series Seed-2 Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than Shares held in the Company’s treasury and Dissenting Shares) shall be cancelled and extinguished and converted into the right to receive, upon submission to the Exchange Agent of a duly executed Letter of Transmittal, the applicable Per Series Seed-2 Preferred Share Merger Consideration, in accordance with the Allocation Schedule.

(ii)            At the First Effective Time, each Share of Common Stock or Preferred Stock held in the treasury of the Company immediately prior to the First Effective Time shall be cancelled, extinguished and retired and cease to exist as of the First Effective Time, and no payment shall be made with respect thereto.

(b)            Conversion of Merger Sub 1 Capital Stock. At the First Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub 1 issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and become one (1) validly issued, fully-paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation and shall constitute the only issued and/or outstanding shares of capital stock of the Surviving Corporation.

(c)            Cancellation of Shares. As of the First Effective Time, all Shares of Common Stock and Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 4.3, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) or Book-Entry Share (as defined below) shall cease to have any rights with respect thereto, except the right to receive the consideration described in Section 4.1(a) above in accordance with Section 4.2 or with respect to any Ineligible Company Shares, the Parent Restricted Share Rights in accordance with Section 4.9.

Section 4.2            Surrender and Payment.

(a)            Parent shall engage an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) as set forth in the Exchange Agent Agreement to act as the agent for the purpose of exchanging the Merger Consideration for (i) the Certificates or (ii) book-entry shares which, immediately prior to the First Effective Time, represented the Shares of Common Stock and Preferred Stock (the “Book-Entry Shares”). At the First Effective Time, Parent shall deposit with the Exchange Agent sufficient funds to pay, and sufficient Parent Shares to deliver, the Closing Merger Consideration payable and/or deliverable in respect of all of the Shares of Common Stock and Preferred Stock represented by the Certificates and the Book-Entry Shares and entitled to receive the Closing Merger Consideration (the “Payment Fund”). The Payment Fund shall not be used for any other purpose. At least ten (10) days prior to the Closing Date, Parent shall send, or shall cause the Exchange Agent to send electronically, to each record holder of Shares of Common Stock and Preferred Stock (other than holders of Ineligible Company Shares) immediately prior to the First Effective Time, a Letter of Transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange. All payments and/or deliveries properly made pursuant to and in accordance with this Agreement by Parent to the Exchange Agent (with respect to any portion of the Merger Consideration) shall be deemed in satisfaction of the applicable underlying Merger Consideration owed hereunder by Parent to any Securityholder with respect to such payment and/or delivery, and the payment and/or delivery by Parent of any portion of the Merger Consideration to the Exchange Agent shall fully discharge in all respects Parent’s obligation to pay and/or deliver such portion of the Merger Consideration to any Securityholder (by way of example only, and not by way of limitation, the payment and/or delivery by Parent to the Exchange Agent of the Payment Fund fully satisfies and discharges in all respects Parent’s obligation to pay the Shareholders the Closing Merger Consideration).

(b)            Each holder of Shares of Common Stock or Preferred Stock that have been converted into the right to receive the Merger Consideration in the form provided for in this Agreement shall be entitled to receive the Merger Consideration in respect of the Common Stock or Preferred Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 4.3, each such Certificate or Book-Entry Share, as applicable, shall represent after the First Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment and/or delivery of the Merger Consideration pursuant to the provisions of this Article 4, each Certificate so surrendered shall immediately be cancelled.

(c)            If any portion of the Merger Consideration is to be paid and/or delivered to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)            All Merger Consideration paid and/or delivered upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares of Common Stock or Preferred Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the First Effective Time, there shall be no further registration of transfers of Shares of Common Stock or Preferred Stock on the stock transfer books of the Surviving Corporation or the Surviving Company. If, after the First Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Surviving Company, such Shares (other than Ineligible Company Shares) shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 4.

(e)             Any portion of the Payment Fund that remains unclaimed by the holders of Shares of Common Stock or Preferred Stock twelve (12) months after the First Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Shares of Common Stock or Preferred Stock for the Merger Consideration or Parent Restricted Share Rights, as applicable, in accordance with this Article 4 prior to that time shall thereafter look only to Parent for payment and/or delivery of the Merger Consideration or Parent Restricted Share Rights, as applicable. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares of Common Stock or Preferred Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f)            Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 4.3            Dissenting Shares. Notwithstanding anything to the contrary in this Agreement, including Section 4.1, Shares of Capital Stock issued and outstanding immediately prior to the First Effective Time (excluding Ineligible Company Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares of Common Stock or Preferred Stock, as applicable, being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive the Merger Consideration in the form such holder otherwise would have been entitled to receive as a result of the First Merger, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares of Common Stock or Preferred Stock shall be treated as if they had been converted as of the First Effective Time into the right to receive the Merger Consideration in accordance with Section 4.1(a), without interest thereon, upon surrender of such Certificate formerly representing such Share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares of Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the First Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 4.4            Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the Execution Date and the First Effective Time any change in the outstanding Shares of Capital Stock of the Company or the outstanding Parent Shares shall occur (other than the issuance of additional Shares of Capital Stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of Shares, or any stock dividend or distribution paid in stock, then (i) in the case of a change in the outstanding Shares of Capital Stock of the Company, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change, and (ii) in the case of a change in the outstanding Parent Shares, the share portion of the Merger Consideration shall be equitably adjusted to provide the holders of the outstanding Shares of Capital Stock of the Company the same economic effect as contemplated by this Agreement prior to such event, and such items, as adjusted, shall from and after the date of such event, constitute the share portion of the Merger Consideration.

Section 4.5             Withholding. Notwithstanding anything to the contrary in this Agreement, each of the Exchange Agent, Parent, Merger Sub 1, Merger Sub 2, the Surviving Corporation and the Surviving Company (each, a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 4 such amounts as may be required to be deducted and withheld (whether under the Code, the applicable Treasury Regulations promulgated thereunder or any provision of state, local or foreign Tax Law) with respect to the making of such payment; provided, that, except with respect to (x) withholding required under Section 1445 of the Code as a result of the Company’s failure to deliver the FIRPTA Certificate, (y) backup withholding with respect to any Shareholder who fails to deliver an IRS Form W-9 or the applicable IRS Form W-8 with the Letter of Transmittal or (z) Chapter 3 withholding with respect to imputed interest, in each case, prior to making any such deduction or withholding from any payment to any Shareholder, the applicable Payor shall (i) provide, but only if the contact information for the applicable payee(s) has been provided to the applicable Payor, the applicable payee(s), with advance written notice of the intention to make such deduction or withholding, which notice shall include the basis for the proposed deduction or withholding and (ii) reasonably cooperate with requests from the affected Shareholder to reduce or exempt such amounts from deduction or withholding to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort. To the extent that amounts are so deducted and withheld by the applicable Payor, such amounts that are timely remitted to the appropriate Taxing Authorities shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the applicable Payor, made such deduction and withholding.

Section 4.6            Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid and/or delivered in respect of the Shares of Common Stock or Preferred Stock formerly represented by such Certificate as contemplated under this Article 4.

Section 4.7            Treatment of Stock Options.

(a)            The Company shall take all requisite action so that, at the First Effective Time, each Stock Option that is outstanding immediately prior to the First Effective Time and which has vested and is exercisable (whether pursuant to and in accordance with the terms of the stock option agreement pursuant to which it was granted, pursuant to acceleration of vesting and/or exercisability by the Company Board pursuant to and in accordance with the terms of the Company Stock Plan in connection with the consummation of the transactions contemplated by this Agreement, or otherwise) (each, an “Eligible Stock Option”), shall be, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1, Merger Sub 2, the Company, the holder of that Eligible Stock Option or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation or the Surviving Company, as promptly as reasonably practicable after the First Effective Time, an amount in cash and Parent Shares, without interest, equal to the product of (i) the aggregate number of Shares of Capital Stock subject to such Eligible Stock Option, multiplied by (ii) the excess, if any, of the applicable portion of the Closing Merger Consideration over the per Share exercise price under such Eligible Stock Option, minus any Taxes required to be withheld in accordance with Section 4.5 (“Closing Option Consideration”), together with an amount equal to the product of (x) the aggregate number of Shares of Capital Stock subject to such Eligible Stock Option, multiplied by (y) the Additional Per Common Share Merger Consideration, at the times and subject to the contingencies specified herein, minus any Taxes required to be withheld in accordance with Section 4.5 (the right to receive such additional amounts, together with the Closing Option Consideration, the “Option Consideration”), and in all cases in accordance with the Allocation Schedule. Each Eligible Option Holder shall be entitled to receive the applicable portion of the Merger Consideration in respect of the Eligible Stock Options held by such Eligible Option Holder upon execution and delivery to the Company of an Option Termination Agreement with respect to such Eligible Stock Options. Until an Option Termination Agreement is so delivered, all such Eligible Stock Options shall represent after the First Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the delivery of any such Option Termination Agreement to the Company. Notwithstanding anything to the contrary in this Agreement, no payments in respect of the Additional Per Common Share Merger Consideration shall be allocated or paid in respect of any Eligible Stock Option except to the extent permissible under Treasury Regulation Section 409A of the Code, including Section 1.409A-3(i)(5)(iv)(A).

(b)            Each of the Company and Parent shall take all requisite action so that, at the First Effective Time, each Stock Option that is outstanding immediately prior to the First Effective Time and which has not yet vested and is not then exercisable (an “Ineligible Stock Option”) shall be, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1, Merger Sub 2, the Company, the holder of that Stock Option or any other Person, assumed by Parent and converted into an option to purchase Parent Shares (each such option, a “Converted Stock Option”). Each Converted Stock Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Ineligible Stock Option immediately prior to the First Effective Time (including expiration date and exercise provisions) and satisfy all the requirements described in Treasury Regulations Section 1.424-1(a)(5), except that (i) each Converted Stock Option will be solely exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent Shares equal to the product of the number of shares of Capital Stock that were issuable upon exercise of such Converted Stock Option immediately prior to the First Effective Time multiplied by the Option Exchange Ratio (as defined below), rounded down to the nearest whole number of Parent Shares, (ii) the per share exercise price for the Parent Shares issuable upon exercise of such assumed Converted Stock Option will be equal to the quotient determined by dividing the exercise price per share of Capital Stock at which such Converted Stock Option was exercisable immediately prior to the First Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent, and (iii) each Converted Stock Option will be subject to vesting over a period not to exceed four (4) years from the Closing Date (with no less than twenty-five percent (25%) of such Converted Stock Option vesting on the one (1)-year anniversary of the Closing Date and no more than seventy-five percent (75%) of such Converted Stock Option vesting in equal quarterly installments over three (3) years from and after such one (1)-year anniversary of the Closing Date). Parent shall comply with the terms of all such Converted Stock Options and use commercially reasonable efforts to ensure, to the extent required by, and subject to the provisions of, the Company Stock Plan and permitted under the Code or other relevant Laws and regulations that any Converted Stock Option that qualified for Tax treatment under Section 422 of the Code prior to the First Effective Time continue to so qualify, with the same rights, after the First Effective Time. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon exercise of all Converted Stock Option pursuant to the terms set forth in this Section 4.7(b). Prior to the First Effective Time, the Company shall take all actions necessary to effect the transactions contemplated by this Section 4.7(b); provided, however, the Company shall not be required to obtain consents from optionees with respect to the option assumption formula set forth herein: The “Option Exchange Ratio” shall be equal to the quotient obtained by dividing (i) Closing Per Common Share Consideration, by (ii) the average closing sale price of one (1) Parent Share as reported on Nasdaq for the five (5) consecutive trading days ending immediately prior to the First Effective Time.

(c)            Parent will (i) reserve for issuance the number of Parent Shares that will become subject to the Converted Stock Options, and (ii) issue, or cause to be issued, the appropriate number of Parent Shares, upon the exercise of the Converted Stock Options.

(d)            At or prior to the First Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of this Section 4.7.

Section 4.8            Treatment of Warrants.

(a)            Not less than ten (10) days prior to the First Effective Time, the Company shall deliver any notices required under the terms of any outstanding Warrant to the holders thereof (provided that, prior to such delivery, the Company shall provide Parent with a reasonable opportunity to review and comment on such notices and give reasonable and good faith consideration to such comments).

(b)            The Company shall take all requisite action so that, at the First Effective Time, each Warrant that is outstanding immediately prior to the First Effective Time and which is exercisable pursuant to and in accordance with the terms of the warrant agreement pursuant to which it was granted in connection with the consummation of the transactions contemplated by this Agreement and for which the Per Series Seed-1 Preferred Share Merger Consideration or the Per Series Seed-2 Preferred Share Merger Consideration, as applicable, exceeds the exercise price per share applicable to such Warrant (each, an “Eligible Warrant”), shall be, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1, Merger Sub 2, the Company, the holder of that Eligible Warrant or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation or the Surviving Company, as promptly as reasonably practicable after the First Effective Time (as if the exercise of such Warrant had taken place immediately prior to the First Effective Time), an amount in cash and Parent Shares, without interest, equal to the product of (i) the aggregate number of Shares of Capital Stock subject to such Eligible Warrant, multiplied by (ii) the excess, if any, of the applicable portion of the Closing Merger Consideration over the per Share exercise price under such Eligible Warrant, minus any Taxes required to be withheld in accordance with Section 4.5 (“Closing Warrant Consideration”), together with an amount equal to the product of (x) the aggregate number of Shares of Capital Stock subject to such Eligible Warrant, multiplied by (y) the Additional Per Series Seed-1 Preferred Share Merger Consideration or the Additional Per Series Seed-2 Preferred Share Merger Consideration (as applicable), at the times and subject to the contingencies specified herein, minus any Taxes required to be withheld in accordance with Section 4.5 (the right to receive such additional amounts, together with the Closing Warrant Consideration, the “Warrant Consideration”), and in all cases in accordance with the Allocation Schedule. In addition, the Company shall take all requisite action so that, at the First Effective Time, each Warrant that is outstanding immediately prior to the First Effective Time and for which the Per Series Seed-1 Preferred Share Merger Consideration or the Per Share Series Seed-2 Preferred Share Merger Consideration, as applicable, is less than the exercise price per share applicable to such Warrant and is not then exercisable shall be, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1, Merger Sub 2, the Company, the holder of that Warrant or any other Person, cancelled, extinguished and retired and shall cease to exist and shall have no right to receive from Parent, the Surviving Corporation or the Surviving Company any payment with respect thereto. Each Eligible Warrant Holder shall be entitled to receive to the applicable portion of the Merger Consideration in respect of the Eligible Warrants held by such Eligible Warrant Holder upon execution and delivery to the Company of a Warrant Termination Agreement with respect to such Eligible Warrants. Until a Warrant Termination Agreement is so delivered, all such Eligible Warrants shall represent after the First Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the delivery of any such Warrant Termination Agreement to the Company.

Section 4.9            Treatment of Unvested Common Stock.

(a)            Each of the Company and Parent shall take all requisite action so that, at the First Effective Time, each Share of Common Stock that is outstanding immediately prior to the First Effective Time and which has not yet vested (collectively, “Ineligible Company Shares”) shall be, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1, Merger Sub 2, the Company, the holder of those Ineligible Company Shares or any other Person, cancelled by the Company and, in exchange therefor, Parent shall issue to such holder that number of Parent Restricted Share Rights equal to (i) the product of the Ineligible Company Shares and the per share Closing Merger Consideration; divided by (ii) the closing price for a Parent Share on the date such Parent Restricted Share Rights are granted, rounded down to the nearest whole number of Parent Restricted Share Rights. Such Parent Restricted Share Rights shall be issued pursuant to and in accordance with, and on the terms set forth in, the Parent Incentive Plan; provided, that all Parent Restricted Share Rights will be subject to vesting over a period not to exceed four (4) years from the Closing Date (with no less than twenty-five percent (25%) of such Parent Restricted Share Rights vesting on the one (1)-year anniversary of the Closing Date and no more than seventy-five percent (75%) of such Parent Restricted Share Rights vesting in equal quarterly installments over three (3) years from and after such one (1)-year anniversary of the Closing Date). Prior to the First Effective Time, the Company shall take all actions necessary to effect the transactions contemplated by this Section 4.9(a); provided, however, the Company shall not be required to obtain consents from holders of Ineligible Company Shares.

(b)            At or prior to the First Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of this Section 4.9.

Section 4.10          Effect of the Second Merger on Equity Interests. By virtue of the Second Merger and without any further action on the part of the holder thereof, at the Second Effective Time, each share of common stock, par value $0.0001 per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be automatically cancelled and retired and shall cease to exist. Each limited liability company membership interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a limited liability company membership interest of the Surviving Company.

Section 4.11          Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional number of Parent Shares shall be issued upon the conversion of Shares of Common Stock, Series Seed-1 Preferred Stock or Series Seed-2 Preferred Stock pursuant to Section 4.1, upon the treatment of Eligible Stock Options pursuant to Section 4.7, upon the treatment of Eligible Warrants pursuant to Section 4.8 or upon the treatment of Ineligible Company Shares pursuant to Section 4.9. All fractional amounts of Parent Shares that a holder of Shares of Common Stock, Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Eligible Stock Options or Eligible Warrants, and all fractional amounts of Parent Restricted Share Rights that a holder of Ineligible Company Shares would be otherwise entitled to receive pursuant to Section 4.1, Section 4.7, Section 4.8 or Section 4.9, as applicable, but for this Section 4.11, shall be aggregated and such holder shall be entitled to receive a cash payment, without interest, in lieu of any such fractional share or restricted stock right, equal to the product (rounded down to the nearest cent) of (a) the amount of such fractional share or restricted stock right in a Parent Share or Parent Restricted Share Right, respectively, to which such holder would, but for this Section 4.11, be entitled under Section 4.1, Section 4.7, Section 4.8 or Section 4.9, as applicable, and (b) $12.97. No holder of Shares of Common Stock, Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Eligible Stock Options, Eligible Warrants or Ineligible Company Shares shall be entitled by virtue of the right to receive cash in lieu of fractional Parent Shares or Parent Restricted Share Rights described in this Section 4.11 to any dividends, voting rights or any other rights in respect of any fractional share of Parent Shares or Parent Restricted Share Rights. The payment of cash in lieu of fractional Parent Shares or Parent Restricted Share Rights is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

Article 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedule accompanying this Agreement (the “Disclosure Schedule”) (it being agreed that, for the purposes of the representations and warranties made by the Company in this Agreement, disclosure of any item in any section of the Disclosure Schedule shall be deemed disclosure with respect to any other section of the Disclosure Schedule to the extent the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Parent, Merger Sub 1 and Merger Sub 2 as of the Execution Date and as of the Closing Date (or in the case of representations and warranties that speak as of a specified date, such specified date) that:

Section 5.1             Existence and Qualification. The Company is a corporation in good standing under the Laws of the State of Delaware and has all full corporate power and authority to conduct the businesses in which it is engaged (including the Business), to own and use the properties and assets that it owns or uses, and to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party. The Company is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction in which either the ownership or use of the assets owned or used by it, or the nature of the activities conducted by it, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Section 5.1 of the Disclosure Schedule sets forth the jurisdictions in which the Company is qualified to do business and its directors and officers. Correct and complete copies of the Governing Documents of the Company have been made available to Parent, and such Governing Documents are in full force and effect as of the Execution Date.

Section 5.2             Authorization and Enforceability. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company, assuming receipt of the Company Shareholder Approval. Other than with respect to the receipt of the Company Shareholder Approval, this Agreement has been duly executed and delivered by the Company (and all Ancillary Agreements to which the Company is a party to be executed and delivered by the Company at Closing will be duly executed and delivered by the Company) and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligation of Parent, Merger Sub 1 and Merger Sub 2) constitutes, and at the Closing the Ancillary Agreements to which the Company is a party (assuming that such Ancillary Agreements constitute the legal, valid and binding obligation of the other parties thereto) will constitute, the valid and binding obligations of the Company, enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Written Consent, when obtained pursuant to Section 7.11, will constitute and satisfy all requirements under applicable Law (including the DGCL) and the Company’s Governing Documents as the Company Shareholder Approval. The Company Shareholder Approval is the only vote or consent required under applicable Law (including the DGCL) and the Company’s Governing Documents for the Shareholders to adopt and approve this Agreement, the Ancillary Agreements and the transactions hereby and thereby and upon receipt of the Company Shareholder Approval pursuant to the Written Consent, all votes, approvals and other actions required on the part of the Shareholders necessary to approve, authorize and adopt this Agreement and thereby approve the transactions contemplated by this Agreement and under the Ancillary Agreements will have been obtained, in each case, in compliance with applicable Law (including the DGCL) and the Company’s Governing Documents.

Section 5.3            No Conflicts. Except as set forth in Section 5.3 of the Disclosure Schedule, and except for the receipt of the Company Shareholder Approval, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company, and the consummation by the Company of the transactions contemplated by this Agreement and under the Ancillary Agreements, will not (a) violate any provision of the Governing Documents of the Company, (b) violate, conflict with, or result in a breach or default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation, modification, or acceleration under, or give any Person the right to accelerate the maturity or performance of or to exercise any remedy with respect to, any Material Company Contract, (c) violate any Governmental Order applicable to the Company as a party in interest, (d) assuming all applicable Antitrust Approvals have been obtained or satisfied, require the consent or approval of any Governmental Body, or notice to, or declaration or registration with, any Governmental Body, under any applicable Law, (e) violate any Laws applicable to the Company, or (f) result in the imposition of any Lien upon any asset of the Company (other than Permitted Liens), except in the case of clauses (b)-(f), as would not reasonably be expected to have a Material Adverse Effect.

Section 5.4            Capitalization.

(a)            The authorized capital stock of the Company consists of 23,247,960 Shares, consisting of 16,821,204 Shares of common stock, par value $0.0001 per share (the common stock of the Company, “Common Stock”), and 6,426,756 Shares of preferred stock, par value $0.0001 per share (such preferred stock of the Company, “Preferred Stock,” and collectively with Common Stock, “Capital Stock”), (i) 3,513,858 of which are designated Series Seed-1 preferred stock (such Series Seed-1 preferred stock of the Company, “Series Seed-1 Preferred Stock”), and (ii) 2,912,898 of which are designated Series Seed-2 preferred stock (such Series Seed-2 preferred stock of the Company, “Series Seed-2 Preferred Stock”). As of the Execution Date, 14,065,925 Shares of Capital Stock are issued and outstanding, consisting of 7,955,844 Shares of Common Stock and 6,110,081 Shares of Preferred Stock, (i) 3,206,860 of which are designated Series Seed-1 Preferred Stock, and (ii) 2,903,221 of which are designated Series Seed-2 Preferred Stock. 2,038,960 Shares of Common Stock are subject to outstanding Stock Options, all of which were validly issued under and pursuant to the Company Stock Plan. 294,085 Shares of Series Seed-1 Preferred Stock are subject to outstanding Warrants and 9,677 Shares of Series Seed-2 Preferred Stock are subject to outstanding Warrants. Set forth on Section 5.4(a) of the Disclosure Schedule is, as of the Execution Date, a correct and complete list or schedule setting forth all holders of record and beneficial owners of all Shares, Stock Options and Warrants, setting forth for each Person listed thereon next to such Person’s name (x) the numbers of vested Shares and Ineligible Company Shares owned and/or held by such Person, (y) the numbers of Eligible Stock Options and Ineligible Stock Options owned and/or held by such Person, and (z) the number of Warrants owned and/or held by such Person. All Equity Securities set forth on Section 5.4(a) of the Disclosure Schedule are owned and/or held by the Persons listed thereon subject only to those Liens (x) that arise pursuant to this Agreement, the Governing Documents of the Company, the Company Stock Plan or transfer restrictions under applicable securities Laws, and (y) that may have been placed on such Equity Securities pursuant to action taken by the Person owning or holding such Equity Securities without any involvement of the Company.

(b)            No Shares of Capital Stock of the Company are held by the Company in its treasury. There are no declared or accrued but unpaid dividends in respect of any class of Capital Stock of the Company. Other than the Shares, the Stock Options and the Warrants issued as of the Execution Date, there are no other issued and outstanding Equity Interests of the Company.

(c)            All outstanding Shares of Capital Stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all applicable Laws (including securities Laws) and, together with all outstanding Stock Options and Warrants, constitute all of the outstanding Equity Securities of the Company. Without limiting the generality of the foregoing, none of the Shares is subject to any voting trust, shareholder agreement, voting agreement or other agreement or right with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of such Shares, other than the Governing Documents of the Company, this Agreement or the Company Shareholder Agreements. As of the Execution Date, no former direct or indirect holder of any Equity Securities of the Company has any claim or rights to any Equity Securities against the Company that remains unresolved, and to the Knowledge of the Company, no such claim or right is threatened as of the Execution Date.

(d)            The Company does not control directly or indirectly or have any direct or indirect Equity Interest in any Person and does not have, and has never had, any Subsidiaries.

(e)            Section 5.4(e) of the Disclosure Schedule sets forth a complete and accurate list of all outstanding stock options to purchase or acquire Capital Stock granted by the Company under the Company Stock Plan or otherwise (the “Stock Options”) and warrants to purchase or acquire Capital Stock granted by the Company (the “Warrants”), the number and type of Shares of Capital Stock of the Company subject to each such Stock Option or Warrant, the grant date, expiration date, exercise price per Share and vesting schedule thereof and the name of the holder thereof and an indication of whether or not such holder is a current employee of the Company and whether or not such Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Code. All outstanding Stock Options (i) were granted under the Company Stock Plan, and (ii) are evidenced by stock option agreements. All outstanding Warrants are evidenced by warrant agreements. All Stock Options and Warrants have been granted with an exercise price equal to the fair market value of a Share of Common Stock on the date of grant, and any re-pricing of any such Stock Options and/or Warrants was done in compliance with the requirements of Section 409A of the Code, and, if applicable, Section 421, of the Code. Except as set forth on Section 5.4(e) of the Disclosure Schedule, the Company Stock Plan is, and at all times since its adoption has been, in full force, and the Company has, and has always had since the adoption of the Company Stock Plan, a sufficient number of Shares of Common Stock authorized and reserved for issuance thereunder. The Company Stock Plan will be terminated as of, or prior to, the Closing and will have no force or effect thereafter.

(f)            Except for the Stock Options and the Warrants listed in Section 5.4(e) of the Disclosure Schedule or as otherwise set forth in Section 5.4(f) of the Disclosure Schedule, there are no securities, options, warrants, calls, rights, stock appreciation rights, restricted stock units, stock-based performance units, phantom stock or unit plans or other phantom equity, profit participation rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, or Company Contracts of any kind to which the Company is a party, or by which the Company or any of its properties or assets are bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered, outstanding or sold, additional Shares of the Capital Stock or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, Shares of the Capital Stock of or other equity or voting interests in the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right or contract. Except as set forth in the Governing Documents of the Company and the Company Shareholder Agreements, there are no outstanding contractual or other obligations of any kind of, on or with respect to the Company to (i) repurchase, redeem or otherwise acquire any Shares of the Capital Stock or other securities of the Company or (ii) vote or dispose of any Shares of the Capital Stock or other securities of the Company. Except as set forth in the Company Shareholder Agreements, there are no irrevocable proxies, voting trusts or voting agreements with respect to any Shares of the Capital Stock or other equity or voting interests in the Company.

Section 5.5            Litigation. As of the Execution Date, (a) no Proceedings are pending and, to the Knowledge of the Company, none are threatened before any Governmental Body or arbitrator against, relating to or affecting the Company or its businesses, its assets or properties or the transactions contemplated hereby, and (b) to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. There have been no Proceedings pending at any time since January 1, 2025 in which the Company has been named as a defendant (whether directly, by counterclaim or as a third-party defendant). As of the Execution Date, there is no outstanding Governmental Order to which the Company or any of its assets or properties is subject, and there have been no Governmental Orders in effect at any time since January 1, 2025 to which the Company has been subject or to which any asset owned or used by the Company is subject.

Section 5.6            Financial Statements. Attached to Section 5.6 of the Disclosure Schedule are (a) the unaudited financial statements of the Company, consisting of the balance sheet, income statement, and statement of cash flows of the Company as of and for the fiscal year ended on December 31, 2025 and as of and for the fiscal year ended on December 31, 2024 (collectively, the “Annual Financial Statements”), and (b) the unaudited financial statements of the Company as of and for the six (6) months ended June 30, 2026, which include a balance sheet for the Company as of June 30, 2026 (the “Balance Sheet”) and the related income statement and statement of cash flows for the six (6) months ended June 30, 2026 (together with the Balance Sheet, the “Interim Financial Statements”). The Annual Financial Statements and the Interim Financial Statements together constitute the “Financial Statements.” The Annual Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position, income and cash flows of the Company as of the dates and for the periods set forth therein; provided, however, the Interim Financial Statements do not include footnotes and disclosures required by GAAP and the Interim Financial Statements do not include all year-end adjustments required by GAAP.

Section 5.7             Absence of Certain Changes. Except as set forth in Section 5.7 of the Disclosure Schedule or as contemplated by this Agreement, since December 31, 2025, the Business has been conducted by the Company in the Ordinary Course and there has not occurred any event, condition or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect. Except as set forth on Section 5.7 of the Disclosure Schedule and except as permitted or contemplated by this Agreement, and without limiting the foregoing sentence, since December 31, 2025, the Company has not:

(a)            borrowed any money or incurred Debt other than in the Ordinary Course and in any case no greater than Fifty Thousand Dollars ($50,000);

(b)            sold, transferred, assigned or otherwise disposed of any assets having a value in excess of Fifty Thousand Dollars ($50,000), other than for fair consideration in the Ordinary Course;

(c)            made any capital expenditures (or series of related capital expenditures) involving more than One Hundred Thousand Dollars ($100,000) or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than Fifty Thousand Dollars ($50,000);

(d)            mortgaged, pledged or subjected any of its assets to any Lien other than Permitted Liens;

(e)            entered into any Material Company Contract or amended, modified or consented to the termination of any Material Company Contract (other than expirations or non-renewals of any such Material Company Contract in the Ordinary Course and in accordance with the terms of such Material Company Contract), except in the Ordinary Course;

(f)            suffered any Casualty Loss (whether or not covered by insurance) with a value in excess of Fifty Thousand Dollars ($50,000) singly or One Hundred Thousand Dollars ($100,000) in the aggregate;

(g)            made any loans or advances to any Person in excess of Fifty Thousand Dollars ($50,000), other than advances which have been repaid in full;

(h)            cancelled or waived any material right with respect to the operation of the Business, including under any leases or Permits relating to the operation of the Business that would, individually or in the aggregate, reasonably be expected to have a value or expense associated therewith in excess of Fifty Thousand Dollars ($50,000), singly or One Hundred Thousand Dollars ($100,000) in the aggregate (other than write off of Accounts Receivable that were fully reserved);

(i)             made any change in its accounting methods or practices (other than as required by GAAP);

(j)             assumed, guaranteed, created or incurred, any Liabilities that are required to be disclosed on a balance sheet prepared in accordance with GAAP in excess of Fifty Thousand Dollars ($50,000) singly, or One Hundred Thousand Dollars ($100,000) in the aggregate, and excluding Liabilities incurred in the Ordinary Course (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of a Company Contract, breach of warranty, tort, infringement or violation of Law), excluding those Liabilities which are incorporated into the calculation of final Closing Date Net Working Capital or Transaction Fees and Expenses pursuant to and in accordance with Section 3.2;

(k)            sold, assigned or issued any Equity Securities of the Company or declared, set aside, made or paid any dividend or distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any Equity Interests of the Company or amended any of its Governing Documents (other than to correct scrivener’s errors or immaterial or ministerial amendments);

(l)             transferred or assigned, or granted any license or sublicense under or with respect to, any material Company Intellectual Property or Company IP Agreements except non-exclusive licenses or sublicenses granted in the Ordinary Course;

(m)            abandoned, limited, or restricted (including by amendment) any material Company Intellectual Property (or any license right thereto);

(n)           except as required by applicable Law, the terms of any Employee Plan set forth on Section 5.18(a) of the Disclosure Schedule or in the Ordinary Course, (i) made any loan to, or entered into any other transaction with, any of its directors, officers or employees on terms that would not have resulted from an arms-length transaction, (ii) entered into any employment contract or modified the terms of any existing employment contract in either case, providing for a base salary in excess of One Hundred Twenty-Five Thousand Dollars ($125,000), (iii) granted any increase in the base compensation of any of its directors, officers or employees whose base salary is in excess of One Hundred Twenty-Five Thousand Dollars ($125,000), except as required by any Company Contract, or (iv) adopted, amended, modified or terminated any Employee Plan or other contract for the benefit of any of its directors, officers or employees;

(o)            made (except in the Ordinary Course), rescinded or changed any Tax election, changed any Tax accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax Proceeding or the amount of any Tax assessment or liability, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in all cases with respect to the Company;

(p)            received written notice or, to the Knowledge of the Company, any other notice of any Proceeding or commenced any Proceeding; or

(q)            agreed, whether in writing or otherwise, to do or commit to do any of the foregoing.

Section 5.8            Taxes.

(a)            All income and other material Tax Returns required to have been filed by the Company on or before the Closing Date have been duly and timely filed, taking into account all permitted extensions of time within which to make such filings, and all such Tax Returns are true, correct, and complete in all material respects. All income and other material Taxes of the Company due and owing by the Company (whether or not shown on any Tax Return) have been timely paid in full to the appropriate Taxing Authority.

(b)            No written claim has ever been made in writing by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to the payment, collection or remittance of any Tax of that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax other than Permitted Liens.

(c)            The unpaid Taxes of the Company did not, as of the Balance Sheet Date, materially exceed the reserve for Tax Liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet and no unpaid Taxes of the Company have been incurred since the Balance Sheet Date other than in the ordinary course of business of the Company consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results.

(d)            Section 5.8(d) of the Disclosure Schedule (i) identifies those Tax Returns that currently are the subject of audit, examination or other Proceeding, (ii) lists all Tax rulings and similar determinations requested or received by the Company or any Securityholder, (iii) identifies those income Tax Returns that are due to be filed within sixty (60) days after the Execution Date (as determined without regard to the transactions contemplated by this Agreement), and (iv) sets forth a list of any entity classification elections for United States federal income Tax purposes made for the Company as of the Execution Date, the effective date of such election, and the classification elected.

(e)            The Company has delivered or made available to Parent true, correct and complete copies of all Tax Returns filed by, and all examination reports and statements of deficiencies assessed against or agreed to by, the Company during the six (6)-year period ending on the Closing Date. All deficiencies or adjustments for Taxes proposed, asserted, or assessed against the Company have been fully and timely paid, or otherwise settled with the relevant Taxing Authority.

(f)             The Company has complied in all material respects with (i) all applicable Tax Laws relating to the withholding, collection, and remittance of Taxes in connection with amounts paid or owing to any employee, independent contractor, customer, creditor, Securityholder or other third party, (ii) all Tax information reporting provisions of all applicable Tax Laws, (iii) all applicable Laws relating to escheat and unclaimed property, and (iv) its obligations to maintain all required records with respect to the Laws described in clauses (i), (ii) and (iii).

(g)            The Company has not waived any statute or period of limitations in respect of the assessment or collection of any Taxes or extended the time with respect to any Tax assessment or deficiency, and no such waiver or extensions have been agreed to by the Company or requested by any Taxing Authority in writing. No extension of time within which to file any Tax Return of the Company has been requested in writing, granted or is currently in effect (other than any automatic extension of the due date of a Tax Return obtained in the Ordinary Course).

(h)            There are no pending or active audits conducted by any Governmental Body or Proceedings involving material Taxes of the Company.

(i)             The Company has not received any written notification that an audit, examination, investigation or other Proceeding may be commenced, with respect to any Tax Returns of, or any Taxes due from, the Company. There is no dispute or claim concerning any Liability for Taxes paid, collected or remitted (or to be paid, collected or remitted) by the Company claimed or raised by any Taxing Authority in writing. The Company has not received any written notice of any Tax deficiency outstanding, proposed or assessed against the Company that has not been satisfied by payment, settled or withdrawn.

(j)             The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code and are not supported by applicable Law at a “substantial authority” or higher level of comfort. The Company is not a party to any Tax allocation, sharing, reimbursement or similar agreement (other than customary indemnification provisions contained in debt documents or other commercial agreements entered into in the Ordinary Course, in each case, that do not primarily relate to Taxes (each a “Commercial Tax Agreement”)). The Company has not been a member of any Affiliated Group filing a consolidated, combined or unitary Tax Return (other than an Affiliated Group with respect to which the Company is or was the common parent). The Company does not have any Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, by contract or otherwise (other than pursuant to any Commercial Tax Agreement).

(k)            The Company has not, directly or indirectly, participated in any transaction (including, the transactions contemplated hereunder) that would constitute a “reportable transaction” or a “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4.

(l)             The Company is not a party to or bound by any closing agreement, letter or advance ruling, technical advance memoranda or any similar agreement or arrangement with any Taxing Authority which will bind Company or other entity in the Parent Group with respect to any Post-Closing Tax Period or affect the Company’s Liability for Taxes after the Closing.

(m)           Except as set forth in Section 5.8(m) of the Disclosure Schedule, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing Date for any taxable period ending on or prior to the Closing Date, including an adjustment pursuant to Section 481 of the Code, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions occurring on or prior to the Closing or any excess loss account in existence at the Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition entered into on or prior to the Execution Date, (v) use of the cash method of accounting or long-term contract method of accounting prior to the Closing Date for any Tax period ending on or prior to the Closing Date or (vi) prepaid amount received on or prior to the Closing Date.

(n)            The Company does not own an interest, directly or indirectly, in any joint venture, partnership, limited liability company, association or other entity that is treated as a partnership for United States federal, state or local income Tax purposes.

(o)            Except as set forth in Section 5.8(o) of the Disclosure Schedule, the Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to each of the Execution Date and the Closing Date or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated hereby.

(p)            The Company is in compliance with all terms and conditions of all Tax grants, credits, abatements and other similar incentives granted or made available by any Governmental Body for the benefit of the Company.

(q)            The Company has not entered into any written agreement or arrangement with any Governmental Body with respect to Taxes that requires the Company to take any action or to refrain from taking any action after the Closing Date with respect to Taxes.

(r)             No power of attorney that is currently in force has been granted outside of the Ordinary Course with respect to any matter that principally relates to Taxes of the Company that will continue in force after the Closing Date.

(s)            The Company has complied in all material respects with its obligations to timely and properly collect all sales, use, value-added and similar Taxes required to be collected and to remit on a timely basis such amounts to the appropriate Governmental Body. The Company has complied in all respects with its obligation to timely and properly request, receive and retain all necessary exemption certificates, including resale certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.

(t)             The Company is not, and has not been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Treasury Regulations Section 1.897-2(b).

(u)            The Company does not have, and has not had, a permanent establishment or an “office or fixed place of business” (within the meaning of any applicable Tax treaty) in a country other than the United States.

(v)            To the Knowledge of the Company, there exists no fact or occurrence relating to the Company, and the Company has not taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

Section 5.9            Compliance with Laws; Permits. The Company is, and since January 1, 2025 has been, in compliance in all material respects with all applicable Laws. Since January 1, 2025, the Company has not received any written notice from any Governmental Body or any other Person that it is in violation of any applicable Laws. Since January 1, 2025, the Company has had in effect all material Permits necessary to own, lease or operate its assets and to lawfully carry on the Business, in each case as now conducted, each of which is set forth on Section 5.9 of the Disclosure Schedule (such Permits set forth on Section 5.9 of the Disclosure Schedule being the “Material Permits”). Since January 1, 2025, there has not occurred any default under any Material Permit, and the Company has not received any written notice that any Governmental Body has commenced or intends to commence any Proceeding to suspend, revoke, withdraw, or otherwise limit any Material Permit obtained by the Company. Neither the execution nor delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will violate or result in a breach of, or constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination or cancellation) under, any Material Permit. Notwithstanding the foregoing, this Section 5.9 does not relate to Taxes. None of the Company, or, to the Knowledge of the Company, any employee, officer, or agent of the Company, has, directly or indirectly, (i) used any Company funds for unlawful contributions, gifts, entertainment or other unlawful expense relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, (iii) otherwise made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law or (iv) otherwise violated any provision of the United States Foreign Corrupt Practices Act. The Company has conducted and continues to conduct the business of the Company in all material respects in compliance with all applicable United States economic sanctions Laws administered by the Office of Foreign Assets Control of the United States Department of the Treasury or the Bureau of Industry and Security of the United States Department of Commerce, including the requirements of Law with respect to conducting business with or engaging in any transactions or arrangements with or involving, directly or indirectly, any Person or countries subject to United States sanctions. Neither the Company nor, to the Knowledge of the Company, any Securityholder director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any United States sanctions administrated by Office of Foreign Assets Control of the United States Department of the Treasury.

Section 5.10          Contracts.

(a)            Section 5.10(a) of the Disclosure Schedule sets forth a complete and accurate list of all the following written contracts or agreements to which the Company is a party or by which any of its assets are bound which are in effect as of the Execution Date (excluding any Employee Plans set forth on Section 5.18(a) of the Disclosure Schedule):

(i)           any indenture, mortgage, loan, credit or similar contract under which the Company has borrowed money, issued any note, bond, indenture or other evidence of indebtedness for borrowed money;

(ii)          any guarantee by the Company of any obligation of another;

(iii)         any agreement that the Company reasonably expects will require expenditures or generate revenues in the twelve (12)-month period ending after the Closing Date, or that resulted in expenditures or revenues in the twelve (12)-month period prior to the Execution Date, in excess of Two Hundred Thousand Dollars ($200,000) (except for any agreements with employees or other service providers entered into in the Ordinary Course); provided, however, that the listing of an agreement on Section 5.10(a)(iii) of the Disclosure Schedule is not a representation or warranty that the agreement will require such expenditures or generate such revenues in such future period in excess of Two Hundred Thousand Dollars ($200,000);

(iv)         any agreement of indemnification outside the Ordinary Course;

(v)          any agreement that places any material limitation on the method of conducting or scope of business of the Company as currently conducted or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(vi)         each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Company Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or personal property, other than the Company Leases and all Company IP Agreements;

(vii)        each joint venture, partnership or Company Contract involving a sharing of profits, losses, costs or Liabilities with any other Person;

(viii)       each Company Contract that requires the Company to use any vendor or third party exclusively for manufacturing and development or that requires the Company to provide a third party “most favored nation” or similar protective pricing terms;

(ix)          each power of attorney;

(x)           each form of employment or consulting Company Contract (including contracts with employees, independent contractors or consultants and Company Employee offer letters) containing provisions addressing restrictions with respect to, or obligations with respect to the treatment of, competitive business activities, restrictive covenants, proprietary and confidential information and Intellectual Property and any material deviation(s) from the form with respect to such Company Contract;

(xi)          each Company Contract with a Material Customer or Material Supplier;

(xii)         each Company Contract with any Governmental Body; and

(xiii)        each Company Contract not otherwise set forth in clauses Section 5.10(a)(i) through (xii) above to which any Securityholder or any Related Person of any Securityholder or of the Company is a party or otherwise has any rights, obligations or interests.

The contracts and agreements described in clauses (i) through (xiii) of this Section 5.10(a) are collectively the “Material Company Contracts.”

(b)            All Material Company Contracts are in full force and effect and are valid and binding obligations of the Company and, to the Knowledge of the Company, each other party to such Material Company Contract, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company is not in material breach or default under any Material Company Contract. As of the Execution Date, no event has occurred or circumstances exist, which after notice or lapse of time, or both, would constitute a material breach or default or permit termination, modification or acceleration by the Company or, to the Knowledge of the Company, any other party to such Material Company Contract. Since January 1, 2025, to the Knowledge of the Company, no party to any Material Company Contract has accelerated, terminated, modified or canceled any Material Company Contract. No party to any Material Company Contract has repudiated in a writing delivered to the Company any provision of any Material Company Contract. All Material Company Contracts are in writing, and correct and complete copies of each Material Company Contract and all amendments, waivers and modifications thereto have been made available to Parent.

Section 5.11          Environmental Matters.

(a)            Except as would not reasonably be expected to be material to the Company, the Company is, and since January 1, 2025 has been, in compliance with all Environmental Laws. The Company has not received any written notice of a violation of Environmental Laws or any Liability arising under Environmental Laws or any investigation, remediation or corrective obligation, relating to the Company or its facilities that remains unresolved. As of the Execution Date, (i) there is no Proceeding pending or, to the Knowledge of the Company, threatened, against the Company related to an actual or alleged violation of Environmental Laws or a Liability arising under Environmental Laws, and (i) no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

(b)            The Company has made available to Parent copies of all environmental reports and audits pertaining to any of the facilities covered by Company Leases or facilities and properties owned, leased or operated in past by the Company that are within the Company’s possession or control.

(c)            All material wastes and Hazardous Substances generated by the Company have been stored, handled and disposed of in compliance in all material respects with applicable Environmental Laws.

Section 5.12          Intellectual Property.

(a)            Section 5.12(a) of the Disclosure Schedule contains a correct, current and complete list of (i) all Company IP Registrations, specifying as to each, as applicable, (1) the title, mark, or design, (2) the record owner (if not the Company), (3) the jurisdiction by or in which it has been issued, registered, or filed, (4) the patent, registration, or application serial number, and (5) the issue, registration, or filing date, and (ii) all material unregistered Trademarks included in the Company Intellectual Property.

(b)            Section 5.12(b) of the Disclosure Schedule contains a correct, current and complete list of all (i) Company IP Agreements under which the Company is a licensor or otherwise grants to any Third Party any right or interest relating to any Company Intellectual Property with an annual value of more than Fifty Thousand Dollars ($50,000) (except to the extent otherwise set forth on Section 5.10(a) of the Disclosure Schedule and excluding, for the avoidance of doubt, Immaterial Licenses) and (ii) Company IP Agreements under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Third Party with an annual cost of greater than Fifty Thousand Dollars ($50,000), including, for clarity, all Licensed Intellectual Property (except to the extent otherwise set forth on Section 5.10(a) of the Disclosure Schedule and excluding, for the avoidance of doubt, Immaterial Licenses). Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Knowledge of the Company, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any written notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)            Except as set forth on Section 5.12(c) of the Disclosure Schedule, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and to the Knowledge of the Company, has the valid right to use all Licensed Intellectual Property, free and clear of all Liens other than Permitted Liens. The Company has obtained written contracts and agreements from, and executed by, each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation or development of any Company Intellectual Property pursuant to which, among other things, each such employee or independent contractor assigned to the Company such Person’s rights in and to such Company Intellectual Property to the extent such Company Intellectual Property did or does not constitute a “work made for hire” under applicable Law. Except as set forth on Section 5.12(c) of the Disclosure Schedule, all assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Bodies and authorized registrars. To the Knowledge of Company, no Third Party to which the Company has provided services has ownership rights to improvements or derivative works, developed by the Company, of any of Company Intellectual Property.

(d)            Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any Third Party in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property in the same manner in which such Company Intellectual Property or Licensed Intellectual Property was used as of the Execution Date. To the Knowledge of the Company, the Company Intellectual Property and Licensed Intellectual Property constitutes all Intellectual Property used in and necessary for the conduct of the business of the Company as currently conducted.

(e)            All of the Company Intellectual Property is valid and, to the Knowledge of Company, enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain the Company Intellectual Property and preserve the Company’s rights therein and with respect thereto. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Bodies and authorized registrars.

(f)             The Company has not, since the Company Formation Date, received any written notice alleging that the conduct of the Business as currently and formerly conducted by the Company infringes, misappropriates or otherwise violates any Intellectual Property rights of any Third Party. To the Knowledge of the Company, no Third Party has infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Company Intellectual Property.

(g)            Except as set forth in Section 5.12(g) of the Disclosure Schedule, since the Company Formation Date, the Company has not received any written notice or claim, and there have been no Proceedings (including any opposition, cancellation, revocation, derivation, post-grant review, inter-partes review, reviews, re-examination or other proceeding) pending or threatened in writing against the Company, (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property rights of any Third Party, (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property, or (iii) by the Company alleging any infringement, misappropriation or other violation by any Third Party of the Company Intellectual Property or such Licensed Intellectual Property. The Company is not subject to any outstanding Governmental Order that restricts or impairs the use of any Company Intellectual Property.

(h)            Except as set forth in Section 5.12(h) of the Disclosure Schedule, no government funding, facilities of a university, college, other educational institution or research center, or funding from Third Parties (other than investors in the Ordinary Course), was used in the development of any Company Intellectual Property. To the Knowledge of the Company, no Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in such Company Intellectual Property. With respect to any Company Intellectual Property that has been created pursuant to, or is subject to, any funding agreement with any government or governmental authority (or any other person or entity), or is subject to the requirements of the Bayh-Dole Act or any similar provision of any applicable Law, the licensor of such Licensed Intellectual Property has complied with the provisions of such funding agreement or applicable Laws.

(i)             Neither the Company nor any of its Affiliates, nor to the Knowledge of the Company, any of their respective Representatives, has made any untrue statement of a material fact or fraudulent statement or omission to any applicable Governmental Body regarding any pending or issued Patent claims included in the Company IP Registrations.

(j)             Section 5.12(j) of the Disclosure Schedule contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other contracts and agreements and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Proceedings, whether settled, pending, or threatened, alleging any (i) breach or other violation of any Platform Agreement by the Company, or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(k)            All material Company IT Systems are in good working condition in all material respects and are sufficient for the operation of the business of the Company as currently conducted and proposed to be conducted. Since the Company Formation Date, to the Knowledge of the Company, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted in material disruption or damage to the business of the Company. The Company has taken commercially reasonable steps designed to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining commercially reasonable backup, disaster recovery, and Software and hardware support arrangements.

(l)             Section 5.12(l) of the Disclosure Schedule lists all Software owned, distributed or made available by the Company to Third Parties. No such Company-owned Software that is distributed or made available by the Company to Third Parties, is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that requires, or could condition the use or distribution of such Software on, the disclosure, licensing or distribution of any Company proprietary source code.

(m)           The Company has taken commercially reasonable measures to protect the Company’s rights in its Company-owned Trade Secrets. To the Knowledge of the Company, there has been no disclosure by the Company to any other Person of any such Trade Secret, other than pursuant to a written confidentiality agreement. To the Knowledge of the Company, there has been no unauthorized access to any such Trade Secret.

Section 5.13          Liability for Brokers’ Fees. None of the Company, Parent, Merger Sub 1 or Merger Sub 2 shall have any Liability, as a result of undertakings or agreements of the Company, for investment banking fees, brokerage fees, finder’s fees, agent’s commissions nor other similar forms of compensation in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 5.14          Real Property. Section 5.14 of the Disclosure Schedule sets forth a complete and accurate list of all material Company Leases. The Company does not own any real property. Correct and complete copies of such Company Leases have been made available to Parent. To the Knowledge of the Company, the Company has the valid right to the leasehold interest created in the Leased Real Property by each such Company Lease to which it is a party, with no material defaults or breaches thereunder (or any event, facts, or circumstances that with notice or lapse of time or both would constitute a material default or breach of which the Company has Knowledge), free and clear of any Liens, other than Permitted Liens. To the Knowledge of the Company, (a) the Leased Real Property is in compliance in all material respects with all applicable zoning Laws and building codes and (b) the buildings, plants, structures and improvements located on the Leased Real Property, taken as a whole, are structurally sound and in reasonable operating condition. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against the Leased Real Property.

Section 5.15          Personal Property; Title and Sufficiency. The Company has good and valid title to, or a valid leasehold interest in or license to, all tangible property or assets used by it or purported to be owned by it, free and clear of all Liens except Permitted Liens. Section 5.15 of the Disclosure Schedule lists all Company tangible personal property that has a net book value in excess of Fifty Thousand Dollars ($50,000) and its net book value. The tangible personal property owned or leased by the Company is free from material defects, in good operating condition and repair and adequate for the uses to which they are being put, ordinary wear and tear excepted. None of such tangible personal property is in need of maintenance or repairs, except for maintenance and repairs that are not material in nature or cost. Except for computer equipment and related accessories in the possession of, and used by, Company Employees working remotely, all of the tangible personal property owned or leased by the Company is located on the Leased Real Property. Except in relation to the services provided pursuant to the terms of the RCP Agreement, the Company’s owned or leased assets and properties include all tangible and intangible property and assets necessary for the continued conduct of the Company’s business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

Section 5.16          Insurance.

(a)            Correct and complete copies of all policies of insurance maintained by the Company have been made available to Parent and identifying information for all such policies or applications therefor are set forth on Section 5.16(a) of the Disclosure Schedule (the “Policies”).

(i)           All Policies are valid, outstanding and, to the Knowledge of the Company, enforceable, and to the Knowledge of the Company, do not provide for any retrospective premium adjustment on the part of the Company.

(ii)          The Company has not received (1) any written refusal or, to the Knowledge of the Company, any other refusal of coverage, nor to the Knowledge of the Company, any other refusal of coverage, or (2) any written notice of cancellation of a Policy or any other written notice that any Policy is no longer in full force or effect or will not be renewed or that the issuer of any Policy is not willing or able to perform its obligations thereunder.

(iii)         The Company has paid all premiums due and has otherwise performed all of its material obligations, under each Policy.

(b)            The Company has been covered during the past two (2) years by insurance of such types and amounts which, to the Knowledge of the Company, are customary and reasonable for the business in which it was engaged during such period and without a gap in coverage during such period. The Company is in compliance in all material respects with all obligations relating to insurance created by Law or any Company Contract. The Company has delivered or made available to Parent copies of loss runs and outstanding claims as of a recent date with respect to each Policy.

Section 5.17          Employee and Labor Relations.

(a)            Section 5.17(a) of the Disclosure Schedule accurately sets forth the following information with respect to each current employee of the Company (“Company Employee”) (including any temporary employees engaged through an employment agency): name, date of commencement of employment, job title, work location (city and state), current base salary or hourly rate of compensation, temporary, part-time or full-time status, Fair Labor Standards Act classification (exempt/non-exempt, and if exempt, the specific exemption(s) relied upon), current commission, bonus and incentive eligibility, immigration status (United States citizen or, if not a United States citizen, any visa or work permit and the date of expiration), whether on a leave of absence (including a furlough) and, if so, the reason for such leave and the expected return-to-work date. Except as disclosed on Section 5.17(a) of the Disclosure Schedule, no Company Employee is entitled to payment of any severance, upon termination of employment.

(b)            Section 5.17(b) of the Disclosure Schedule accurately sets forth the following information with respect to each current consultant or independent contractor of the Company (each a “Contractor”): name, contracting entity, date of commencement of engagement, title, description of services, location (city and state) from which services are provided, current rate of compensation or contract fee, and total compensation earned during 2025.

(c)            The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement, project labor agreement, or other contract with a union, works council or labor organization (collectively, “Union”), and there is not, and never has been, any Union representing or purporting to represent any Company Employee or former employee and, to the Knowledge of the Company, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Neither the execution and delivery of this Agreement or any of the other documents and instruments to be executed and delivered pursuant hereto nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, result in any breach or other violation of any collective bargaining agreement. There is not and has never been, to the Knowledge of the Company, any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees, nor is any threat pending and no event has occurred or circumstance exists that would be reasonably likely to result in a strike, slowdown, picketing, work stoppage, organizational activity, corporate campaign, negotiated industrial action, lockout or other labor dispute.

(d)            The Company has withheld all amounts required by Law or contract to be withheld from the wages, salaries, and other payments to employees, and the Company is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all employees, independent contractors and consultants all wages, salaries, fees, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants (other than compensation not yet due as of the Closing). The Company is not liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course). As of the Execution Date, there are no pending or, to the Knowledge of the Company, threatened Proceedings against the Company under any workers’ compensation plan or policy or for long term disability. The Company has no obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder.

(e)            The Company is, and during the past two (2) years has been, in compliance in all material respects with all applicable Laws respecting employment and employment practices and terms and conditions of employment, including any such Laws respecting labor relations, collective bargaining, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification (exempt/nonexempt), independent contractor/consultant classification, child labor, hiring, promotion and termination of employees, background checks, salary history inquiries, pay equity, pay transparency, drug testing, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, sick leave and unemployment insurance. All Contractors are, and all former consultants and independent contractors of the Company were, properly classified by the Company as independent contractors under all applicable Laws. All employees who have been, and all Company Employees who are, classified as exempt under the Fair Labor Standards Act and similar state and local wage and hour Laws have been and are properly classified.

(f)             There are no, and during the past two (2) years there have not been, any Proceedings pending or, to the Knowledge of the Company, threatened, between the Company and any of the Company Employees or Contractors, or former employees or consultants or independent contractors of the Company, which Proceedings or threatened Proceedings have resulted or could result in any Proceeding or discipline related to unfair labor practices, equal employment opportunities, fair employment practices, background checks, salary history inquiries, pay equity, pay transparency, drug testing, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification (exempt/non-exempt), independent contractor/consultant classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, breach of any collective bargaining agreement, or any other employment-related matter arising under applicable Laws.

(g)            The Company is in compliance, and during the past three (3) years has complied, in all material respects with all immigration Laws and immigration-related obligations in all contracts, including Form I-9 requirements and any applicable E-Verify obligations. The Company maintains a properly and timely completed Form I-9 for each employee for whom such a Form I-9 must be maintained, and the Company has made available complete and correct copies of valid Form I-9s for each such employee. No charge or complaint against the Company is pending or, to the Knowledge of the Company, threatened under the Immigration Reform and Control Act of 1986, as amended. All Company Employees are, and all employees of the Company have been, authorized under applicable Law to provide services where they are currently located or where they currently provide services to the Company. The Company has no employees, consultants or independent contractors that primarily reside outside of the United States. No visa or work permit held by a Company Employee with respect to his or her service with the Company will expire during the six (6)-month period following the Closing Date.

(h)            To the Knowledge of the Company, no Company Employee or Contractor is a party to or bound by any agreement that (i) restricts or limits in any way the scope or type of work in which any Company Employee or Contractor may be engaged other than for the benefit of the Company, or (ii) requires any Company Employee or Contractor to transfer, assign or disclose information concerning his or her work to anyone other than the Company. The Company has not received any written notice that any Company Employee or Contractor intends to terminate his or her employment or engagement with the Company, and, to the Knowledge of the Company, no Company Employee or Contractor has any plans to terminate his or her employment or engagement with the Company. The Company has not received written notice or, to the Knowledge of the Company, any other notice of the existence of any event or breach on the part of the Company under any agreement with a Company Employee or Contractor or notice of any event or circumstance that might constitute “good reason” for termination under any such agreement. The employment of each of the Company Employees is “at will” and the engagement of each of the Contractors may be terminated by the Company without cause on no more than ninety (90) days’ advance notice or financial penalty, and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment of any Company Employee nor to provide any severance or termination pay or compensation (other than for accrued wages or similar payments) of any nature. The consummation of the transactions contemplated by this Agreement will not provide any Company Employee or Contractor with any right to terminate the employment relationship or engagement with the Company, with or without any severance or termination compensation (other than for accrued wages or similar payments) from the Company.

(i)             To the Knowledge of the Company, no Company Employee is engaged in any activities which are competitive with the Company with respect to the Business.

(j)             The Company is, and during the past two (2) years has been, in compliance in all respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar state, local or foreign Law. The Company has not effectuated during the past two (2) years a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business. No “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company has occurred during the past two (2) years. The Company has never been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law similar to the WARN Act. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90)-day period prior to the Execution Date.

Section 5.18          Employee Benefit Plans.

(a)            Section 5.18(a) of the Disclosure Schedule sets forth a correct and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other material plan, policy or program providing compensation or other benefits to any current or former director, officer or employee, including each equity-compensation plan or arrangement or fringe benefit or other retirement, severance, employment, change in control, bonus, profit-sharing or other incentive plan or arrangement, whether oral or written, which is maintained, sponsored or contributed to by the Company and under which the Company has any material Liability (each an “Employee Plan”) (other than any offer letter or employment contract that is terminable “at-will” or following a notice period imposed by applicable Law and does not provide for severance, retention, change of control, transaction or similar bonuses other than severance payments required to be made by the Company under applicable Law).

(b)            With respect to each Employee Plan, the Company has made available correct and complete copies of (i) each plan document, any amendments thereto, and any trust agreement, insurance policies or other funding arrangements, and administrative service agreements relating to such plan, (ii) the most recent summary plan description for each Employee Plan for which such a summary plan description is required, all summaries of material modifications thereto and the most recent employee handbook (if any), (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Employee Plan (if applicable), (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Employee Plan, (v) all coverage and non-discrimination testing performed with respect to any Employee Plan for the most recently completed plan year, and (vi) copies of any non-routine written notices, letters or other correspondence from the Internal Revenue Service or US Department of Labor relating to any Employee Plan since the Company Formation Date regarding potential liabilities that have not been resolved.

(c)            (i) Each Employee Plan has been documented, administered, maintained and funded in all material respects in accordance with its terms and all applicable Laws, including ERISA, the Code, the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), the Patient Protection and Affordable Care Act and (ii) all contributions required to be made with respect to any Employee Plan on or before the Execution Date have been made and all contributions for any period ending on or before the Closing Date that are not yet due have been made or accrued in accordance with the past custom and practice of the Company.

(d)            Each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has (i) received a favorable determination letter as to its qualification or (ii) been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service opinion letter has been obtained by the plan sponsor and, to the Knowledge of the Company, there are no facts or circumstances that could adversely affect the qualified status of any such Employee Plan.

(e)            No Employee Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years.

(f)             Except as would not reasonably be expected to result in material Liability to the Company, no actions, suits or claims (other than routine claims for benefits in the Ordinary Course) are pending or, to the Knowledge of the Company, threatened with respect to any Employee Plan.

(g)            No Employee Plan provides for medical, health, life insurance benefits or other welfare benefits for retired or terminated employees, their spouses or their dependents (other than in accordance with COBRA, or other than in accordance with the Company’s disability plans or severance arrangements).

(h)            Each Employee Plan that is subject to Section 409A(d)(1) of the Code has complied, in all material respects, with the requirements of Section 409A of the Code as in effect from time to time. The Company is not a party to, or otherwise obligated under, any contract that provides for the payment, reimbursement or gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code or Section 4999 of the Code.

(i)             Except as set forth on Section 5.18(i) of the Disclosure Schedule, (i) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, either alone or together with any other event, will (A) entitle any employee, independent contractor or other individual service provider to any payment or any increase in payment or other benefits under any Employee Plan or (B) give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code (determined without regard to Section 280G(b)(4) of the Code or Section 280G(b)(5) of the Code), and (ii) no amount paid or payable (whether in cash, property or in the form of benefits) by the Company in connection with the transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)             Each Employee Plan that is an “employee benefit plan” as such term is defined in Section 3(3) of ERISA may be unilaterally amended or terminated in its entirety on a prospective basis and without Liability except as to benefits accrued thereunder prior to such amendment or termination.

Section 5.19          Books and Records. The books of account, minute books, shareholder record books, stock certificate books (if any), stock ledgers, seals (if any) and other books and records of the Company (including all financial records, business records, customer lists and records pertaining to products or services delivered to customers), whether in writing, electronic or machine-readable form (collectively, the “Books and Records”), are complete and correct in all material respects and have been maintained in all material respects in accordance with sound business practices consistent with the historical practices of the Company. The Books and Records are in the possession or control of the Company. The Company’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

Section 5.20          No Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against or, to the Knowledge of the Company, threatened against the Company.

Section 5.21          Transactions with Interested or Related Persons. Except as set forth on Section 5.21 of the Disclosure Schedule, since January 1, 2025, no Shareholder, no officer or director of the Company and, to the Knowledge of the Company, no employee or Affiliate of a Shareholder of the Company (or any Related Person of any such officer or director or, to the Knowledge of the Company, any such employee or Affiliate of a Shareholder) (a) has entered into a Company Contract or owns, directly or indirectly, on an individual or joint basis, any material equity interest in, or serves as an officer, manager or employee of, any Material Customer or Material Supplier or of any Person that is a party to a Company Contract, other than (i) ownership of securities representing less than five percent (5%) of a class of stock of a publicly held company that is traded on a national securities exchange or in the over the counter market, (b) owned any interest in any assets of the Company, (c) to the Knowledge of the Company, engaged in competition with the Company with respect to the Business, or (d) has any Debt owing to the Company. The Company does not (A) have any claim or right against any Securityholder, officer, director or employee of the Company or any Related Person of any of the foregoing or (B) have any Debt owing to any Securityholder, officer, director or employee of the Company or any Related Person of any of the foregoing.

Section 5.22          Liabilities Since Balance Sheet Date. The Company does not have any Liabilities (whether known or unknown and whether absolute, accrued, contingent or otherwise) required under GAAP to be reflected or reserved against in the Company’s balance sheet, except for Liabilities or obligations (i) reflected or reserved against in the Balance Sheet, (ii) incurred in the Ordinary Course since the Balance Sheet Date, (iii) incurred pursuant to this Agreement or in connection with the transactions contemplated hereby, (iv) incurred in the performance of its obligations under any Company Contract to which it is a party (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of a Company Contract) or (v) which, individually or in the aggregate, are less than One Hundred Thousand Dollars ($100,000), excluding those Liabilities which are incorporated into the calculation of final Closing Date Net Working Capital or Transaction Fees and Expenses pursuant to and in accordance with Section 3.2.

Section 5.23          Privacy and Data Security.

(a)            Since the Company Formation Date, the Company has complied in all material respects with all applicable Laws and all applicable internal policies or publicly posted policies, notices and statements, in each case, concerning the collection, use, processing, storage, transfer and security of Personal Information in the conduct of the Company’s business (“Company Privacy and Data Security Policies”), including under any Company Contract. Since the Company Formation Date, the Company has not (i) experienced any actual or alleged data or security breach or any successful unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise or processing involving Personal Information in its possession or control (excluding the occurrence of inconsequential incidents that occur on a frequent basis, such as scans, “pings” or other unsuccessful attempts to penetrate computer networks or servers containing Personal Information maintained by the Company) (“Security Incident”) or (ii) received any written notice of any audit, investigation, complaint, or other Proceeding by any Governmental Body or other third party concerning the Company’s collection, use, processing, storage, transfer, or protection of Personal Information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Proceeding. The Company has not notified, and, to the Knowledge of the Company, there have been no facts or circumstances that would require the Company to notify, any Governmental Body or other Person of any Security Incident.

(b)            The Company is not subject to the California Consumer Privacy Act, as amended, nor the European Union General Data Protection Regulation with respect to any Personal Information processed by it. All Personal Information controlled by the Company is maintained, processed, accessed and stored in the United States. Other than in connection with the provision of health insurance benefits to its employees, the Company is not, and has not been, a “business associate” or a “covered entity” as defined in Health Insurance and Portability Act of 1996, as amended, including by the Health Information Technology for Economic and Clinical Health (HITECH) Act, and their promulgating regulations (“HIPAA”), or signed any business associate agreement requiring compliance with HIPAA.

(c)            The execution, delivery and performance of the Agreement, the Ancillary Agreements and consummation of the transactions contemplated hereby and thereby, including the transfer of all Personal Information in the possession or control of the Company to Parent, Merger Sub 1 or Merger Sub 2 or any of their respective Affiliates, do not and will not (i) conflict with or result in a violation or breach, in any material respects, of any applicable Law concerning the processing of Personal Information or Company Privacy and Data Security Policies (that currently exist or that existed at the time Personal Information was collected or processed by or for the Company) or (ii) require the consent of or notice to any Person concerning such Person’s Personal Information.

(d)            No disclosure or representation made or contained in any Company Privacy and Data Security Policy has been materially inaccurate, misleading, deceptive or in material violation of any applicable Law concerning the collection, use, processing, storage, transfer and security of Personal Information (including by any material omission) in any material respect, and the practices of the Company with respect to the processing of Personal Information conform, and at all times since the Company Formation Date have conformed, in all material respects to the Company Privacy and Data Security Policies that govern the use of such Personal Information and with all applicable Laws.

(e)            The Company has not received any written notice, request, claim, complaint, correspondence or other communication in writing from any Governmental Body or other Person, and as of the Execution Date, there has not been any Proceeding against the Company, relating to any actual, alleged or suspected Security Incident or violation by the Company of any applicable Law concerning the processing of Personal Information in the possession or control of the Company, or held or processed by any vendor, processor or other third party for or on behalf of the Company.

(f)             Since the Company Formation Date, the Company has at all times implemented, maintained and complied with, and used commercially reasonable efforts to require all vendors, processors and other third parties that process any Personal Information for or on behalf of the Company to implement, maintain and comply with, reasonable security measures, plans, procedures, controls and programs, including written information security programs, including (where applicable) those set forth in the Company Privacy and Data Security Policies.

Section 5.24          Accounts Receivable. All Accounts Receivable represent or will represent valid obligations arising from products or services actually sold by the Company in the Ordinary Course. Unless paid prior to the Closing Date, the Accounts Receivable are current and collectible in accordance with their terms net of the reserves shown on the Financial Statements and the accounting records of the Company as of the Closing Date, respectively. The foregoing reserves are calculated in the Ordinary Course. There is no contest, claim or right to set-off, other than returns in the Ordinary Course, under any Company Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

Section 5.25          Customers and Suppliers. With respect to the twelve (12)-month period prior to the Execution Date, Section 5.25 of the Disclosure Schedule lists (a) (i) each customer of the Company (whether or not pursuant to a Company Contract) accounting for any revenue for the Company during such period (each, a “Material Customer”), and (b) the top ten (10) suppliers or vendors of the Company based on aggregate expenditures from the Company during such period (each, a “Material Supplier”) (showing the dollar volume for each). Since December 31, 2025, no Material Customer or Material Supplier has given the Company written notice terminating, canceling, reducing the volume under, delaying deliveries, declaring any force majeure, declaring a default or renegotiating the pricing terms or any other terms of any Company Contract or relationship with the Company or threatening to take any of such actions, and, to the Knowledge of the Company, no Material Customer or Material Supplier intends to do so.

Section 5.26          Bank Accounts. Section 5.26 of the Disclosure Schedule is a complete and correct list of all checking accounts, savings accounts, custodial accounts, safe deposit boxes or other similar accounts maintained by the Company (the “Bank Accounts”). Section 5.26 of the Disclosure Schedule sets forth for each Bank Account the bank name and branch address, the account number and the name of each Person with signature authority for each such Bank Account. The Company has not granted any outstanding powers of attorney to any Person.

Section 5.27          Controls and Procedures. The Company has established and maintains and adheres to a system of internal accounting controls which are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements) (a) that the Company’s records accurately and fairly reflect the transactions and dispositions of its assets, (b) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and (c) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of its assets. As of the Execution Date, the Company has not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud or similar wrongdoing that involves the Company’s management or other employees who have a role in the preparation of financial statements (including the Financial Statements) of, or the internal accounting controls utilized by, the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 5.28          Certain Disclaimers.

(a)            EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 5 (AS MODIFIED BY THE DISCLOSURE SCHEDULE), ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY THE COMPANY HERETO OR THERETO, (i) THE COMPANY, THE SECURITYHOLDER GROUP AND SECURITYHOLDERS’ REPRESENTATIVE MAKE NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AND (ii) THE COMPANY, THE SECURITYHOLDER GROUP AND SECURITYHOLDERS’ REPRESENTATIVE EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PARENT, MERGER SUB 1 AND/OR MERGER SUB 2 OR ANY OF THEIR AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION (INCLUDING INFORMATION CONTAINED IN THE DATA ROOM) OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY MEMBER OF THE PARENT GROUP).

(b)            EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 5 (AS MODIFIED BY THE DISCLOSURE SCHEDULE), ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY THE COMPANY HERETO OR THERETO, WITHOUT LIMITING THE GENERALITY OF SECTION 5.28(a), THE COMPANY, THE SECURITYHOLDER GROUP AND SECURITYHOLDERS’ REPRESENTATIVE EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (i) THE CONTENTS, CHARACTER OR NATURE OF ANY EXECUTIVE SUMMARY, FLIP BOOK, SLIDE DECK OR CONFIDENTIAL INFORMATION MEMORANDUM, OR (ii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO ANY MEMBER OF THE PARENT GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS MADE AVAILABLE IN THE DATA ROOM OR PROVIDED IN CONNECTION WITH SECTION 7.1).

Article 6
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB 1 AND MERGER SUB 2

Parent, Merger Sub 1 and Merger Sub 2 hereby, jointly and severally, represent and warrant to the Company as of the Execution Date and as of the Closing Date that:

Section 6.1            Existence and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub 1 is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub 2 is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent, Merger Sub 1 and Merger Sub 2 is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction in which either the ownership or use of the assets owned or used by it, or the nature of the activities conducted by it, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified would not reasonably be expected to result in a material adverse effect on Parent’s, Merger Sub 1’s or Merger Sub 2’s ability to perform its obligations under this Agreement, the Ancillary Agreements to which Parent, Merger Sub 1 and Merger Sub 2 are parties or to consummate the transactions contemplated hereby or thereby in a timely manner.

Section 6.2            Authorization and Enforceability. The execution, delivery and performance by each of Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and the Ancillary Agreements to which Parent, Merger Sub 1 and Merger Sub 2 are parties, and the consummation by each of Parent, Merger Sub 1 and Merger Sub 2 of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action on the part of each of Parent, Merger Sub 1 and Merger Sub 2. This Agreement has been duly executed and delivered by each of Parent, Merger Sub 1 and Merger Sub 2 (and all Ancillary Agreements to which each of Parent, Merger Sub 1 and Merger Sub 2 is a party at Closing will be duly executed and delivered by each of Parent, Merger Sub 1 and Merger Sub 2) and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligations of the Company) constitutes, and at the Closing the Ancillary Agreements to which each of Parent, Merger Sub 1 and Merger Sub 2 is a party (assuming that such Ancillary Agreements constitute the legal, valid and binding obligations of the other parties thereto) will constitute, the valid and binding obligations of each of Parent, Merger Sub 1 and Merger Sub 2, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.3            Ownership of Merger Subs. All of the outstanding equity interests of Merger Sub 1 and Merger Sub 2 have been duly authorized and validly issued and are wholly owned by Parent. Each of Merger Sub 1 and Merger Sub 2 was formed solely for purposes of the Mergers and, except for matters incidental to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, no Merger Sub has engaged in any business or other activities.

Section 6.4            No Conflicts. The execution, delivery and performance of this Agreement by each of Parent, Merger Sub 1 and Merger Sub 2, and the consummation by each of Parent, Merger Sub 1 and Merger Sub 2 of the transactions contemplated by this Agreement, will not (a) violate any provision of the Governing Documents of Parent, Merger Sub 1 or Merger Sub 2, (b) result in a default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Parent, Merger Sub 1 or Merger Sub 2 is a party or by which any of their assets are bound, or (c) assuming all applicable Antitrust Approvals have been obtained or satisfied, violate any Laws applicable to Parent, Merger Sub 1 or Merger Sub 2, except any matters described in clauses (b) or (c) above that would not be reasonably expected to have a material adverse effect on Parent’s, Merger Sub 1’s or Merger Sub 2’s ability to perform their respective obligations under this Agreement, the Ancillary Agreements to which Parent, Merger Sub 1 and Merger Sub 2 are parties or consummate the transactions contemplated hereby or thereby in a timely manner.

Section 6.5            Liability for Brokers’ Fees. Except for amounts payable to CVA or its Affiliates (whose unpaid fees and expenses with respect to the transactions contemplated by this Agreement shall be paid by Parent or its Affiliates), no Securityholder shall have any Liability, as a result of undertakings or agreements of Parent, Merger Sub 1 or Merger Sub 2, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 6.6            Litigation. As of the Execution Date, there are no Proceedings pending or, to the Knowledge of Parent, threatened before any Governmental Body or arbitrator against Parent, Merger Sub 1 or Merger Sub 2 that are reasonably likely to materially impair Parent’s, Merger Sub 1’s or Merger Sub 2’s ability to perform their respective obligations under this Agreement or any Ancillary Agreement to which Parent, Merger Sub 1 and Merger Sub 2 are parties or consummate the transactions contemplated hereby or thereby in a timely manner. As of the Execution Date, there is no outstanding Governmental Order to which Parent or any of its assets or properties is subject that are reasonably likely to materially impair Parent’s, Merger Sub 1’s or Merger Sub 2’s ability to perform their respective obligations under this Agreement or any Ancillary Agreement to which Parent, Merger Sub 1 and/or Merger Sub 2 are parties or consummate the transactions contemplated hereby or thereby in a timely manner.

Section 6.7            Financing. Parent has or will have, and will cause Merger Sub 1 and Merger Sub 2 to have, prior to the First Effective Time, sufficient cash, or other sources of immediately available funds to enable it to pay the portion of the Merger Consideration due to be paid in cash at Closing and all expenses of Parent, Merger Sub 1 and Merger Sub 2 in connection with the consummation of the transactions contemplated by this Agreement.

Section 6.8            Solvency. Immediately after giving effect to the transactions contemplated hereby, and expressly conditioned on the Company’s representations and warranties under Article 5 being true in all respects, Parent and its Subsidiaries (including the Surviving Corporation and/or the Surviving Company), on a consolidated basis, shall be solvent and shall (i) be able to pay its debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (iii) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any of Parent and its Subsidiaries, including the Surviving Corporation and/or the Surviving Company. In connection with the transactions contemplated hereby, Parent has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 6.9            Approvals. Except for the Antitrust Approvals or as may be required by the DGCL, no consent, approval, order, or authorization of, or declaration, filing or registration with, any Governmental Body is required to be obtained or made by Parent, Merger Sub 1 or Merger Sub 2 in connection with the execution, delivery or performance by Parent, Merger Sub 1 and Merger Sub 2 of this Agreement, any Ancillary Agreement to which Parent, Merger Sub 1 and Merger Sub 2 are parties or the consummation by Parent, Merger Sub 1 and Merger Sub 2 of the transactions contemplated hereby and thereby.

Section 6.10          No Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against or, to the Knowledge of Parent, threatened against Parent, Merger Sub 1 or Merger Sub 2.

Section 6.11          Certain Disclaimers.

(a)            EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 6, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY PARENT, MERGER SUB 1 AND/OR MERGER SUB 2 HERETO OR THERETO, (i) NEITHER PARENT NOR MERGER SUB 1 NOR MERGER SUB 2 MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AND (ii) PARENT, MERGER SUB 1 AND MERGER SUB 2 EACH EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO COMPANY OR ANY SECURITYHOLDER OR ANY OF THEIR RESPECTIVE AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES OR ADVICE (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY MEMBER OF THE SECURITYHOLDER GROUP).

(b)            EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 6, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY PARENT, MERGER SUB 1 AND/OR MERGER SUB 2 HERETO OR THERETO, WITHOUT LIMITING THE GENERALITY OF SECTION 6.11(a), PARENT, MERGER SUB 1 AND MERGER SUB 2 EACH EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (i) THE CONTENTS, CHARACTER OR NATURE OF ANY EXECUTIVE SUMMARY, FLIP BOOK, SLIDE DECK OR CONFIDENTIAL INFORMATION MEMORANDUM, OR (ii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO ANY MEMBER OF THE SECURITYHOLDER GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO. PARENT ACKNOWLEDGES AND AGREES THAT PARENT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 5 (AS MODIFIED BY THE DISCLOSURE SCHEDULE), ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY THE COMPANY HERETO OR THERETO.

Article 7
COVENANTS OF THE PARTIES

Section 7.1            Access.

(a)            Subject to the terms of the Confidentiality Agreement and applicable Laws, between the Execution Date and the Closing Date, the Company shall give Parent, upon reasonable prior notice, reasonable access to the assets of the Company and access to and the right to copy, at Parent’s sole cost, risk and expense, the Books and Records (or originals thereof), for the purpose of conducting a reasonable due diligence review of the Company, but only to the extent that the Company may do so without (i) violating any obligations to any Third Party, any applicable Law or other obligation of confidentiality, (ii) contravening any Company Contract entered into by the Company prior to the Execution Date or (iii) violating the attorney-client privilege or attorney work-product privilege from disclosure of the Company, and to the extent that the Company has the authority to grant such access without breaching any restrictions binding on the Company. Parent shall abide by the safety rules, regulations, and operating policies of the Company while conducting its due diligence evaluation of the Company, as well as the Confidentiality Agreement and all applicable Laws. Any conclusions made from any examination done by Parent shall result from Parent’s own independent review and judgment.

(b)            The access granted to Parent under this Section 7.1 shall be limited to the Company’s normal business hours, and Parent’s investigation shall be conducted in a manner that does not unreasonably interfere with the operation of the Company. Parent shall coordinate its access rights with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the Business. Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company without the prior written consent of the Company (which consent may be withheld for any reason).

(c)            Parent acknowledges that, pursuant to its right of access, Parent will become privy to confidential and other information, including Confidential Information, of the Company and that such confidential information (which includes Parent’s conclusions with respect to its evaluations) shall be held confidential by Parent in accordance with the terms of the Confidentiality Agreement and any applicable privacy or data security Laws regarding Personal Information or other sensitive information and used solely for the purpose of conducting its reasonable due diligence investigation.

Section 7.2            Government Reviews; Company Consents.

(a)            As soon as reasonably practicable following the Execution Date, each of the Company, Parent, Merger Sub 1 and Merger Sub 2 shall (i) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, each of which is set forth on Schedule 7.2(a)(i), and (ii) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications, and negotiations. Each of the Company, Parent, Merger Sub 1 and Merger Sub 2 shall promptly inform the other Party of any oral communication, and provide copies of written communications, with any Governmental Body regarding any such filings. Neither the Company nor Parent, Merger Sub 1 or Merger Sub 2 shall independently participate in any formal meeting with any Governmental Body in respect of any such filings or other inquiry without giving the other Party prior notice of the meeting and the opportunity for their outside legal counsel only to attend or participate. Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2 as “outside legal counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of such Party and will not be disclosed by such outside legal counsel to employees, officers, directors or managers of such Party, unless express written permission is obtained in advance from the source of the materials.

(b)            Notwithstanding anything to the contrary in Section 7.2(a), within twenty (20) Business Days after the Execution Date, the Company, on the one hand, and Parent, on the other hand, shall file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and any other applicable Antitrust Laws, and the rules and regulations promulgated thereunder, with respect to the transactions contemplated herein. The Company and Parent shall consult with each other as to the appropriate time for filing such notifications and shall agree upon the timing of such filings and shall respond promptly to any requests for additional information made by such agencies. Parent shall pay all filing fees related to seeking and obtaining or satisfying all Antitrust Approvals, but the Company shall bear its own costs (including its attorneys’ fees) as Transaction Fees and Expenses. The Company and Parent shall use reasonable best efforts to cause any waiting period under the HSR Act and any other applicable Antitrust Laws with respect to the transactions contemplated herein to expire or terminate at the earliest possible time and, in connection therewith, shall, on the earliest practicable date, comply with any formal or informal written request for additional information or documentary material received by it from any Antitrust Authority. Neither the Company nor Parent shall enter into any agreement with any Antitrust Authority or extend or restart any waiting period under the HSR Act and any other applicable Antitrust Laws without the prior written consent of the other Parties (which shall not be unreasonably withheld, delayed or conditioned).

(c)            As soon as reasonably practicable following the Execution Date, the Company shall use commercially reasonable efforts to seek and solicit, and obtain, any consents required under Company Contracts in connection with the consummation of the transactions contemplated by this Agreement from the counterparty(ies) thereto at or prior to the Closing (the “Company Consents”), all of which such Company Consents are set forth on Schedule 7.2(c) attached hereto. Parent shall be obligated to pay all fees and other costs required to be paid to the counterparty(ies) to such Company Contracts pursuant to and in accordance with the terms of such Company Contracts in connection with their provision of such Company Consents. In no event shall the Company be required to make any payments, incur any liability, commence any litigation or make any concessions to obtain any Company Consents, and no representation, warranty, covenant or agreement of the Company set forth in this Agreement shall be breached or deemed breached for, or as a result of, the Company’s failure to obtain any such Company Consent. Parent shall reasonably cooperate with the Company’s efforts to obtain the Company Consents, including by providing information reasonably requested by any third party in connection therewith.

Section 7.3            Public Announcements; Confidentiality. The initial press release with respect to the execution of this Agreement shall be a press release prepared, approved (with the approval of the Company’s Chief Executive Officer) and issued jointly by the Company and Parent, which shall be subject to the reasonable prior approval of Securityholders’ Representative if such press release is to be issued following the Closing. Thereafter, neither the Company nor Parent shall make any press release or other public announcement with respect to this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, that the foregoing shall not restrict disclosures to the extent required (upon advice of legal counsel) by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over Parent or its Affiliates. Except as required by the preceding sentence or by any applicable Law, to Parent’s potential financing sources (who are subject to customary confidentiality obligations), or in connection with the issuance of the Representation and Warranty Insurance Policy, the Parties shall, and shall cause their respective Affiliates and Representatives to, keep confidential the nonpublic terms and conditions of the transactions contemplated by this Agreement; provided, that any Securityholder may disclose the terms and conditions of the transactions contemplated by this Agreement to its investors and potential investors in the ordinary course of business, in each case subject to customary confidentiality obligations. The Confidentiality Agreement shall terminate upon the Closing; otherwise, the Confidentiality Agreement shall remain in full force and effect. Notwithstanding anything to the contrary in this Agreement, following the Closing, Securityholders’ Representative shall be permitted (i) after the public announcement of the Mergers, to announce that it has been engaged to serve as Securityholders’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof, (ii) to disclose information as required by Law or to Representatives of Securityholders’ Representative and to the Securityholders, in each case who have a need to know such information, provided that such Persons are subject to confidentiality obligations with respect thereto no less restrictive than the requirements hereunder, (iii) to disclose information reasonably required to be disclosed to enforce the Securityholders’ rights or defend any claim under this Agreement and (iv) to disclose information reasonably required to be disclosed in connection with any litigation.

Section 7.4            Restrictions on Certain Actions. Except as set forth on Schedule 7.4, as required by applicable Law or any Company Contracts or as otherwise expressly provided in this Agreement, between the Execution Date and the earlier of the Closing Date and the termination of this Agreement in accordance with Section 10.1, the Company will not, without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), take, consent to or allow any of the following actions:

(a)            issue, sell, grant or award any Equity Securities of the Company, other than (i) the issuance of Shares as required upon the exercise or settlement of Stock Options granted under the Company Stock Plan or Warrants in existence as of the Execution Date, (ii) the issuance of Shares upon the conversion of Preferred Stock that are outstanding as of the Execution Date or (iii) grants or awards of Equity Securities of the Company made in the Ordinary Course, including in connection with new hires, performance recognition and promotions;

(b)            adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization of the Company;

(c)            other than in the Ordinary Course or other than any of the following that will terminate at or before Closing, (i) create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any Third Party in excess of Fifty Thousand Dollars ($50,000), (ii) make any loans, advances, or capital contributions to, or investments in, any Third Party in excess of Fifty Thousand Dollars ($50,000), (iii) pledge or otherwise encumber any Shares of Capital Stock of the Company or (iv) except in the Ordinary Course, mortgage or pledge any of the assets, tangible or intangible, of the Company having a value in excess of Five Thousand Dollars ($5,000) or create any Lien thereupon (other than Permitted Liens);

(d)            other than in the Ordinary Course or as may be required by applicable Law or pursuant to the terms of any Employee Plan or other employee benefit plan, policy, program, arrangement or agreement in effect on the Execution Date or as contemplated by this Agreement, (i) enter into, adopt, materially amend or terminate any Employee Plan or (ii) increase the compensation (including, without limitation, base salaries and bonuses) or fringe benefits of any officer or employee of the Company (other than in connection with new hires or promotions or in the Ordinary Course) who has an annual base salary exceeding One Hundred Twenty-Five Thousand Dollars ($125,000);

(e)            enter into any employment contract, agreement or arrangement, or modify the terms of any existing employment contract, agreement or arrangement, with any employee or other individual service provider having an annual base salary exceeding One Hundred Twenty-Five Thousand Dollars ($125,000);

(f)             acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any material assets of the Company, other than sales in the Ordinary Course or with a fair market value in excess of Fifty Thousand Dollars ($50,000);

(g)           acquire (by merger, consolidation, or acquisition of equity or assets or otherwise) any corporation, partnership, limited liability company or other business organization or division thereof;

(h)           enter into any lease, contract, agreement, commitment, arrangement, right of way, easement or transaction outside the Ordinary Course, which would constitute a Company Contract if in existence on the Execution Date;

(i)             amend, modify, waive any material right or obligation under or transfer any material rights under any Company Contract, other than in the Ordinary Course;

(j)             settle, or enter into or participate in settlement discussions and/or negotiations related to the settlement of, Proceedings or disputes pertaining to or arising from Item 1 set forth on Schedule 11.1(a)(viii) attached hereto, or fail to take all commercially reasonable action to preserve all existing rights of the Company and/or RCP in, to and under the Affected Asset pursuant to applicable Law (it being acknowledged and agreed that the Company shall, and/or shall direct RCP to, coordinate with Parent and keep Parent promptly informed regarding all matters pertaining to such discussions and/or negotiations); or

(k)            agree in writing or otherwise to take any of the actions described in this Section 7.4.

In the event of an emergency, the Company may take such action or actions that are required in its discretion to preserve the assets of the Company and the Business and shall notify Parent of such action promptly thereafter.

Nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control the Company’s operations prior to the First Effective Time. Prior to the First Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company.

Section 7.5            Exclusivity. From the Execution Date until the Closing Date or the earlier valid termination of this Agreement, the Company shall not, and shall direct its directors, managers, officers, employees, investment bankers and other Representatives not to, (a) solicit, initiate or knowingly encourage the initiation of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (b) participate in any discussions or negotiations with any third party regarding, or furnish to any third party any non-public information in connection with, any Acquisition Proposal, or (c) agree to or approve any Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of their and their Affiliates’ Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons with respect to, or that could lead to, any Acquisition Proposal.

Section 7.6            Commercially Reasonable Efforts; Further Assurances.

(a)            Subject to the terms and conditions of this Agreement, each Party (other than Securityholders’ Representative) will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary appropriate or desirable under applicable Laws to consummate the transactions contemplated by this Agreement (including to (i) effectuate the Mergers under the DGCL and the DLLCA at the times specified in Section 2.2 hereof), and the officers of the Surviving Company shall be fully authorized in the name of each of Merger Sub 1, Merger Sub 2 and the Company or otherwise to take, and shall take, all further lawful action necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation and the Surviving Company, as applicable with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of Merger Sub 1, Merger Sub 2 and the Company as provided for in this Agreement. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub 1, Merger Sub 2 or any of their respective Affiliates shall be required to, and the Company shall not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, contract or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, the Surviving Company, Parent, Merger Sub 1, Merger Sub 2 or any of their respective Affiliates, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, the Surviving Company, Parent, Merger Sub 1, Merger Sub 2 or any of their respective Affiliates in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, the Surviving Company, Parent, Merger Sub 1, Merger Sub 2 or any of their respective Affiliates; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, contract or order so long as such requirement, condition, limitation, understanding, contract or order is only binding on the Company in the event the Closing occurs.

(b)            After Closing, each Party agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any Ancillary Agreement or consummating the transactions contemplated by this Agreement.

Section 7.7            Commitment Regarding Indemnification Provisions.

(a)            Parent and the Company covenant and agree that during the period that commences on the Closing Date and ends on the six (6)-year anniversary of the Closing Date, Parent, and the Company following the Closing, shall not cause, or permit to occur, any amendment, modification, waiver or termination of any current provision of the Governing Documents of the Company, or any contract to which the Company is a party, containing exculpation from Liability or rights to indemnification (including advancement of expenses) for officers, directors or managers of the Company, or any other Person entitled to indemnification pursuant to the Governing Documents or any contract to which the Company is a party, the effect of which would be to adversely affect the rights of any person who as of the Closing Date is a current or former member of the Company Board or an officer or a manager of the Company (“Covered Person”). This Section 7.7(a) is intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective heirs and legal representatives, each of whom is an express third party beneficiary of this Section 7.7(a), and shall not be deemed exclusive of any other rights to which a Covered Person is entitled, whether pursuant to Law, contract or otherwise. The intent of the Parties is that the Covered Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted under applicable Laws. Notwithstanding any other provisions hereof, the obligations of Parent, and the Company following the Closing, contained in this Section 7.7(a) shall be binding upon the successors and assigns of Parent and the Company following the Closing. In the event Parent, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall make proper provisions to ensure that the successors and assigns of Parent or the Company shall assume the obligations set forth in this Section 7.7(a). The indemnification and exculpation referenced in this Section 7.7(a) is not intended and shall not be deemed to limit, condition, reduce or supplant the availability of any third party insurance or third party indemnification coverage that would be available in the absence of such indemnification. The provisions of this Section 7.7 shall survive the Closing until the six (6)-year anniversary thereof.

(b)            At or prior to the Closing Date, the Company shall obtain prepaid “tail” insurance policies with respect to the Company’s existing directors and officers and employment practices liability insurance policies and such other policies agreed to by the Parties before the Closing Date (collectively, the “Tail Policies”), which Tail Policies provide each Person who is now, or has been at any time prior to the Execution Date or who becomes prior to the Closing Date, an officer, director or manager of the Company with coverage for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including in connection with the adoption and approval of this Agreement and the transactions contemplated by this Agreement. The Company shall, and Parent shall cause the Company to, maintain such Tail Policies in full force and effect without any amendment thereof and continue to honor the obligations thereunder. Parent shall pay the entire premium for, and all other fees and expenses incurred in connection with, such Tail Policies unless the Parties otherwise mutually agree a different payment responsibility prior to the Closing Date.

Section 7.8            Employment Matters.

(a)            For at least twelve (12) months following the Closing Date, Parent shall provide all Company Employees with (i) base salary or hourly wages (as applicable) that are at least equal to the base salary or hourly wages (as applicable) and target short-term cash incentive opportunities provided to such Company Employees as of immediately prior to the Closing Date, and (ii) benefit plans, programs and arrangements (including, health, welfare and retirement benefits, and disability coverage) for the benefit of Company Employees that are substantially comparable, in the aggregate, to the employee benefits provided by Parent to similarly-situated employees immediately prior to the Closing Date; provided, however, that this Section 7.8(a) shall not (i) create a contract of employment for any Company Employee, (ii) obligate Parent to continue the employment of any Company Employees beyond the Closing Date, or (iii) prohibit Parent from making, amending or terminating any benefit plans or programs or from making changes to any Company Employee’s wages, salaries, incentive opportunities, benefit plans, programs, and arrangements in connection with changes to such Company Employee’s role or position with the Company or the Company’s results of operations, financial condition, business or prospects.

(b)            (i) Parent shall use commercially reasonable efforts so that Company Employees shall have their service with the Company recognized by Parent and each of the employee benefit plans of Parent and its Affiliates, including with respect to eligibility, vesting and waiting periods (but not for accrual of benefits with respect to any defined benefit pension plan sponsored by Parent or its Affiliates or where providing such service recognition would result in a duplication of benefits), and (ii) Parent and its Affiliates shall use commercially reasonable efforts to cause all medical, dental and other welfare plans of Parent in which Company Employees participate immediately following the Closing to (A) waive any preexisting condition and other exclusions and waiting periods with respect to participation and coverage requirements applicable to such Company Employees under any medical, dental or other welfare plan maintained by Parent or its Affiliates to the extent such exclusions did not apply under the corresponding Employee Plan as of the Closing and (B) honor any deductible and out-of-pocket expenses incurred by such Company Employees and dependents under similar employee plans for the plan year in which Closing occurs.

(c)            Without limiting the generality of Section 13.11, nothing in this Section 7.8, express or implied, is intended to confer any rights, benefits, remedies, or Liabilities under this Agreement upon any Person (including any Company Employees) other than the Parties to this Agreement and their respective successors and assigns (it being acknowledged and agreed that no Securityholder shall have any rights under this Section 7.8). Nothing contained in this Section 7.8 shall be construed as an amendment to any Employee Plan or employee benefit plan. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate any employee benefit plan.

(d)            Parent shall provide the additional compensation arrangements set forth on the Schedule 7.8(d).

(e)            At least ten (10) Business Days prior to the Closing, the Company shall inform its PEO provider to initiate the process to terminate its participation in the Insperity 401(k) Plan (the “PEO 401(k) Plan”), effective as soon as reasonably practicable.  Prior to the Closing, the Company shall provide to Parent written evidence of the actions taken by the Company Board to authorize the commencement of the termination of the Company’s participation in such PEO 401(k) Plan.

Section 7.9            Purchase Orders. The Company and Parent have agreed that the Company shall pay the purchase orders identified on Schedule 7.9 (the “Approved POs”) in advance of Closing and Parent shall reimburse the Company for fifty percent (50%) of the amounts paid on any Approved PO prior to the Closing. If any Approved PO has not been paid as of the Calculation Time, the Company shall pay fifty percent (50%) of the amount owed on any unpaid Approved PO as a Transaction Fee and Expense.

Section 7.10          Post-Closing Access to Books and Records. From and after the Closing, Parent shall, and shall cause the Company to, give to Securityholders’ Representative and its Representatives and agents reasonable access (including the right to photocopy at their own expense), during normal business hours and upon reasonable notice, to the Books and Records to the extent they contain information relating to the Shareholders and their respective Affiliates (other than the Company) (the “Shareholder Books and Records”). Unless otherwise consented to in writing by Securityholders’ Representative, Parent shall not, and shall not permit the Company, for a period of seven (7) years following the Closing Date (or longer if required by applicable Law), to destroy, alter the substance or otherwise dispose of any Shareholder Books and Records, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to Securityholders’ Representative and offering to allow Securityholders’ Representative and its Representatives a reasonable time period to review such Shareholder Books and Records prior to such destruction, alteration or disposal and, at Securityholders’ Representative’s expense, to segregate and remove such Shareholder Books and Records as Securityholders’ Representative and its Representatives may select.

Section 7.11          Company Shareholder Approval.

(a)            Prior to Closing, the Company shall prepare and mail, or cause to be mailed, to each Securityholder, in accordance with the applicable section(s) of the DGCL and other applicable Laws, an information statement, in form and substance reasonably acceptable to Parent, which (i) describes the principal terms of this Agreement, (ii) notifies the Securityholders of the occurrence of (A) the approval of the Mergers by the Company Board and (B) the Company Shareholder Approval in accordance with the applicable section(s) of the DGCL, (iii) provides copies of the applicable section(s) of the DGCL and a description regarding the procedures relating to appraisal rights and exercise thereof under the DGCL to the extent such appraisal rights are exercisable under the DGCL and (iv) contains such other information as is required by and is otherwise in compliance with applicable Laws (together with any amendments or supplements thereto, the “Information Statement”). Parent shall in no way be responsible for any of the content of the Information Statement except for information regarding Parent, Merger Sub 1 or Merger Sub 2 supplied in writing by Parent expressly for inclusion therein. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent that is contained in the Information Statement. The Company shall, prior to the Closing, provide Parent with copies of the Information Statement, the Written Consent, and any other materials to be distributed to the Securityholders.

(b)            In furtherance and not in limitation of the above, the Company shall use commercially reasonable efforts to secure the Company Shareholder Approval and the approval of the Required Shareholders within twenty (20) days following the Execution Date. The Company shall obtain the Written Consent, evidencing the Company Shareholder Approval and the approval of the Required Shareholders, and shall deliver to Parent copies of such Written Consent promptly following the execution and mutual delivery of this Agreement by the Parties and, in any case, not later than twenty (20) days after the Execution Date. The Company Shareholder Approval via the Written Consent shall be obtained, in each case, by the Company or its Representatives in compliance with all applicable Laws and the Company’s Governing Documents. Parent shall hold the Written Consent during the term of this Agreement, and in the event this Agreement is terminated in accordance with the provisions of Article 10 then Parent shall promptly destroy or redeliver to the Company the Written Consent.

(c)            The Company shall mail notice to the Shareholders notifying such shareholders of the approval of this Agreement to the extent required by the DGCL. Such notice, if necessary, shall be mailed on such date as is approved by Parent but, in any case, no later than the last date permitted by the requirements of DGCL. Such notice, if necessary, shall be subject to the prior review and approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed).

Section 7.12         Letters of Transmittal. No later than fifteen (15) Business Days following the Execution Date unless an earlier date is required by the Exchange Agent, Parent or the Company shall deliver to the Exchange Agent a letter of transmittal, in form and substance mutually agreed by the Company and Parent (the “Letter of Transmittal”), for delivery by the Exchange Agent to each of the Shareholders for use in effecting the surrender of Shares of Common Stock or Preferred Stock in exchange for the Per Common Share Merger Consideration or applicable Per Preferred Share Merger Consideration, respectively, payable with respect thereto.

Section 7.13         Data Room Thumb Drives. No later than thirty (30) days following the Closing Date, Parent shall direct CVA to deliver to Parent or its designated Representatives three (3) sets of Data Room Thumb Drives.

Section 7.14         280G Matters. Prior to the Closing, the Company will use commercially reasonable efforts to seek stockholder approval that satisfies the requirements of Q/A-7 of the regulations under Section 280G of the Code, including soliciting the waiver, to the extent necessary, by all Persons who are “disqualified individuals” within the meaning of Section 280G of the Code of all payments and benefits in the nature of compensation that could, but for such waiver (as applicable) and approval, reasonably be expected to be treated as “parachute payments” under Section 280G of the Code (either alone or in combination with any other event) (the “Waived 280G Benefits”). Promptly following the execution of such waivers (to the extent such waivers are executed), and in all events prior to the Closing, the Company shall use commercially reasonable efforts to solicit the approval of the stockholders to the extent and in the manner required under Section 280G(b)(5)(B) of the Code of any Waived 280G Benefits. Prior to soliciting such waivers and approvals, the Company shall provide a draft of such waivers and such stockholder approval materials (together with any calculations and the data and agreements upon which such calculations are based) to Parent for Parent’s reasonable review and comment. To the extent any of the Waived 280G Benefits were not approved by the stockholders of the Company as contemplated above, prior to Closing, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Parent evidence that a vote of the requisite stockholders was solicited in accordance with the foregoing provisions of this Section 7.14 and the regulations under Section 280G of the Code and that either (i) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (ii) that the 280G Approval was not obtained, and, as a consequence, that Waived 280G Benefits shall not be made or provided (to the extent such waivers were executed). Notwithstanding the foregoing, to the extent that any contract, agreement or plan is entered into (or the material terms agreed) by Parent or any of their Affiliates and a disqualified individual in connection with the transactions contemplated by this Agreement before the Closing Date (the “Parent Arrangements”), Parent shall provide a copy of such contract, agreement or plan to the Company at least five (5) calendar days before the Closing and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with transactions contemplated by this Agreement and that could constitute a “parachute payment” under Section 280G of the Code; provided, that, in any event, the Company’s failure to include the Parent Arrangements in the stockholder voting materials described herein due to Parent’s failure to provide the Parent Arrangements pursuant to the foregoing will not result in a breach of the covenant set forth in this Section 7.14.

Section 7.15         Representation and Warranty Insurance Policy.

At or prior to the Execution Date, Parent shall obtain, and cause the Representation and Warranty Insurer to bind, the Representation and Warranty Insurance Policy in the form set forth on Schedule 7.15; provided, that if any changes are made to such agreed form prior to the Closing, then the Company shall have the opportunity to review and comment on such changes and Parent shall consider such comments in good faith. The Company shall cooperate with Parent’s efforts and provide assistance as reasonably requested by Parent to obtain and bind the Representation and Warranty Insurance Policy. Prior to the Closing, Parent shall pay, or cause to be paid, all Representation and Warranty Insurance Policy Costs and fifty percent (50%) of the Representation and Warranty Insurance Policy Premium; provided, that the Securityholders shall pay or cause to be paid the other fifty percent (50%) of the Representation and Warranty Insurance Policy Premium (which amount shall be characterized as Transaction Fees and Expenses).

Section 7.16         Delivery of Financial Statements. As promptly as practicable after the Execution Date and in any event prior to the Closing, the Company shall deliver to Parent an unaudited balance sheet and related income statement and statement of cash flows for the seven (7) months ended July 31, 2026.

Article 8
CONDITIONS TO CLOSING

Section 8.1          Mutual Conditions to Closing. The mutual obligations of the Company, on the one hand, and Parent, Merger Sub 1 and Merger Sub 2, on the other hand, to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company, on the one hand, or Parent, Merger Sub 1 and Merger Sub 2, on the other hand, as applicable, in writing) on or prior to Closing of each of the following conditions precedent:

(a)            No Action. On the Closing Date, no injunction, Governmental Order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force.

(b)            Regulatory Consents. All Antitrust Approvals shall have been obtained or satisfied.

(c)            Company Shareholder Approval. The Company Shareholder Approval and the approval of the Required Shareholders shall have been obtained and the Company shall have delivered to Parent a true and complete copy of the Written Consent evidencing such Company Shareholder Approval and the approval of the Required Shareholders within twenty (20) days following the Execution Date.

(d)            Effectiveness of Parent Form S-4. The Registration Statement on Form S-4 of Parent (the “Parent Form S-4”) shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Parent Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

(e)            Stock Exchange Listing. Prior to the Closing, Parent shall have filed a Notification Form for Listing of Additional Shares with Nasdaq covering all Parent Shares that constitute Merger Consideration (including that portion of the Closing Merger Consideration comprised of Parent Shares and the Maximum Earnout Shares).

Section 8.2           Conditions to Closing of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company in writing) on or prior to Closing of each of the following conditions precedent:

(a)            Representations. The representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 set forth in Article 6 shall be true and correct on and as of the Execution Date and on and as of the Closing Date as though made on and as of the Closing Date (other than those such representations and warranties that refer to a specified date, which shall be true and correct on and as of such specified date), except for such breaches, if any, as have not had a material adverse effect on Parent’s, Merger Sub 1’s or Merger Sub 2’s ability to perform their obligations under this Agreement or consummate the transactions contemplated hereby in a timely manner; provided, that for purposes of determining whether any such representation or warranty is true and correct, all qualifications as to materiality, material adverse effect and similar qualifications shall be disregarded.

(b)            Performance. Parent, Merger Sub 1 and Merger Sub 2 shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date.

(c)            Deliveries. Parent, Merger Sub 1 and Merger Sub 2 shall have delivered, or caused the delivery of, all the certificates, instruments, agreements and other documents required to be delivered to the Company pursuant to Section 9.3.

Section 8.3           Conditions to Closing of Parent and Merger Subs. The obligation of Parent, Merger Sub 1 and Merger Sub 2 to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Parent, Merger Sub 1 and Merger Sub 2 in writing) on or prior to Closing of each of the following conditions precedent:

(a)            Representations. The representations and warranties of the Company set forth in Article 5 which are not Fundamental Representations shall be true and correct on and as of the Execution Date and on and as of the Closing Date as though made on and as of the Closing Date (other than those such representations and warranties that refer to a specified date, which shall be true and correct on and as of such specified date), except for such breaches, if any, as have not had a Material Adverse Effect; provided, that for purposes of determining whether any such representation or warranty set forth in Article 5 which is not a Fundamental Representation is true and correct, all qualifications as to materiality, Material Adverse Effect and similar qualifications shall be disregarded. The Fundamental Representations of the Company set forth in Sections 5.1, 5.2 and 5.13 shall be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date as though made on and as of the Closing Date (other than those such representations and warranties that refer to a specified date, which shall be true and correct on and as of such specified date in all respects). The Fundamental Representations of the Company set forth in Sections 5.4 (other than Sections 5.4(a) and 5.4(e)) and 5.8 shall be true and correct in all material respects on and as of the Execution Date and on and as of the Closing Date as though made on and as of the Closing Date (other than those such representations and warranties that refer to a specified date, which shall be true and correct on and as of such specified date in all material respects). The Fundamental Representations of the Company set forth in Sections 5.4(a) and 5.4(e) shall be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date as though made on and as of the Closing Date (other than those such representations and warranties that refer to a specified date, which shall be true and correct on and as of such specified date in all respects), except for any de minimis inaccuracies.

(b)            Performance. The Company shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date.

(c)            Deliveries. The Company shall have delivered, or caused the delivery of, all the certificates, instruments, agreements and other documents required to be delivered to Parent pursuant to Section 9.2.

(d)            Material Adverse Effect. No Material Adverse Effect shall have occurred since the Execution Date and be continuing.

(e)            Dissenters. No more than one percent (1%) of the issued and outstanding Shares of Capital Stock of the Company constitute Dissenting Shares.

Article 9
CLOSING

Section 9.1           Time and Place of Closing. The consummation of the transactions as contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by the Parties, take place at 10:00 a.m. Eastern Time by fax, .pdf format transmission or other electronic exchanges of the signature pages and other deliveries at the Closing, on the later of (a) the second (2nd) Business Day after the conditions set forth in Article 8 that are required to be satisfied prior to Closing have been satisfied or waived, and (b) such other date and time as to which the Parties agree in writing, in each case subject to the rights of the Parties under Article 10. The date on which the Closing occurs is herein referred to as the “Closing Date,” and the effective time of the Closing shall be the Second Effective Time.

Section 9.2           Obligations of the Company at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Parent, Merger Sub 1 and Merger Sub 2 of their obligations pursuant to Section 9.3, the Company shall deliver or cause to be delivered to Parent, Merger Sub 1 and Merger Sub 2 the following:

(a)            a certificate, duly executed by an authorized officer of the Company, dated as of Closing, certifying on behalf of the Company that the conditions set forth in Section 8.3(a), Section 8.3(b), Section 8.3(d) and Section 8.3(e) have been satisfied;

(b)            a good standing, subsistence or its equivalent certificate with respect to the Company from the Governmental Body of the applicable jurisdiction as of a recent date in the state of incorporation, formation or organization, as the case may be;

(c)            a certificate of the Company’s Secretary in form and substance reasonably acceptable to Parent, attesting to, and attaching thereto (i) a copy of the Governing Documents of the Company to the extent filed with a Governmental Body, certified as of a recent date by such Governmental Body, (ii) the incumbency of the Company’s officers executing this Agreement and the other agreements and documents executed in connection with the Mergers, and (iii) resolutions of the Company Board authorizing the consummation of the Mergers and the transactions contemplated by this Agreement;

(d)            resignations of those directors and officers of the Company set forth on Schedule 9.2(d) effective as of the Closing, duly executed by such directors and officers;

(e)            a certificate, in form and substance reasonably satisfactory to Parent, that Shares of Capital Stock are not “United States real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with authorization for Parent, as agent for the Company, to deliver a copy of the certification, along with the appropriate notification, to the United States Internal Revenue Service on behalf of the Company, in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) (the “FIRPTA Certificate”); provided, that Parent’s only remedy for the Company’s failure to provide such form or certificate will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code, and the Company’s failure to provide such form or certificate will not be deemed to be a failure of the condition set forth in Section 8.3(c) to have been met;

(f)             the Written Consent, duly executed by the Required Shareholders;

(g)            the Allocation Schedule as of the First Effective Time, delivered, signed and certified by a duly authorized officer of the Company;

(h)            Award agreements under the Parent Incentive Plan for those individuals set forth on Schedule 9.2(h) attached hereto (the “Eligible Employees”), in form and substance reasonably agreed by Parent and the Company (the “Eligible Employee Agreements”), effective as of the Closing Date and pursuant to which each Eligible Employee is granted or awarded the right to receive his or her pro rata portion of any and all Employee Milestone Payments to be paid pursuant to Section 3.3(f), duly executed by the Eligible Employees and subject in all respects to the terms of the Parent Incentive Plan;

(i)             the Restrictive Covenant Agreements, in substantially the form of Exhibit B attached hereto (each, a “RCA”), duly executed by the Restricted Parties;

(j)             fully executed copies of all Company Consents (or, if execution is not required, written evidence of approval in form reasonably satisfactory to Parent);

(k)            to the extent not otherwise provided by the consents and approvals as memorialized in the Written Consent and to the extent required by the terms of such Company Shareholder Agreements or such Company Shareholder Agreement does not otherwise automatically terminate pursuant to and in accordance with its terms in connection the consummation of the transactions contemplated by this Agreement, written evidence, in form and substance reasonably acceptable to Parent, of the termination of, and waiver of rights by the requisite Shareholders as specified in, each of the Company Shareholder Agreements, to be effective no later than Closing;

(l)             written invoices or other documentation, in form and substance reasonably satisfactory to Parent, with respect to the Debt set forth on Schedule 9.2(l) attached hereto (“Closing Date Debt”), indicating the amounts required to discharge in full such Closing Date Debt at Closing (the “Closing Date Debt Payoff Amounts”);

(m)           the Patent-related documentation set forth on Schedule 9.2(m) attached hereto (the “Company Patent Filing Materials”);

(n)            written evidence, in form and substance reasonably satisfactory to Parent, that the Company has taken all actions necessary to effectuate and consummate the transactions contemplated by Section 4.7(b), together with the execution and delivery of all agreements, documents and/or instruments, in form and substance reasonably satisfactory to Parent, necessary and/or appropriate to effectuate and/or memorialize the consummation of the same (including, without limitation, the resolutions contemplated by Section 4.7(c)) (the “Ineligible Stock Option Assumption Documents”), duly executed by the Company (or, with respect to the resolutions contemplated by Section 4.7(c), the Company Board or the compensation committee of the Company Board, as applicable);

(o)            written evidence, in form and substance reasonably satisfactory to Parent, that the Company has taken all actions necessary to effectuate and consummate the transactions contemplated by Section 4.9(a) (including cancelling the Ineligible Company Shares as provided therein), together with the execution and delivery of all agreements, documents and/or instruments, in form and substance reasonably satisfactory to Parent, necessary and/or appropriate to effectuate and/or memorialize the consummation of the same (the “Ineligible Company Shares Cancellation/Issuance Documents”), duly executed by the Company;

(p)            lock-up agreements for those Company Employees (i) receiving Parent Shares as Merger Consideration and (ii) who remain employed immediately after the Closing (the “Continuing Employees”), in form and substance reasonably satisfactory to Parent (the “Employee Lock-Up Agreements”), effective as of the Closing Date and pursuant to which each such Continuing Employee agrees to, among other things, not to sell, transfer or encumber any such Parent Shares for a lock-up period not to exceed six (6) months;

(q)            written evidence, in form and substance reasonably satisfactory to Parent, that the Company has taken all actions necessary to effectuate and consummate the assignment from RCP to the Company of the Affected Asset and certain other Intellectual Property, as well as filed all agreements, documents and/or instruments necessary to be filed with the applicable Governmental Body or other relevant Third Party in connection therewith to memorialize the same;

(r)             executed binders for the Tail Policies, or other written evidence that the Tail Policies are effective and conditionally bound subject only to customary post-Closing conditions;

(s)            written evidence that the Company has taken all actions necessary to terminate those Company Contracts set forth on Schedule 9.2(s) attached hereto, together with all agreements, documents and instruments, in form and substance reasonably satisfactory to Parent, necessary and appropriate to memorialize the same, duly executed by the Company; and

(t)            if required approvals are received by the Company pursuant to a filing or application under Section 7.2, copies of those approvals.

Section 9.3           Obligations of Parent and Merger Subs at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Company of its obligations pursuant to Section 9.2, Parent, Merger Sub 1 and Merger Sub 2 shall deliver or cause to be delivered to the Company the following:

(a)            payment in cash, and delivery of Shares, of the Closing Merger Consideration and all other amounts in accordance with Section 3.1(b);

(b)            a good standing, subsistence or its equivalent certificate with respect to each of Parent, Merger Sub 1 and Merger Sub 2 from the Governmental Body of the applicable jurisdiction as of a recent date in the state of incorporation, formation or organization, as the case may be;

(c)            a certificate, duly executed by an authorized officer of Parent, dated as of Closing, certifying on behalf of Parent, Merger Sub 1 and Merger Sub 2 that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(d)            the Eligible Employee Agreements, duly executed by Parent;

(e)            the RCAs, duly executed by Parent;

(f)            the Ineligible Stock Option Assumption Documents, duly executed by Parent;

(g)            the Ineligible Company Shares Cancellation/Issuance Documents, duly executed by Parent;

(h)            the Employee Lock-Up Agreements, duly executed by Parent;

(i)            an executed binder for the Representation and Warranty Insurance Policy, or other written evidence that the Representation and Warranty Insurance Policy is effective and conditionally bound subject only to customary post-Closing conditions, together with evidence that Parent has paid all Representation and Warranty Insurance Policy Costs and, subject to Section 7.15, the Representation and Warranty Insurance Policy Premium;

(j)            written evidence that Parent has paid all premiums related to the Tail Policies unless the Parties have agreed that the Company will share in any such premiums as provided for in Section 7.7(b); and

(k)            if required approvals are received by Parent, Merger Sub 1 or Merger Sub 2 pursuant to a filing or application under Section 7.2, copies of those approvals.

Article 10
TERMINATION

Section 10.1         Termination. This Agreement may be terminated only in accordance with the following provisions:

(a)            by mutual written consent of the Company and Parent;

(b)            by the Company, if Parent, Merger Sub 1 or Merger Sub 2 shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of Parent, Merger Sub 1 or Merger Sub 2 shall have become untrue, in any case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied (assuming for purposes of this Section 10.1(b) that the references in Section 8.2(a) or Section 8.2(b) to “Closing Date” mean the date of termination pursuant to this Section 10.1(b)), and such breach shall not be curable or, if curable, shall not have been cured within thirty (30) days after written notice of such breach is given to Parent, Merger Sub 1 and Merger Sub 2 by the Company; provided, however, that the Company may not terminate this Agreement under this Section 10.1(b) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Parent would then be entitled to terminate this Agreement under Section 10.1(c) (without giving effect to the proviso in Section 10.1(c));

(c)            by Parent, if the Company shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of the Company shall have become untrue, in any case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied (assuming for purposes of this Section 10.1(c) that the references in Section 8.3(a), Section 8.3(b), to “Closing Date” mean the date of termination pursuant to this Section 10.1(c)), and such breach shall not be curable or, if curable, shall not have been cured within thirty (30) days after written notice of such breach is given to the Company by Parent; provided, however, that Parent may not terminate this Agreement under this Section 10.1(c) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the Company would then be entitled to terminate this Agreement under Section 10.1(b) (without giving effect to the proviso in Section 10.1(b)); or

(d)            by the Company or Parent if the Closing does not occur on or before December 22, 2026; provided, however, that the Company or Parent, as the case may be, shall not be entitled to terminate this Agreement under this Section 10.1(d) if Closing has not occurred because the Company, on the one hand, or Parent, Merger Sub 1 or Merger Sub 2, on the other hand, as the case may be, has materially breached its or their covenants or agreements hereunder and such material breach is a principal cause of or resulted in the failure of the Mergers to occur on or before such date; or

(e)            by Parent, if (i) the Company fails to obtain and deliver to Parent the Written Consent duly executed by the Required Shareholders and evidencing the Company Shareholder Approval within twenty (20) days following the Execution Date, (ii) the Company Board changes its recommendation of unanimously recommending to the Shareholders to vote their Shares in favor of the approval and adoption of this Agreement, or (iii) the Company is unable to satisfy the conditions set forth in Section 8.3(d) or Section 8.3(e).

If Parent or the Company proposes to terminate this Agreement pursuant to this Section 10.1, Parent or the Company, as applicable, shall provide written notice to the other Party of such termination, which notice shall include a statement describing in reasonable detail the breach or other circumstances giving rise to such termination, together with supporting documentation.

Section 10.2         Effect of Termination.

(a)            If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect, and no Party shall have any further right or obligation under this Agreement, except (a) under the Confidentiality Agreement, which shall continue in full force and effect as set forth in Section 7.3, and (b) under the provisions of Section 7.1(c), Section 7.3, Article 10, Article 13 and Appendix A, which shall continue in full force and effect. Upon any termination of this Agreement pursuant to Section 10.1, the Company shall be immediately free to sell, transfer, encumber or otherwise dispose of the assets of the Company to any Person without any restriction under this Agreement.

(b)            Notwithstanding the provisions of Section 10.2(a), nothing herein shall relieve any Party from Liability pursuant to this Section 10.2 for any Fraud, intentional and willful misconduct or willful breach of this Agreement (a “Pre-Termination Material Breach”). With respect to Pre-Termination Material Breach by a Party, any and all remedies available to the other Party or Parties either at law or in equity (including specific performance) shall be preserved and survive the termination of this Agreement (it being acknowledged and agreed that such remedies shall not be limited to reimbursement of expenses or out-of-pocket costs); provided, that Securityholders’ Representative shall not be deemed a Party for purposes of this Section 10.2(b).

Article 11
INDEMNIFICATION

Section 11.1         Indemnification.

(a)            From and after the Closing, the Indemnifying Seller Parties, severally but not jointly (in accordance with each Indemnifying Seller Party’s Aggregate Percentage Interest), shall indemnify, defend and hold harmless the Parent Group from and against all Damages incurred, suffered by or asserted against the Parent Group to the extent caused by, arising out of or resulting from:

(i)           any breach by the Company of, or inaccuracy in, any of the Fundamental Representations contained in Article 5 and the corresponding representations and warranties given in the certificate delivered at Closing pursuant to Section 9.2(a);

(ii)          any breach by the Company of any of its covenants or agreements contained in this Agreement performed or required to be performed at or prior to the Closing;

(iii)         any breach by any Indemnifying Seller Party of any of their respective covenants or agreements contained in this Agreement or an Ancillary Agreement (it being acknowledged, agreed and understood that with respect to a breach of any covenant or agreement made by, or on the part of, a specific Indemnifying Seller Party, only the breaching Indemnifying Seller Party and not any other Indemnifying Seller Party shall be liable therefor as an Indemnifying Person);

(iv)        any error, omission or inaccuracy in, or claim or dispute made or brought by or on behalf of any Securityholder regarding or relating to such Person’s rights with respect to, the allocations of Closing Merger Consideration, Additional Merger Consideration, Option Consideration, Warrant Consideration, and/or other payments set forth in, and to be made pursuant to, the Allocation Schedule or the amount or number of the Closing Merger Consideration, Additional Merger Consideration, Option Consideration, Warrant Consideration, and/or other payments received by any Securityholder;

(v)         any and all Third Person Claims (A) by a Person other than a Securityholder set forth on the Allocation Schedule that such Person owns or holds any Shares, Stock Options, Warrants or other Equity Securities in the Company, or rights to acquire any Shares, Stock Options, Warrants or other Equity Securities in the Company, as of immediately prior to the Closing, and (B) by a Securityholder claiming or alleging that such Securityholder should have received payments, consideration or compensation (whether as Closing Merger Consideration, Additional Merger Consideration, Option Consideration, Warrant Consideration, and/or other payments) other than as provided for in this Agreement;

(vi)        any amount paid in respect of any Dissenting Shares in excess of the portion of the Merger Consideration payable pursuant to and in accordance with the terms of this Agreement with respect to such Dissenting Shares (as if the holder of such Dissenting Shares had not become a dissenting shareholder);

(vii)       Fraud with respect to any representation, warranty, covenant or agreement made by the Company or an Indemnifying Seller Party contained in this Agreement, an Ancillary Agreement or a certificate required to be delivered by the Company in connection with this Agreement or an Ancillary Agreement (it being acknowledged, agreed and understood that with respect to Fraud by any Indemnifying Seller Party, only the breaching Indemnifying Seller Party to which a claim of Liability for Fraud and not any other Indemnifying Seller Party shall be liable therefor as an Indemnifying Person); and

(viii)      any matter set forth on Schedule 11.1(a)(viii).

(b)            From and after the Closing, Parent shall indemnify, defend and hold harmless the Securityholder Group from and against all Damages incurred, suffered by or asserted against the Securityholder Group to the extent caused by, arising out of or resulting from:

(i)           any breach by Parent of, or inaccuracy in, any representation or warranty contained in Article 6 and the corresponding representations and warranties given in the certificate delivered at Closing pursuant to Section 9.3(c);

(ii)          any breach by Parent of any of its covenants or agreements contained in this Agreement performed or required to be performed at or prior to the Closing; and

(iii)         Fraud with respect to any representation, warranty, covenant or agreement made by Parent contained in this Agreement, an Ancillary Agreement or a certificate required to be delivered by Parent in connection with this Agreement or an Ancillary Agreement.

(c)            Except for Fraud or intentional and willful breach of this Agreement (and causes of action based thereupon), and subject to Article 12 and Section 13.5, following the Closing, this Article 11 contains the Parties’ exclusive remedies against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 9.2(a) or Section 9.3(c), as applicable; provided, that this Section 11.1(c) shall not apply to Section 13.17, which shall be enforceable by Securityholders’ Representative in its entirety against the Securityholders.

(d)             FROM AND AFTER THE CLOSING, THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, RELEASES, AND FOREVER DISCHARGES THE INDEMNIFYING SELLER PARTIES FROM ANY AND ALL RIGHTS, CLAIMS, DEBTS, LIABILITIES, CAUSES OF ACTION, AND DAMAGES OF ANY NATURE OR KIND, WHETHER KNOWN OR UNKNOWN, MATURED OR CONTINGENT, ACCRUED OR UNACCRUED, LIQUIDATED OR UNLIQUIDATED, OR DUE OR TO BECOME DUE, WHETHER FOR COMPENSATORY, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OR EQUITABLE RELIEF, WHETHER BASED ON CONTRACT OR ANY OTHER BASIS, AND WHETHER ARISING IN LAW, IN EQUITY, OR OTHERWISE, BASED SOLELY UPON FACTS, CIRCUMSTANCES, OCCURRENCES OR OMISSION EXISTING, OCCURRING, OR ARISING PRIOR TO CLOSING; PROVIDED, HOWEVER, THAT THE FOREGOING RELEASE DOES NOT COVER CLAIMS OR RIGHTS (I) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING THE PARENT GROUP’S RIGHT TO INDEMNIFICATION UNDER SECTION 11.1(a), (II) FOR FRAUD OR INTENTIONAL AND WILLFUL BREACH OF THIS AGREEMENT BY THE COMPANY (PRIOR TO THE CLOSING) OR AN INDEMNIFYING SELLER PARTY, OR (III) ARISING OUT OF THE INDEMNIFYING SELLER PARTY’S RELATIONSHIP WITH THE COMPANY OTHER THAN AS A HOLDER OF CAPITAL STOCK, STOCK OPTIONS AND/OR WARRANTS OR AS AN OFFICER, DIRECTOR OR EMPLOYEE OF THE COMPANY (AND FOR PURPOSES OF CLARITY, SUCH MATTERS SET FORTH IN CLAUSES (I)-(III) (INCLUSIVE) ARE NOT HEREBY RELEASED OR DISCHARGED).

Section 11.2         Indemnification Actions. All claims for indemnification under Section 11.1 shall be asserted and resolved as follows:

(a)            For purposes hereof, (i) the term “Indemnifying Person,” when used in connection with particular Damages, shall mean the Person or Persons having, or alleged to have, an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Section 11.2, and specifically with respect to a Person in the Securityholder Group it means Securityholders’ Representative on behalf of such Person in the Securityholder Group (except for provisions relating to an obligation to make any payments, when it shall mean that Person and not Securityholders’ Representative), and (ii) the term “Indemnified Person,” when used in connection with particular Damages, shall mean the Person or Persons having, or alleged to have, the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Section 11.2, and specifically with respect to a Person in the Securityholder Group it means Securityholders’ Representative on behalf of such Person in the Securityholder Group (except for provisions relating to an obligation to make or right to receive any payments, when it shall mean that Person and not Securityholders’ Representative).

(b)            To make a claim for indemnification under Section 11.1, an Indemnified Person shall notify the Indemnifying Person of its claim in reasonable detail (based on information then known) under this Section 11.2 (the “Claim Notice”). In the event that the claim for indemnification is based upon, or may result from, a claim by a third Person against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide a notice of such Third Person Claim to the Indemnifying Person promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided, that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 11.2 shall not relieve the Indemnifying Person of its obligations under Section 11.1 except to the extent such failure materially prejudices the Indemnifying Person.

(c)            In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have the right, but not the obligation, by providing written notice to the Indemnified Person within thirty (30) days following its receipt of the Claim Notice from the Indemnified Person, to elect to defend at its sole cost and expense such Third Person Claim. The Indemnifying Person (or Securityholders’ Representative, as applicable) will keep the Indemnified Person reasonably apprised of all material developments, including settlement offers, with respect to the Third Person Claim and permit the Indemnified Person to participate, at its cost, in the defense of the Third Person Claim. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30)-day period of its election to defend such Third Person Claim, then the Indemnified Person shall have the right to defend such Third Person Claim (it being acknowledged and agreed that any failure by the Indemnifying Person to exercise its right to defend such Third Person Claim shall not be deemed to be a conclusive denial by the Indemnifying Person of any indemnification obligation it may have to the Indemnified Person hereunder with respect to such Third Person Claim). In such case, the Indemnified Person will keep the Indemnifying Person reasonably apprised of all material developments, including settlement offers, with respect to the Third Person Claim and permit the Indemnifying Person to participate, at its cost, in the defense of the Third Person Claim. If at any time during the Indemnified Person’s defense of a Third Person Claim the Indemnifying Person becomes aware of additional information with respect thereto or is provided with additional papers served with respect thereto which, if proven to be true, changes the Indemnifying Person’s reasonable determination of its obligations to indemnify the Indemnified Person with respect thereto (and the Indemnifying Person notifies the Indemnified Person of such changed determination in writing and acknowledges in writing its obligation to indemnify the Indemnified Person with respect thereto), then the Indemnifying Person shall have the right, but not the obligation, to assume the defense of such Third Person Claim at its sole cost and expense.

(d)            Notwithstanding anything to the contrary in Section 11.2(c), Securityholders’ Representative shall not be entitled to assume the defense of any Third Person Claim where (i) the Third Person Claim seeks injunctive, criminal or non-monetary relief or is brought by any Governmental Body or any customer, supplier, licensor or licensee of the Surviving Corporation or the Surviving Company, (ii) settlement of, or an adverse judgment with respect to, the Third Person Claim is reasonably likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Person, (iii) the assumption of defense of the Third Person Claim by the Indemnifying Person is reasonably likely to cause an Indemnified Person to lose coverage under the Representation and Warranty Insurance Policy, and Parent has notified Securityholders’ Representative in writing of the specific provision of the Representation and Warranty Insurance Policy that would trigger such loss of coverage, or (iv) the Parent Group or the insurer is required to assume the defense of such Third Person Claim pursuant to the Representation and Warranty Insurance Policy and Parent has notified Securityholders’ Representative in writing of the specific provision of the Representation and Warranty Insurance Policy that requires such assumption of the defense; and provided, further, that if an Indemnified Person has its sole source of recovery related to the Third Person Claim pursuant to the Representation and Warranty Insurance Policy, then Parent shall be solely entitled to defend, and Securityholders’ Representative and the Indemnifying Seller Parties shall have no right to assume or participate in the defense of, the Third Person Claim.

(e)            Upon the proper exercise of its right to assume the defense of a Third Person Claim pursuant to Section 11.2(c), the Indemnifying Person shall defend, at its sole cost and expense (subject to the provisions of Section 11.3), the Third Person Claim (except as set forth in Section 11.2(f)). The Indemnifying Person shall have full control of such defense and proceedings, including, subject to other provisions of this Section 11.2(e), any compromise or settlement thereof (such consent of the Indemnified Person shall not be unreasonably withheld, conditioned or delayed; provided, however, (i) that the absence as a term thereof of the giving by the Person(s) asserting such claim to all Indemnified Persons of a release from all Liability with respect to such Third Person Claim shall not be deemed an unreasonable basis for withholding consent to any such settlement or compromise, and (ii) the imposition as a result of any settlement or consent of any restrictions or obligations on any Indemnified Person that will materially impair their ability to carry on their business or affairs shall also not be deemed an unreasonable basis for withholding consent to any such settlement or compromise). If requested by the Indemnifying Person, the Indemnified Person agrees to reasonably cooperate, at the expense of the Indemnifying Person, in contesting any Third Person Claim that the Indemnifying Person elects to contest (provided that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnifying Person shall provide periodic updates and information to the Indemnified Person. The Indemnified Person may at its own expense participate in, but not control, any defense of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 11.2(e). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto (which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnified Person shall be entitled to withhold its consent to such settlement or consent (i) if such settlement or consent does not result in a final resolution of all Indemnified Persons’ Liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all Liability with respect to such Third Person Claim) or (ii) if such settlement or consent results in the imposition as a result of any settlement or consent of any restrictions or obligations on any Indemnified Person that will materially impair affect their ability to carry on their business or affairs).

(f)            If (i) within the thirty (30)-day period specified in Section 11.2(c) the Indemnifying Person does not elect to defend a Third Person Claim (and at no time thereafter exercises its right to assume the defense of such Third Person Claim as provided in Section 11.2(c)), (ii) the Indemnifying Person admits its obligation or agrees to indemnify the Indemnified Person in full in connection with a Third Person Claim but fails or is failing to vigorously defend or prosecute the Third Person Claim, (iii) the Indemnified Person has been advised in writing by legal counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Person and the Indemnified Person, (iv) such Third Person Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, or (v) such Third Person Claim seeks an injunction or equitable relief against the Indemnified Person that the Indemnified Person reasonably determines, upon advice of outside legal counsel, cannot be separated from any related claim for money damages (and, if such equitable relief of such Third Person Claim can be so separated from that for money damages, then the Indemnifying Person shall be entitled to assume control of the defense of that portion relating to money damages), then the Indemnified Person shall have the right to defend (or reassume the defense) against the Third Person Claim, including to settle or compromise such Third Person Claim (at the sole cost and expense of the Indemnifying Person, but subject to the provisions of Section 11.3, if the Indemnified Person is entitled to indemnification hereunder), with legal counsel of the Indemnified Person’s choosing; provided, that such claim shall not be compromised or settled without the prior written consent of the Indemnifying Person, such consent not to be unreasonably withheld, conditioned or delayed, and the Indemnified Person shall provide periodic updates and information to the Indemnifying Person. All of the Parties shall cooperate in the defense or prosecution of any Third Person Claim in respect of which indemnity may be sought hereunder.

(g)            In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days following its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such indemnification (including that the claim is subject to the Representation and Warranty Insurance Policy). Subject to the requirements of the Representation and Warranty Insurance Policy, if the Indemnifying Person does not notify the Indemnified Person within such thirty (30)-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be conclusively deemed to have denied its obligation to provide such indemnification hereunder. If the Indemnifying Person contests the assertion of a claim by giving such written notice to the Indemnified Person within such period, then the Indemnifying Person and the Indemnified Person shall act in good faith for thirty (30) days to reach an agreement regarding such dispute. If the Indemnifying Person and the Indemnified Person reach an agreement with respect to such dispute, a memorandum setting forth such agreement shall be prepared and signed by the Indemnifying Person and the Indemnified Person. If the Indemnifying Person and the Indemnified Person are unable to resolve such dispute during such thirty (30)-day period, any party to such dispute may institute dispute resolution proceedings. Subject to the requirements of the Representation and Warranty Insurance Policy, any final and non-appealable written decision, judgment or award rendered by a court of competent jurisdiction as to the validity and amount of any claim in such Claim Notice shall be final, binding, and conclusive upon the parties to such dispute and any other Indemnifying Persons and Indemnified Persons.

Section 11.3         Survival; Limitations on Indemnification.

(a)            Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties in Article 5 and Article 6 and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Section 9.2(a) and Section 9.3(c), as applicable, shall terminate and not survive the Closing; provided, that (i) the Fundamental Representations, and any indemnification obligations for any inaccuracy with respect thereto, or any breach thereof, shall survive the Closing until the six (6)-year anniversary of the Closing Date, (ii) any indemnification obligations with respect to claims or Damages under Section 11.1(a)(viii) shall survive the Closing for the later of (A) sixty (60) days following the full period of the applicable statute of limitations to which the claims or Damages relate (giving effect to any waiver, mitigation or extension thereof) and (B) the six (6)-year anniversary of the Closing Date, and (iii) in the event of any Fraud and any indemnification obligations in respect thereto of any representation or warranty contained in this Agreement or the certificates delivered pursuant to Section 9.2(a) and Section 9.3(c), as applicable, such representation or warranty shall survive from the Closing until the six (6)-year anniversary of the Closing Date. The covenants and agreements of the Parties set forth in this Agreement or any certificate delivered pursuant to this Agreement shall survive for their respective terms, or if none, until fully performed (it being acknowledged and agreed that no expiration of any covenant would limit any Indemnified Person’s rights to bring a claim for breach of any covenant prior to expiration of the statute of limitations applicable to such claim).

(b)            Notwithstanding anything to the contrary in this Agreement, any claims asserted in good faith and in writing by notice from an Indemnified Person to an Indemnifying Person prior to the expiration of the applicable survival period in accordance with the terms of this Agreement shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement and such claims shall survive until finally resolved. For the avoidance of doubt, nothing in this Section 11.3 shall affect the time periods during which any claim may be made under the Representation and Warranty Insurance Policy.

(c)            Subject to Section 11.4, the Indemnifying Seller Parties shall be liable to the Parent Group for indemnification under Section 11.1(a) for all Damages incurred, suffered by or asserted against the Parent Group from dollar one. Parent shall not be liable to the Securityholder Group for indemnification under Section 11.1(b)(i) until the aggregate amount of all Damages in respect of indemnification under Section 11.1(b)(i) exceeds the Purchaser Indemnity Basket, in which event Parent shall be required to pay or be liable for all such Damages from the first dollar.

(d)            Subject to Section 11.4 and except as otherwise set forth on Schedule 11.1(a)(viii), in no event shall the aggregate amount of all Damages incurred by the Parent Group for which the Indemnifying Seller Parties shall be liable pursuant to Section 11.1(a) exceed, in the aggregate, the amount of the Merger Consideration actually received by the Indemnifying Seller Parties, and in no event shall an Indemnifying Seller Party’s individual liability pursuant to Section 11.1(a) exceed the amount of the Merger Consideration actually received by such Indemnifying Seller Party. In no event shall the aggregate liability of Parent pursuant to Section 11.1(b) exceed the Merger Consideration.

(e)            Notwithstanding anything to the contrary in this Section 11.3, (i) the limitations set forth in the second sentence Section 11.3(c) shall not apply to Damages based upon, arising out of, with respect to or by reason of (A) any breach by Parent of, or inaccuracy in, any Fundamental Representation as set forth in Section 11.1(b)(i), or (B) any claim for indemnification pursuant to Section 11.1(b)(ii) or Section 11.1(b)(iii), and (ii) the limitations set forth in Section 11.1(d) shall not affect or otherwise limit any claim made or available under the Representation and Warranty Insurance Policy or any other applicable policy of insurance (other than the Representation and Warranty Insurance Policy) in effect under which Parent and/or the Company is the owner or beneficiary for any reason.

(f)            The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds actually realized by the Indemnified Person or its Affiliates with respect to such Damages, after deducting therefrom any related costs and expenses, including reasonable and documented attorneys’ fees, of pursuing any related insurance claims, any Taxes associated with proceeds received under the applicable insurance policy(ies) and any related increases in insurance premiums or other chargebacks to the extent attributable to the payment of such proceeds under the applicable insurance policy(ies). An Indemnified Person shall use commercially reasonable efforts to seek to recover any such insurance or other third party proceeds from third parties. If an Indemnified Person recovers an amount (other than any proceeds received under the Representation and Warranty Insurance Policy) from a third party in respect of a Damage after all or a portion of such Damage has been paid by an Indemnifying Person pursuant to this Article 11, the Indemnified Person shall promptly remit to the Indemnifying Person the excess (if any) of (i) the amount paid by the Indemnifying Person in respect of such Damage, plus the amount received from the third party in respect thereof, minus (ii) the full amount of the Damage.

(g)            In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, Liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with the Closing. The waiver of any condition set forth in Article 8 based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages or other remedy based on any such representation, warranty, covenant or agreement.

(h)            For purposes of this Article 11, all “material,” “Material Adverse Effect” and similar materiality type qualifications contained in the representations and warranties set forth in this Agreement or in any of the related agreements, Exhibits, schedules or certificates to, or delivered in connection with this Agreement (in each case by the Company), except for the occurrence of a “Material Adverse Effect” in Section 5.7, shall be ignored and not given any effect, for purposes of determining the amount of any Damages suffered or incurred.

(i)           No Indemnifying Seller Party shall have any right of indemnification, contribution or subrogation against the Company, Securityholders’ Representative, the Surviving Corporation, the Surviving Company or any member of the Parent Group with respect to any indemnification payment made by or on behalf of any Indemnifying Seller Party under this Article 11.

(j)             The Parent Group shall not be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Damages to the extent such Damages are included in the calculation of the Final Adjustment Amount or the Closing Merger Consideration.

(k)            No Indemnifying Person shall be liable under this Article 11 in respect of any Damage which is contingent unless and until such contingent Damage becomes an actual liability and is due and payable; provided, that this Section 11.3(k) shall not limit the ability of any Indemnified Person to submit a Claim Notice.

(l)             Each Indemnified Person shall take all commercially reasonable actions to minimize and mitigate any indemnifiable Damage, and if the Indemnified Person fails to do so, the Indemnifying Person shall have no liability for any portion of such Damage that reasonably could have been avoided had the Indemnified Person so complied.

(m)           None of the foregoing provisions of this Section 11.3 shall be applicable to or limit any remedies that the Parent Group or the Securityholder Group may have for Fraud or intentional and willful breach of this Agreement (and causes of action based thereupon); provided, that, each Indemnifying Seller Party shall only be responsible for Fraud committed by the Company up to the portion of the Merger Consideration actually received by such Indemnifying Seller Party.

(n)            Notwithstanding anything to the contrary in this Agreement, no Person shall be responsible for Fraud committed by another Person, or the intentional and willful breach of this Agreement by another Person; provided, that the Indemnifying Seller Parties shall be responsible for Fraud committed by the Company.

Section 11.4         Representation and Warranty Insurance Policy; Order of Recovery for Damages; Indemnification Payment Timing.

(a)            The Parties acknowledge that Parent is obtaining the Representation and Warranty Insurance Policy for coverage of possible Damages with respect to any breach of the representations and warranties by the Company contained in Article 5 or in any certificate delivered pursuant hereto and any Pre-Closing Tax Liabilities on the terms and conditions set forth on the Representation and Warranty Insurance Policy. Notwithstanding anything to the contrary in this Agreement, but without limiting any Person’s rights and remedies for Fraud or intentional and willful breach of this Agreement (and causes of action based thereupon) against the Person(s) who committed such Fraud or intentional and willful breach of this Agreement (and causes of action based thereupon), the Parent Group’s sole and exclusive recourse against the Indemnifying Seller Parties for breach of any representation and warranty by the Company contained in Article 5 or by the Company in the certificate delivered by the Company at Closing pursuant to Section 9.2 (other than with respect to Fundamental Representations) and Pre-Closing Tax Liabilities (other than the Pre-Closing Tax Carveout Liabilities) shall be limited solely to recovery under the Representation and Warranty Insurance Policy. Termination, modification or amendment of the Representation and Warranty Insurance Policy or denial of claims under the Representation and Warranty Insurance Policy (other than denials of claims as a result of the applicable coverage limit of the Representation and Warranty Insurance Policy being exceeded) will not expand the Indemnifying Seller Parties’ indemnification obligations as set forth in this Agreement. Parent shall not enter into or consent to any amendment to, or termination, cancellation or revocation of, the anti-subrogation provisions in the Representation and Warranty Insurance Policy following the Closing that would increase the liability of any Indemnifying Seller Party under this Agreement without Securityholders’ Representative’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) (except in the case of a claim arising from Fraud).

(b)            Once Damages payable pursuant to Section 11.1(a)  (but subject to Sections 11.3 and 11.4(a) and provided that with respect to any Damages that Parent would be first be required to seek recovery under the Representation and Warranty Insurance Policy, Parent has used reasonable efforts to seek recovery, including appealing denials, has received a final denial of coverage for all or part of the Damages under the Representation and Warranty Insurance Policy and the retention amount has been otherwise satisfied) are agreed to by the Securityholders’ Representative, acting on behalf of the Indemnifying Seller Parties), on the one hand, and Parent (on behalf of the Parent Group), on the other hand, or are finally adjudicated or determined (whether by a court of competent jurisdiction or as otherwise provided pursuant to this Agreement) to be payable pursuant to this Article 11, such Damages shall be satisfied in the following order and priority:

(i)           first, by recovery under any applicable policies of insurance in effect under which Parent and/or the Company is the owner or beneficiary, other than the Representation and Warranty Insurance Policy, with Parent being required to seek recovery under any such policies before seeking recovery against the Indemnifying Seller Parties as provided herein; and         `

(ii)         thereafter, to the extent such Damages are not covered by any applicable policies of insurance in effect under which Parent and/or the Company is the owner or beneficiary for any reason (including the coverage limit being exceeded and coverage being denied), by the Indemnifying Seller Parties, severally but not jointly (in accordance with each Indemnifying Seller Party’s Aggregate Percentage Interest), by paying to Parent (for further payment to the applicable members of the Parent Group (as the Indemnified Person(s))), within fifteen (15) Business Days following the date of such agreement or final adjudication or determination, the amount of such Damages in cash by wire transfer of immediately available funds to an account designated in writing by Parent.

(c)            Once Damages payable pursuant to Section 11.1(b) (but subject to Section 11.3) are agreed to by Parent, on the one hand, and Securityholders’ Representative (on behalf of the Securityholder Group), on the other hand, or are finally adjudicated or determined (whether by a court of competent jurisdiction or as otherwise provided pursuant to this Agreement) to be payable pursuant to this Article 11, such Damages shall be satisfied by Parent paying to the Exchange Agent (for further payment to the Securityholders in accordance with their respective Aggregate Percentage Interests), within fifteen (15) Business Days following the date of such agreement or final adjudication or determination, the amount of such Damages in cash by wire transfer of immediately available funds to an account designated in writing by the Exchange Agent.

Article 12
TAX MATTERS

Section 12.1         Tax Treatment.

(a)            For United States federal income Tax purposes, Parent, Merger Sub 1, Merger Sub 2 and the Company (i) intend that the Mergers, taken together, qualify for the Intended Tax Treatment, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code, and (ii) shall report the Mergers as a “reorganization” under Section 368(a) of the Code, and will not take a reporting position that is inconsistent with the Intended Tax Treatment, except as otherwise required by a change in Law or to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)            Each of Parent and the Company shall use commercially reasonable best efforts (i) to cause the Mergers, taken together, to qualify for the Intended Tax Treatment and (ii) not to take (or knowingly fail to take) any action that would reasonably be expected to prevent or impede such qualification. Each of Parent and the Company shall notify the other Party promptly after becoming aware of any reason to believe that the Mergers may not qualify for the Intended Tax Treatment.

(c)            Parent makes no representations or warranties to the Company or to any Securityholder or other holder of Company securities regarding the tax treatment of the Mergers, whether the Mergers shall qualify as a reorganization under Section 368(a) of the Code, or any of the tax consequences to any Securityholder or other holder of Company securities of this Agreement, or any of the transactions or agreements contemplated hereby, and the Company and the Securityholders acknowledge that the Company and the Securityholders are relying solely on their own tax advisors in connection with this Agreement, the Intended Tax Treatment and the transactions contemplated by this Agreement.

Section 12.2         Transfer Taxes. The Securityholders, on the one hand, and Parent, on the other hand, shall each be responsible for fifty percent (50%) of all excise, sales, use, registration, stamp, recording, documentary, conveyancing, tangible personal property, franchise, transfer, value added and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) arising from the transactions contemplated by this Agreement. The party required to do so under applicable Law shall file or cause to be filed in a timely manner all necessary documents (including all Tax Returns), with respect to all such amounts. Each such Party shall provide the other Party with evidence satisfactory to the Company that such Transfer Taxes have been paid, or if the transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

Section 12.3         Cooperation. The Parties agree to use commercially reasonable efforts to (i) furnish or cause to be furnished to each other, upon request, as promptly as reasonably practicable, such information and assistance relating to the Company and the assets thereof, including reasonable access to the Books and Records, as is reasonably necessary for the filing of all Tax Returns of the Company which such party is responsible for preparing in accordance with this Agreement (including the preparation of reports relating to the Company and necessary for the Shareholders to prepare their Tax Returns), the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax, (ii) make available to the other Party as reasonably requested all Tax Returns, work papers, information, records and documents relating to Taxes of the Company for which the Shareholders could be liable pursuant to this Agreement or otherwise, and (iii) cooperate fully as and to the extent reasonably requested by any other Party in connection with any Tax Proceeding involving the Company. Notwithstanding anything to the contrary in this Agreement, none of Parent nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes or Tax Returns of the Shareholders or any of their Affiliates (or any of its predecessors) other than information relating solely to the Company and the assets thereof.

Section 12.4         Tax Returns.

(a)            The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company that are due on or before the Closing Date (taking into account any extensions), and shall timely pay or cause to be paid all Taxes shown as due and payable thereon on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law). The Company shall provide Parent a copy of such Tax Returns for its review as promptly as reasonably practicable prior to the date for filing (taking into account any extensions).

(b)            Parent shall prepare or cause to be prepared all Tax Returns, of the Company for all Pre-Closing Tax Periods or any Straddle Period that are first required to be filed after the Closing Date (taking into account applicable extensions); provided, Parent shall prepare any Tax Return for a taxable period ending on or prior to the Closing Date in a manner consistent with the past practice of the Company, except as otherwise required by applicable Law. To the extent permitted by applicable Law, all deductions and other income Tax benefits related to the payment or accrual of transaction and retention bonus arrangements and all other expenses of the Company related to the consummation of the transactions contemplated hereby that are economically borne by the Securityholders shall be attributable to the Pre-Closing Tax Period and shall be claimed as current deductions on the Tax Returns of the Company for the Pre-Closing Tax Period, including, as applicable, through the filing of a safe harbor election pursuant to Revenue Procedure 2011-29 with respect to success-based fees. Parent shall deliver or cause to be delivered to Securityholders’ Representative for Securityholders’ Representative’s review and approval each such Tax Return (x) in the case of an income Tax Return at least thirty (30) days in advance of the due date for filing such Tax Returns (after giving effect to any applicable extension to file such Tax Return) and (y) in the case of any other Tax Return, as promptly as is reasonably practical, to provide Securityholders’ Representative with a meaningful opportunity to analyze and comment on such Tax Returns. Securityholders’ Representative shall provide any reasonable good faith written comments to Parent no later than twenty (20) days after receiving such Tax Return, and Parent shall consider such comments in good faith. If Securityholders’ Representative does not provide to Parent any written comments within twenty (20) days after receiving such Tax Return, Securityholders’ Representative will be deemed to have accepted such Tax Return as drafted by Parent. If Securityholders’ Representative does provide written comments within twenty (20) days after receiving such Tax Return, and Parent and Securityholders’ Representative are unable to agree as to all items in dispute with respect to such Tax Return within ten (10) days after Securityholders’ Representative provides its written comments to Parent, the disputed items shall be resolved by the Independent Accountant using principles similar to those set forth in Section 3.2(c). If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent, and such Tax Return shall thereafter be amended to reflect the Independent Accountant’s resolution of the matter. The costs, fees and expenses of the Independent Accountant shall be borne by Parent and Securityholders’ Representative in inverse proportion as they may prevail (as determined by the Independent Accountant in writing) on the matters resolved by the Independent Accountant. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. To the extent not included in Closing Date Net Working Capital, the Shareholders shall pay to Parent an amount equal to all Taxes due with respect to any Pre-Closing Tax Period on such Tax Returns no later than ten (10) Business Days before the date on which Parent or Company are required to pay such Taxes.

(c)            Parent shall not, and shall not cause or permit any of its Affiliates (including, after the Closing, the Surviving Company or the Surviving Corporation) to, take any of the following actions: (i) except as otherwise provided in Section 12.4(a), filing, amending, re-filing or otherwise modifying any Tax Return previously filed with any Taxing Authority relating in whole or part to the Company with respect to any Pre-Closing Tax Period, (ii) making, changing or revoking any Tax election for, or that is retroactive to any Tax Return of the Company for any Pre-Closing Tax Period (or portion thereof), (iii) initiating discussions or examinations with any Governmental Body, or making any voluntary disclosures, with respect to any Tax or Tax Return of the Company for any Pre-Closing Tax Period (or portion thereof), or (iv) taking any actions on the Closing Date after the Closing that are outside the Ordinary Course and not expressly contemplated by this Agreement that are with respect to and limited to Taxes related to any Pre-Closing Tax Period (or a portion hereof), in each case of clauses (i)-(iv), except with the written consent of Securityholders’ Representative (which will not be unreasonably withheld, conditioned, or delayed, and for the avoidance of doubt, it shall be unreasonable for the Securityholders’ Representative to withhold consent for any action required by Law), if such action could reasonably be expected to result in (x) Taxes that would be included in the calculation of Closing Date Net Working Capital, or Transaction Fees and Expenses or otherwise in the calculation of the Merger Consideration, or (y) Damages for which the Shareholders would be required to indemnify the Parent Group under Section 11.1(a)(viii) of this Agreement. For the avoidance of doubt, neither Parent nor any of its Affiliates shall make (or cause to be made) any election under Section 338 or Section 336 of the Code (or any similar provision under state, local, or non-U.S. Tax Law) with respect to the transactions contemplated by this Agreement.

Section 12.5         Allocation of Taxes. In the case of any Straddle Period, (i) the amount of any Taxes based on or measured by income, gain, profits, receipts, employment, social security, payroll, sales, use, or other transaction-based Taxes of the Company for the portion of the Straddle Period ending on the Closing Date shall be determined based on a closing of the books as of the close of business on the Closing Date, and (ii) the amount of other Taxes of the Company for a Straddle Period that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period up to and including the Closing Date and the denominator of which is the number of days in such Straddle Period and the balance of such Taxes shall be attributable to the portion of the Straddle Period after the Closing Date; provided, however, that any such Taxes attributable to any property that was owned by the Company during the Pre-Closing Tax Period, but is not owned by the Company as of the day immediately prior to the Closing Date shall be allocated entirely to the Pre-Closing Tax Period, and any such Taxes attributable to any property that was owned by the Company during the Post-Closing Tax Period, but is not owned by the Company as of the day immediately prior to the Closing Date shall be allocated entirely to the Post-Closing Tax Period. To the extent permitted by applicable Law at a “more likely than not” or higher level of comfort, any and all Transaction Tax Deductions shall be allocable to the Pre-Closing Tax Period and/or the pre-Closing portion of a Straddle Period (and it shall be assumed that none of Parent nor its Affiliates (including the Surviving Corporation) shall have applied the so called “next day rule” under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) to such deductions).

Section 12.6         Tax Proceedings.

(a)            Parent shall promptly notify Securityholders’ Representative in writing upon receipt by Parent, the Company or any of their respective Affiliates of notice of any Tax Proceeding in respect of any taxes of the Company relating to any (i) Pre-Closing Tax Period or (ii) the portion of any Straddle Period relating to the Pre-Closing Tax Period, in each case of clauses (i) and (ii), for which the Shareholders could be liable for Taxes under any Law or this Agreement (each, a “Tax Proceeding”). Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b)            Securityholders’ Representative shall have the right to control any Tax Proceeding in respect of the Company for any Pre-Closing Tax Period; provided, however, that (i) Parent shall have the right, at its sole cost and expense, to participate in any such Tax Proceeding, (ii) Securityholders’ Representative shall provide Parent with a timely and reasonably detailed account of each stage of such Tax Proceeding, (iii) in the event that such Tax Proceeding would reasonably be expected to have an adverse effect on Tax Liability of the Company, for any Post-Closing Tax Period, Securityholders’ Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided further, however, that Parent, at its own cost and expense, may control and contest any Tax Proceeding for which Securityholders’ Representative would otherwise have the right to control under this Section 12.6(b) if Securityholders’ Representative declines or fails to control such Tax Proceeding; provided further, however, that if Parent exercises its right to control any Tax Proceeding under the preceding clause, Parent shall (A) provide Securityholders’ Representative with a timely and reasonably detailed account of each stage of such Tax Proceeding, (B) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Securityholders’ Representative, which consent shall not be unreasonably withheld or delayed, and (C) consult with Securityholders’ Representative in good faith concerning the appropriate strategy for contesting such Tax Proceeding.

(c)            Parent shall have the right to control, at its own expense, any Tax Proceeding in respect of the Company for any Straddle Period; provided, however, that (i) Securityholders’ Representative shall have the right to participate in any such Tax Proceeding, (ii) Parent shall provide Securityholders’ Representative with a timely and reasonably detailed account of each stage of such Tax Proceeding, and (iii) Parent shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Securityholders’ Representative, which consent shall not be unreasonably withheld or delayed, if such settlement, compromise or abandonment could affect the Shareholders’ Liability for Taxes under this Agreement or otherwise; provided further, however, that Securityholders’ Representative may control and contest any Tax Proceeding for which Parent would otherwise have the right to control under this Section 12.6(c) if Parent declines to contest such Tax Proceeding; provided further, however, that if Securityholders’ Representative exercises its right to control and contest any Tax Proceeding under the preceding clause, Securityholders’ Representative shall (A) provide Parent with a timely and reasonably detailed account of each stage of such Tax Proceeding, and (B) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, if such settlement, compromise or abandonment could affect Parent’s or the Company’s Liability for Tax with respect to any Post-Closing Tax Period.

Section 12.7         Retention. Parent shall cause the Company to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the earlier of (i) the seven (7)-year anniversary of the Closing Date or (ii) the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Taxing Authority and, if requested by Securityholders’ Representative in writing, allow Securityholders’ Representative to take possession of such books and records prior to destroying or discarding any such books and records of the Company.

Section 12.8         Characterization of Certain Payments. The Parties agree that any payments made pursuant to Article 11 (including any payment received under the Representation and Warranty Insurance Policy), this Article 12, Section 3.2, or Section 3.3 shall be treated for all Tax purposes as an adjustment to the Merger Consideration to the maximum extent permitted by applicable Law; provided further, that no Party shall take any contrary position with respect to any payments made pursuant to Section 3.3 (except to the extent such payment is required to be recharacterized as imputed interest under Section 483 of the Code) except as (and solely to the extent) otherwise required pursuant to a final “determination” within the meaning of Section 1313 of the Code or by a change in applicable Law after the Execution Date (as mutually determined by the Parties in good faith).

Section 12.9         Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements or other Tax indemnity agreements (whether written or not) binding upon the Company (other than Commercial Tax Agreements) shall be terminated as of the Closing Date. After such date, the Company shall not have any further rights or Liabilities thereunder.

Section 12.10         Survival. Notwithstanding anything to the contrary in this Agreement, the provisions this Article 12 shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Article 13
MISCELLANEOUS

Section 13.1         Counterparts; Electronic Execution. This Agreement and the Ancillary Agreements may be executed in counterparts (each of which shall become effective when counterparts have been signed by each Party and delivered to the other Parties (including delivery by electronic mail or any other electronic signature as set forth in the following sentence)). Counterparts may be delivered by electronic mail (including portable document format (.pdf) or any electronic signature complying with the Electronic Signatures in Global and National Commerce (ESIGN) Act of 2000 (e.g., www.docusign.com)) or other transmission method, and any counterpart so delivered shall be deemed to constitute an original signature, have been duly and validly delivered and be deemed the same as a handwritten signature for the purposes of validity, enforceability and admissibility pursuant to the ESIGN Act, the Uniform Electronic Transactions Act (UETA) model Law or similar applicable Laws. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 13.2         Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by national overnight courier service, by email (without receipt of any delivery failure notice) or by registered or certified mail, postage prepaid, as follows:

If to the Company (prior to the Closing):

Claros, Inc.

19815 Hamilton Avenue

Torrance, CA 90502

Attention: Denpol (Daniel) Kultran,

Co-Founder and Chief Executive Officer

Email: [REDACTED]

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

3203 Hanover Street

Suite 100

Palo Alto, CA 94304

Attention: Josh Seidenfeld / Amanda J. Gill / John Hutar

Email: josh.seidenfeld@us.dlapiper.com / amanda.gill@us.dlapiper.com /
john.hutar@us.dlapiper.com

If to Securityholders’ Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

If to Parent, Merger Sub 1, Merger Sub 2, the Surviving Corporation or the Surviving Company (after the Closing):

c/o Navitas Semiconductor Corporation

3520 Challenger Street

Torrance, CA 90503

Attention: Matthew Sant, General Counsel

Email: matt.sant@navitassemi.com

with a copy (which shall not constitute notice) to:

Cozen O’Connor

150 South Fifth Street

Suite 1200

Minneapolis, MN 55402

Attention: Katheryn A. Gettman / Michael P. Zanan

Email: kgettman@cozen.com / mzanan@cozen.com

Each Party may change its address for notice by notice to the other Parties in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed or at the time when sent, if by email.

Section 13.3         Costs and Expenses. Except as otherwise provided in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 13.4         Governing Law; Jurisdiction.

(a)            THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN AN ANCILLARY AGREEMENT, ANY AND ALL CLAIMS, CONTROVERSIES AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR STATUTE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT GIVING EFFECT TO ANY CONFLICT-OF-LAWS OR OTHER RULE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

(b)            EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN AN ANCILLARY AGREEMENT, EACH OF THE PARTIES IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE OR FEDERAL COURTS SITTING IN THE STATE OF DELAWARE IN CONNECTION WITH ANY LITIGATION, CONTROVERSY OR DISPUTE, OR OTHER MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN, AND AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF DELAWARE FOR SUCH PERSONS AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)            EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 13.5         Specific Performance.

(a)            The Parties recognize that in the event of any breach of this Agreement (whether or not such breach is material or willful), monetary damages alone would not be adequate to compensate the other Parties for their injuries. Each Party shall, therefore, be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought to enforce this Agreement, each Party shall waive the defense that there is an adequate remedy at law. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief by the other Parties is that it contests the existence of a breach or threatened breach of this Agreement. For purposes of Section 13.4 and this Section 13.5, each of the Parties hereby consent to service of process in accordance with the terms of Section 13.4.

(b)            If the Closing shall not have occurred because of a material breach by either Parent, Merger Sub 1 or Merger Sub 2 of their respective obligations under this Agreement and all of the conditions to Parent’s, Merger Sub 1’s and Merger Sub’s obligations as set forth in Article 8 have either been satisfied or previously waived (or would have been satisfied or are capable of being satisfied but for such breach of Parent’s, Merger Sub 1’s or Merger Sub 2’s obligations under this Agreement), then the Company shall have the right to seek (and if awarded by a court of competent jurisdiction, obtain) a court order specifically enforcing the provisions of this Agreement to which such breach applies and, in any event, to specifically force the Closing to occur.

(c)            If the Closing shall not have occurred because of a material breach by the Company of its obligations under this Agreement and all of the conditions to the Company’s obligations as set forth in Article 8 have either been satisfied or previously waived (or would have been satisfied or are capable of being satisfied but for such breach of the Company’s obligations under this Agreement), then Parent shall have the right to seek (and if awarded by a court of competent jurisdiction, obtain) a court order specifically enforcing the provisions of this Agreement to which such breach applies and, in any event, to specifically force the Closing to occur.

Section 13.6         Provision Respecting Legal Representation.

(a)            Each of the Parties hereby agrees, on his, her or its own behalf and, as applicable, on behalf of his, her or its directors, managers, shareholders, members, partners, officers, employees and Affiliates, that, following consummation of the transactions contemplated by this Agreement, DLA Piper LLP (US) (“DLA”) (or any successor) may serve as legal counsel to the Securityholder Group or any individual member thereof or any Affiliate of any member of the Securityholder Group, and Securityholders’ Representative in connection with any action, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby, notwithstanding such representation of the Company and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

(b)            It is acknowledged by each of the Parties that DLA (and other legal counsel) has represented the Company prior to the Closing in connection with the transactions contemplated by this Agreement. The Parties agree that any attorney-client privilege or attorney work-product protection attaching as a result of DLA’s (or such other legal counsel’s) representation of the Company in connection with the transactions contemplated by this Agreement and all information and documents subject to such privilege or protection, shall belong to and be controlled by Securityholders’ Representative, and may be waived only by Securityholders’ Representative, and shall not pass or be claimed or used by Parent or the Company; provided, however, that in the event of a dispute between the Company and a Third Party after the Closing Date, the Company may assert the attorney-client privilege and attorney work-product protection to prevent disclosure of confidential communications to such third party; provided further, however, that such privilege may be waived only with the prior written consent of Securityholders’ Representative.

(c)            The attorney-client privilege and attorney work-product protection arising from DLA’s (and such other legal counsel’s) representation of the Company prior to the Closing Date concerning any subject matter to which such Securityholders have or may have an indemnification obligation hereunder, and all information and documents subject to such privilege or protection, shall belong to and be controlled by Securityholders’ Representative, may be waived only by Securityholders’ Representative and shall not pass or be claimed or used by Parent or the Company; provided, however, that in the event of a dispute between the Company and a Third Party after the Closing Date, the Company may assert the attorney-client privilege and attorney work-product protection to prevent disclosure of confidential communications to such third party; provided further, however, that such privilege may be waived only with the prior written consent of Securityholders’ Representative.

Section 13.7         Waivers. A failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Company (prior to the Closing) or Securityholders’ Representative (following the Closing), on the one hand, or Parent, on the other hand, as applicable, by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.8         Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of Parent, on the one hand, and the Company (if prior to the Closing) or Securityholders’ Representative (if after the Closing), on the other hand, and any assignment or delegation made without such consent shall be void; provided, however, that Parent or, following the Closing, the Surviving Corporation or the Surviving Company, may (a) assign its rights or interests and delegate its obligations under this Agreement, in whole or in part, to one or more of its Affiliates, or (b) assign its rights under this Agreement, in whole or in part, to any Persons providing debt financing to the Surviving Corporation or the Surviving Company or any of their Affiliates for collateral security purposes, but in each case, no such transfer or assignment will relieve Parent, the Surviving Corporation or the Surviving Company of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 13.9         Entire Agreement. This Agreement (including, the Appendix, Exhibits and Schedules attached hereto), the Disclosure Schedule, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof (including the Letter of Intent).

Section 13.10       Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 13.11       No Third-Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than the Parties to any claims, cause of action, remedy or right of any kind, except the rights expressly provided in Section 7.7, Section 11.1, Section 13.17 and Section 13.18 to the Persons described therein.

Section 13.12       Construction. The Parties acknowledge that (a) each of them has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) each of them and their respective legal counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 13.13       Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 13.14       Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 13.15       Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

Section 13.16       Confidentiality of Agreement. The Parties agree to keep the provisions of this Agreement confidential except (a) as permitted by Section 7.3, (b) disclosure to the Parties’ Representatives and (c) to any successor-in-interest to Parent of all or any part of the assets or any potential purchaser of Parent’s interest in all or any portion of the assets, their consultants and attorneys, upon the agreement of the foregoing to protect the confidentiality of this Agreement.

Section 13.17       Securityholders’ Representative.

(a)            Each Securityholder (by virtue of delivery of an executed Letter of Transmittal, Option Termination Agreement or Warrant Termination Agreement, as applicable, or by otherwise approving the transactions contemplated herein and by receiving the benefits thereof, including any consideration payable hereunder) does hereby irrevocably appoint Securityholders’ Representative as his, her or its true and lawful attorney-in-fact, representative and agent as of the Closing, with full power of substitution or re-substitution, to act on behalf of such Securityholder for all purposes in connection with this Agreement, any Ancillary Agreements to which Securityholders’ Representative is a party and the transactions contemplated hereby and thereby in accordance with the terms and provisions hereof and thereof, and to act on behalf of such Securityholder in any litigation involving this Agreement and any Ancillary Agreements to which Securityholders’ Representative is a party, to do or refrain from doing all such further acts and things, and to execute all such documents as Securityholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated hereby, including the power:

(i)           to act for such Securityholder and to take any actions with regard to any matters contemplated by Section 3.2;

(ii)          to act for such Securityholder and to take any actions with regard to any claim or claims by an Indemnified Person under Article 11;

(iii)         to execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that Securityholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated hereby;

(iv)        to direct the transfer and payment of funds for and on behalf of the Securityholders;

(v)         to take all actions required by this Agreement and the Ancillary Agreements to authorize the distribution of any portion of the Merger Consideration and Additional Merger Consideration to the Securityholders and/or payment of Transaction Fees and Expenses;

(vi)         to direct the payment and receipt of funds for the payment of expenses of the Securityholders;

(vii)        to enforce the rights of the Securityholders under the terms and provisions of this Agreement; and

(viii)       to do or refrain from doing any further act or deed on behalf of the Securityholders that Securityholders’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and any Ancillary Agreements to which Securityholders’ Representative is a party as fully and completely as the Securityholders could do if personally present.

(b)            The appointment of Securityholders’ Representative to act on behalf of the Securityholders shall be deemed coupled with an interest and shall be irrevocable, and Parent and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Securityholders’ Representative in all matters referred to herein. All notices required to be made or delivered by Parent to the Securityholders shall be made to Securityholders’ Representative for the benefit of the Securityholders and shall discharge in full all notice requirements of Parent to the Securityholders and with respect thereto. Securityholders’ Representative shall act for the Securityholders on all of the matters set forth in this Agreement in the manner Securityholders’ Representative believes to be in the best interest of the Securityholders and consistent with the obligations of the Securityholders under this Agreement. Securityholders’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, Liabilities shall be read into this Agreement or shall otherwise exist against Securityholders’ Representative. All actions, decisions and instructions of Securityholders’ Representative, including the defense, settlement, compromise or other resolution of any matter set forth in Section 3.2 or Section 3.3 or any claims for indemnification by any member of the Securityholder Group pursuant to Article 11, shall be conclusive and binding upon all of the Securityholders. Securityholders’ Representative may resign at any time. Securityholders representing a majority of the outstanding Company securities as of immediately prior to the Closing shall have the right at any time to remove or replace the then-acting Securityholders’ Representative and to appoint a successor Securityholders’ Representative; provided, however, that neither such removal of the then-acting Securityholders’ Representative nor such appointment of a successor Securityholders’ Representative shall be effective until delivery to Parent of executed counterparts of a writing signed by such majority in interest of Securityholders with respect to such removal and appointment, together with an acknowledgement signed by the successor Securityholders’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Securityholders’ Representative and agrees to perform its duties and obligations under, and be bound by all of the provisions of, this Agreement applicable to Securityholders’ Representative.

(c)            Reliance by Securityholders’ Representative.       Securityholders’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by the Securityholders or Parent or any other evidence reasonably deemed by Securityholders’ Representative to be reliable, and Securityholders’ Representative shall be entitled to act on the advice of legal counsel selected by it.

(d)            Expenses of Securityholders’ Representative. Securityholders’ Representative shall be entitled to retain legal counsel and to incur such expenses (including court costs and reasonable attorneys’ fees and expenses) as Securityholders’ Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement.

(e)            Indemnification. Securityholders’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its fraud, bad faith, gross negligence or willful misconduct. Securityholders’ Representative shall not be liable for any action or omission pursuant to the advice of legal counsel. Each Securityholder (by virtue of delivery of an executed Letter of Transmittal, Option Termination Agreement or Warrant Termination Agreement, as applicable, or by otherwise approving the transactions contemplated herein and by receiving the benefits thereof, including any consideration payable hereunder) hereby agrees to severally but not jointly (in accordance with each Securityholder’s Aggregate Percentage Interest; provided that in all cases the indemnification provided to the Securityholders’ Representative shall amount to one hundred percent (100%) coverage) indemnify, defend and hold harmless Securityholders’ Representative against any and all losses, Liabilities or expenses (“Representative Losses”) of whatever kind which may at any time be imposed upon, incurred by or asserted against Securityholders’ Representative in such capacity in any way in connection with or arising out of this Agreement, any related agreements, or the Ancillary Agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the fraud, bad faith, gross negligence or willful misconduct of Securityholders’ Representative, Securityholders’ Representative will reimburse the Securityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, bad faith, gross negligence or willful misconduct. Representative Losses may be recovered by Securityholders’ Representative from (i) the funds in the Securityholders’ Representative Expense Fund and (ii) any other funds that become payable to the Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Securityholders; provided, that while Securityholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligations to promptly pay such Representative Losses as they are suffered or incurred. Securityholders’ Representative may, upon receipt of a claim notice or similar that is reasonably likely to give rise to a Representative Loss (as determined in good faith by Securityholders’ Representative), withhold from any distribution of the Securityholders’ Representative Expense Fund an amount as may be reasonably expected to cover such Representative Loss until such matter is resolved. In no event will Securityholders’ Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything to the contrary in this Agreement, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to Securityholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of Securityholders’ Representative or the termination of this Agreement.

(f)             Securityholders’ Representative Expense Fund. The Securityholders’ Representative Expense Fund will be used for any expenses incurred by Securityholders’ Representative. The Securityholders will not receive any interest or earnings on the Securityholders’ Representative Expense Fund and irrevocably transfer and assign to Securityholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. Securityholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of Securityholders’ Representative responsibilities, Securityholders’ Representative will deliver any remaining balance of the Securityholders’ Representative Expense Fund to the Exchange Agent for further distribution to the Securityholders. For tax purposes, the Securityholders’ Representative Expense Fund will be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.

Section 13.18          Non-Recourse.

(a)            Notwithstanding anything that may be expressed or implied in this Agreement or the Ancillary Agreements, with respect to any obligations of Parent under this Agreement or the Ancillary Agreements, no Persons other than Parent shall have any Liabilities hereunder or thereunder, and no member of the Securityholder Group shall have any right of recovery under this Agreement or the Ancillary Agreements, or any claim based on such Liabilities against, and no personal Liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of Parent or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (each, a “Non-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any statute, regulation or Law or otherwise. Without limiting the foregoing, no claim will be brought or maintained by any member of the Securityholder Group, any Affiliate of any member of the Securityholder Group or any of their respective successors or permitted assigns against any Non-Recourse Party, and no recourse will be brought or granted against any Non-Recourse Party, including by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement or the Ancillary Agreements. The Non-Recourse Parties are intended third-party beneficiaries of this Section 13.18.

(b)            Notwithstanding anything that may be expressed or implied in this Agreement or the Ancillary Agreements, with respect to any obligations of any member of the Securityholder Group under this Agreement or the Ancillary Agreements, no Persons other than the members of the Securityholder Group shall have any Liabilities hereunder or thereunder, and Parent shall not have any right of recovery under this Agreement or the Ancillary Agreements, or any claim based on such Liabilities against, and no personal Liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any member of the Securityholder Group or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (each, a “Securityholder Group Non-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Securityholder Group Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any statute, regulation or Law or otherwise. Without limiting the foregoing, no claim will be brought or maintained by Parent, any Affiliate of Parent against any Securityholder Group Non-Recourse Party, and no recourse will be brought or granted against any Securityholder Group Non-Recourse Party, including by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement or the Ancillary Agreements. The Securityholder Group Non-Recourse Parties are intended third-party beneficiaries of this Section 13.18. Notwithstanding anything to the contrary in this Agreement, this Section 13.18 shall not apply to Section 13.17 and the indemnification provisions therein and shall be enforceable by Securityholders’ Representative in its entirety against the Securityholders.

[Remainder of Page Intentionally Left Blank; Signature Page(s) Follow(s)]

IN WITNESS WHEREOF, this Agreement has been signed by the undersigned Party on the Execution Date.

COMPANY:

CLAROS, INC.

By:	/s/ Denpol (Daniel) Kultran
Name: Denpol (Daniel) Kultran
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, this Agreement has been signed by the undersigned Parties on the Execution Date.

PARENT:

NAVITAS SEMICONDUCTOR CORPORATION

By:	/s/ Chris Allexandre
Name: Chris Allexandre
Title: Chief Executive Officer

MERGER SUB 1:

COMPASS MERGER SUB 1 INC.

By:	/s/ Chris Allexandre
Name: Chris Allexandre
Title: Chief Executive Officer

MERGER SUB 2:

COMPASS MERGER SUB 2 LLC

By:	/s/ Chris Allexandre
Name: Chris Allexandre
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, this Agreement has been signed by the undersigned Party on the Execution Date.

SECURITYHOLDERS’ REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

Signature Page to Agreement and Plan of Merger

APPENDIX A

THIS APPENDIX A IS ATTACHED TO AND MADE A PART OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 24, 2026, BY AND AMONG THE COMPANY, PARENT, MERGER SUB 1, MERGER SUB 2 AND SECURITYHOLDERS’ REPRESENTATIVE.

DEFINITIONS

“280G Approval” has the meaning set forth in Section 7.14.

“Accounts Receivable” has the meaning ascribed to that term under GAAP.

“Acquisition Proposal” means any proposal or offer from any Person (other than Parent, Merger Sub 1, Merger Sub 2 and their respective Affiliates) relating to any merger, consolidation or recapitalization involving the Company, any sale of a majority of the equity securities, directly or indirectly, in the Company, any sale of all or substantially all of the assets of the Company or any other similar transaction involving the Company (excluding sales of inventory in the Ordinary Course).

“Additional Merger Consideration” means (a) the amount of funds, if any, payable to a Securityholder (i) from the Net Working Capital Adjustment as finally determined pursuant to and at the time provided under Section 3.2, (ii) from the Securityholders’ Representative Expense Fund in accordance with this Agreement and (iii) from all other amounts (other than Merger Consideration) paid or payable by Parent, Merger Sub 1 or Merger Sub 2 under this Agreement for the account of the Securityholders, (b) the number of Parent Shares, if any, deliverable to a Securityholder as an Earnout Payment to be paid by Parent to the Securityholder pursuant to Section 3.3, and (c) the amount of funds, if any, payable in lieu of fractional shares, in the case of each of clause (a), clause (b) and clause (c), in accordance with the Allocation Schedule.

“Additional Per Common Share Merger Consideration” means (a) the amount of funds, if any, payable to each Common Shareholder, on a per Share basis, (i) from the Net Working Capital Adjustment as finally determined pursuant to and at the time provided under Section 3.2, (ii) from the Securityholders’ Representative Expense Fund in accordance with this Agreement and (iii) from all other amounts (other than Merger Consideration) paid or payable by Parent, Merger Sub 1 or Merger Sub 2 under this Agreement for the account of the Common Shareholders, (b) the number of registered Parent Shares, if any, deliverable to each Common Shareholder, on a per Share basis, as an Earnout Payment to be paid by Parent to the Common Shareholders pursuant to Section 3.3, and (c) the amount of funds, if any, payable in lieu of fractional shares, in the case of each of clause (a), clause (b) and clause (c) in accordance with the Allocation Schedule.

“Additional Per Series Seed-1 Preferred Share Merger Consideration” means (a) the amount of funds, if any, payable to each Series Seed-1 Preferred Shareholder, on a per Share basis, (i) from the Net Working Capital Adjustment as finally determined pursuant to and at the time provided under Section 3.2, (ii) from the Securityholders’ Representative Expense Fund in accordance with this Agreement and (iii) from all other amounts (other than Merger Consideration) paid or payable by Parent, Merger Sub 1 or Merger Sub 2 under this Agreement for the account of the Series Seed-1 Preferred Shareholders, (b) the number of registered Parent Shares, if any, deliverable to each Series Seed-1 Preferred Shareholder, on a per Share basis, as an Earnout Payment to be paid by Parent to the Series Seed-1 Preferred Shareholders pursuant to Section 3.3, and (c) the amount of funds, if any, payable in lieu of fractional shares, in the case of each of clause (a), clause (b) and clause (c) in accordance with the Allocation Schedule.

Appendix A-1

“Additional Per Series Seed-2 Preferred Share Merger Consideration” means (a) the amount of funds, if any, payable to each Series Seed-2 Preferred Shareholder, on a per Share basis, (i) from the Net Working Capital Adjustment as finally determined pursuant to and at the time provided under Section 3.2, (ii) from the Securityholders’ Representative Expense Fund in accordance with this Agreement and (iii) from all other amounts (other than Merger Consideration) paid or payable by Parent, Merger Sub 1 or Merger Sub 2 under this Agreement for the account of the Series Seed-2 Preferred Shareholders, (b) the number of registered Parent Shares, if any, deliverable to each Series Seed-2 Preferred Shareholder, on a per Share basis, as an Earnout Payment to be paid by Parent to the Series Seed-2 Preferred Shareholders pursuant to Section 3.3, and (c) the amount of funds, if any, payable in lieu of fractional shares, in the case of each of clause (a), clause (b) and clause (c) in accordance with the Allocation Schedule.

“Affected Asset” has the meaning set forth in item 1 of Schedule 11.1(a)(viii).

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group under state, local or foreign income Tax Law).

“Aggregate Percentage Interest” has the meaning set forth in the definition of Allocation Schedule.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocation Schedule” means an allocation schedule and/or spreadsheet setting forth (in each case in a clearly labeled manner):

(a)            each Securityholder’s name and email address of record;

(b)            the amounts required to be deducted and withheld from the Closing Merger Consideration otherwise payable to such Securityholder with respect to Taxes or other withholding obligation, unless the calculation of such amounts has been or will be assumed by the Exchange Agent under the Exchange Agent Agreement or the Company’s payroll provider.

(c)            the Closing Merger Consideration and the Additional Merger Consideration payable (or deliverable) or potentially payable (or deliverable) to each Securityholder;

(d)            the number of Shares of each class of Capital Stock and the number of Shares of Capital Stock underlying Eligible Stock Options and/or Eligible Warrants (and the exercise prices of all Eligible Stock Options and/or Eligible Warrants), held as of immediately prior to the First Effective Time by each Securityholder;

Appendix A-2

(e)            the Percentage Interest applicable to each Shareholder’s Share of Capital Stock, each Option Holder’s Eligible Stock Options and each Warrant Holder’s Eligible Warrants, together with the aggregate of all Percentage Interests applicable to a Person owning or holding Shares of Capital Stock, owning or holding Eligible Stock Options or owning or holding Eligible Warrants (each Securityholder’s “Aggregate Percentage Interest”) (for the avoidance of doubt, the aggregate total of all Aggregate Percentage Interests with respect to all Securityholders combined shall in no event exceed one hundred percent (100%));

(f)            the portion of the Securityholders’ Representative Expense Fund and the Earnout Payment Amount attributable to each Securityholder based on such Securityholder’s Aggregate Percentage Interest (including as recalculated from time to time in accordance with the provisions of this Agreement, the Company’s Governing Documents and the DGCL);

(g)            the portion of the indemnification obligations under Article 11 attributable to each Securityholder based on such Securityholder’s Aggregate Percentage Interest (including as recalculated from time to time in accordance with the provisions of this Agreement, the Company’s Governing Documents and the DGCL); and

(h)            with respect to each Securityholder, a calculation of the portion of the Closing Merger Consideration (which includes amounts payable in respect of Shares, Eligible Stock Options and Eligible Warrants) to be paid or delivered to such Securityholder at the Closing (before deduction for any Tax withholding payable in respect of Eligible Stock Options and/or Eligible Warrants in the case of Closing Merger Consideration) specifying the amounts payable with respect to each such Securityholder’s Shares, Eligible Stock Options and Eligible Warrants (which for the avoidance of doubt, shall be reduced by the exercise price of such Eligible Stock Options and Eligible Warrants).

“Ancillary Agreements” means the Support and Release Agreements, the Eligible Employee Agreements, the RCAs, the Option Termination Agreements, the Warrant Termination Agreements, the Exchange Agent Agreement, the Representation and Warranty Insurance Policy and all other written agreements, documents and certificates contemplated by or delivered in connection with this Agreement or any of the foregoing documents.

“Annual Financial Statements” has the meaning set forth in Section 5.6.

“Antitrust Approvals” means those approvals set forth on Schedule 7.2(a)(i).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and/or the antitrust or competition Law authorities of any other jurisdiction.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Applicable Accounting Principles” means (i) GAAP and, to the extent consistent with GAAP, the accounting methods, principles, policies, practices and procedures applied in preparing the most recent Annual Financial Statements and (ii) in the case of Tax items included in Closing Date Net Working Capital, the Tax Accounting Principles.

Appendix A-3

“Approved POs” has the meaning set forth on Schedule 7.9.

“Balance Sheet” has the meaning set forth in Section 5.6.

“Balance Sheet Date” means June 30, 2026.

“Bank Accounts” has the meaning set forth in Section 5.26.

“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as well as any regulations promulgated pursuant thereto, including 37 C.F.R. Part 401, and any successor statutes or regulations.

“Book-Entry Shares” has the meaning set forth in Section 4.2(a).

“Books and Records” has the meaning set forth in Section 5.19.

“Business” means the business conducted by the Company as of the Execution Date, including, without limitation, developing and providing advanced power management platform solutions that improve AI compute capacity, efficiency and availability.

“Business Day” means each calendar day except Saturdays, Sundays, Federal holidays or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Calculation Time” means 11:59 p.m. Eastern Time on the Closing Date.

“Capital Stock” has the meaning set forth in Section 5.4(a).

“Cash and Cash Equivalents” means the sum of the aggregate cash and cash equivalents (excluding, for the avoidance of doubt, any certificates of deposit, money market accounts and all other accounts and investments that are not convertible to cash within ninety (90) days) of the Company as of the Calculation Time, determined in accordance with GAAP, that (i) are not held in escrow, (ii) are not required to be held by or at the direction of a Governmental Body pursuant to a regulatory or contractual requirement and (iii) are not required to secure deposits or obligations to customers, suppliers, landlords or any other Person, and (iv) are not otherwise subject to any other contractual or legal restriction that would impair the ability of the owner of such cash and cash equivalents to freely transfer or use such cash and cash equivalents for any lawful purpose, but such term shall be increased by any checks, drafts or other similar instruments in transit that have been received by, but not yet deposited in the bank account of the Company as of the Calculation Time, net of the aggregate amount of Outstanding Checks and shall, for the avoidance of doubt, exclude (A) any cash or cash equivalents paid by or on behalf of the Company prior to or at the Closing, including with respect to any Debt, Transaction Fees and Expenses, Related Persons, Securityholders or dividend or distribution and (B) any cash or cash equivalents paid by Parent or any Affiliate of Parent to or on behalf of any Securityholder or the Company in connection with this Agreement or the Ancillary Agreements, the transactions contemplated hereby or thereby, or otherwise.

Appendix A-4

“Casualty Loss” means any casualty loss or damage to any asset that occurs prior to the Closing Date, other than with respect to assets that have been fully repaired or replaced as of the Closing Date.

“Certificate” has the meaning set forth in Section 4.1(c).

“Certificate of First Merger” has the meaning set forth in Section 2.2.

“Certificate of Second Merger” has the meaning set forth in Section 2.2.

“Certificates of Merger” has the meaning set forth in Section 2.2.

“Change of Control” means any of the following: (i) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the assets of the Surviving Company to a Third Party; (ii) the acquisition by any Third Party or group of Third Parties acting together in any transaction or related series of transactions (including by way of merger, consolidation, reorganization or otherwise) of such number of issued and outstanding voting securities of the Surviving Company or Parent as causes such Person, or group of Persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, fifty percent (50%) or more of the combined voting power of the Surviving Company or Parent; or (iii) any liquidation, dissolution or winding up of the Surviving Company or Parent (whether voluntary or involuntary).

“Claim Notice” has the meaning set forth in Section 11.2(b).

“Closing” has the meaning set forth in Section 9.1.

“Closing Amount” means (i) $126,385,525.94, plus or minus (ii) the Estimated Net Working Capital Adjustment, plus or minus (iii) the Estimated Net Debt, minus (iv) the Estimated Transaction Fees and Expenses.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Date Debt” has the meaning set forth in Section 9.2(l).

“Closing Date Debt Payoff Amounts” has the meaning set forth in Section 9.2(l).

“Closing Date Net Debt” means the amount, which may be a positive or a negative number, equal to the Company’s Debt as of the Calculation Time minus the Cash and Cash Equivalents, as of the Calculation Time.

Appendix A-5

“Closing Date Net Working Capital” means, without duplication, (i) the aggregate dollar amount of the current assets (excluding any and all cash and cash equivalents (including Cash and Cash Equivalents), lease and right of use-related current assets under ASC 842, prepaid expenses related to facility related expansions and capital expenditures, current or deferred Tax assets, assets related to Debt, prepaid Transaction Fees and Expenses, receivables, advances or other assets from or in respect of Related Persons or any Securityholder, employee advances and undeposited funds) of the Company as of the Calculation Time (excluding, for the avoidance of doubt, any assets that (A) are held in escrow, (B) are required to be held by or at the direction of a Governmental Body pursuant to a regulatory or contractual requirement, (C) are required to secure deposits or obligations to customers, suppliers, landlords or any other Person, (D) have been or are distributed or otherwise disposed of by the Company prior to or at the Closing, including with respect to the payment of Debt, Transaction Fees and Expenses, amounts payable to Related Persons or dividend or similar distributions) and (E) acquired pursuant to an Approved PO, minus (ii) the aggregate dollar amount of the current Liabilities of the Company ((x) specifically including all accounts payable (except to the extent constituting any Closing Date Debt Payoff Amounts), credit card balances (except to the extent constituting any Closing Date Debt Payoff Amounts), payroll Liabilities, current Taxes, employee product bonuses and other accrued expenses and (y) specifically excluding any Debt, deferred Tax Liabilities, Transaction Fees and Expenses, lease and right of use-related current liabilities under ASC 842, any Approved PO that has not yet been paid by the Company and amounts payable to the Company) as of the Calculation Time, in each case, determined in accordance with the Applicable Accounting Principles. For an illustration of those balance sheet line items constituting the current assets of the Company and the current Liabilities of the Company, as well as the calculation of Closing Date Net Working Capital as of June 30, 2026 based on those balance sheet line items, see Schedule 3.1(a) attached hereto.

“Closing Merger Consideration” means, collectively, (a) a cash amount equal to (i) the Closing Amount, minus (ii) the Closing Date Debt Payoff Amounts (which such Closing Date Debt Payoff Amounts shall be paid directly by Parent to the holders of Closing Date Debt pursuant to and in accordance with their respective Payoff Letters), minus (iii) the Securityholders’ Representative Expense Fund, (b) 6,912,729 registered Parent Shares, and (c) any cash in lieu of fractional shares paid pursuant to Section 4.11, in each case of clauses (a), (b) and (c). Solely for purposes of calculating the number of Parent Restricted Share Rights to which a holder of Ineligible Company Shares is entitled under Section 4.9, the value of each of the Parent Shares included in the definition of Closing Merger Consideration shall be the closing price for a Parent Share on the date such Parent Restricted Share Rights are granted.

“Closing Option Consideration” has the meaning set forth in Section 4.7(a).

“Closing Per Common Share Consideration” means the Closing Merger Consideration payable or deliverable to each Common Shareholder, on a per Share basis, in accordance with the Allocation Schedule. Solely for purposes of calculating the Option Exchange Ratio, the Closing Per Common Share Consideration shall be expressed as a single dollar amount equal to the sum of (i) the cash portion thereof, plus (ii) the value of any Parent Shares constituting a portion thereof, with each such Parent Share valued at the average closing sale price of one (1) Parent Share as reported on Nasdaq for the five (5) consecutive trading days ending immediately prior to the First Effective Time.

“Closing Per Series Seed-1 Preferred Share Consideration” means the Closing Merger Consideration payable or deliverable to each Series Seed-1 Preferred Shareholder, on a per Share basis, in accordance with the Allocation Schedule.

“Closing Per Series Seed-2 Preferred Share Consideration” means the Closing Merger Consideration payable or deliverable to each Series Seed-2 Preferred Shareholder, on a per Share basis, in accordance with the Allocation Schedule.

Appendix A-6

“Closing Statement” has the meaning set forth in Section 3.2(a).

“Closing Warrant Consideration” has the meaning set forth in Section 4.8(b).

“COBRA” has the meaning set forth in Section 5.18(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Tax Agreement” has the meaning set forth in Section 5.8(j).

“Common Shareholders” means, collectively, the holders of Shares of Common Stock of the Company, and “Common Shareholder” means, individually, the holder of Shares of Common Stock of the Company.

“Common Stock” has the meaning set forth in Section 5.4(a).

“Company” has the meaning set forth in the Preamble of this Agreement.

“Company Board” means the board of directors of the Company.

“Company Consents” has the meaning set forth in Section 7.2(c).

“Company Contract” means any written or oral contract, agreement, instrument, license, lease (including a Company Lease), mortgage, note, bond, debenture, indenture, franchise, concession, warranty, purchase order, arrangement, undertaking, obligation or other commitment to which the Company is a party or by which the Company or the Company’s properties or assets are bound, including all amendments, modifications and supplements thereto.

“Company Employee” has the meaning set forth in Section 5.17(a).

“Company Formation Date” means May 9, 2024.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, authorizations, grants of rights, permissions and other Company Contracts, whether written or oral, relating to Intellectual Property, including the use, enforcement, ownership, enjoyment or other exploitation of Intellectual Property, to which the Company is a party, beneficiary or otherwise bound, including any agreement with any current or former employee, consultant or independent contractor regarding the ownership, misappropriation or non-disclosure of any Intellectual Property; provided, however, that “Company IP Agreements” shall not include (a) ordinary-course non-disclosure agreements or confidentiality agreements that do not grant any ownership interest or license in or to Company Intellectual Property other than limited rights to use confidential information, (b) employee, consultant, independent contractor, advisor or other service-provider confidentiality, proprietary information, invention assignment or similar agreements, (c) non-exclusive licenses granted to customers, vendors, suppliers, distributors, resellers, service providers or other commercial counterparties in the Ordinary Course, (d) licenses for commercially available, non-customized, off-the-shelf, shrink-wrap, click-wrap, browse-wrap, cloud, hosting, infrastructure, platform, software-as-a-service or similar software, products or services, (e) open-source software licenses; and (f) website terms of use, privacy policies, purchase orders, statements of work, invoices, order forms or similar ordinary-course terms that do not grant or receive rights in Intellectual Property other than incidental, non-exclusive rights necessary to use or provide products or services ((a)-(f) constitute “Immaterial Licenses”).

Appendix A-7

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, certification, recordation, registration or application by, to or with any Governmental Body or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Leases” means the real estate leases and subleases and all amendments thereto to which the Company is a party.

“Company Patents” means, collectively, the Patents set forth on Section 5.12(a) of the Disclosure Schedule.

“Company Privacy and Data Security Policies” has the meaning set forth in Section 5.23(a).

“Company Shareholder Agreements” means, collectively, the Investors Rights Agreement, the ROFR/Co-Sale Agreement, the Voting Agreement and those certain side letter agreements entered into by and between the Company and certain Shareholders providing them with certain rights, benefits, privileges and/or obligations with respect to the Company that are not otherwise set forth in the Investors Rights Agreement, the ROFR/Co-Sale Agreement, the Voting Agreement and/or the Governing Documents of the Company.

“Company Shareholder Approval” means the irrevocable affirmative vote, consent or approval of the holders of Capital Stock required by the DGCL, the Governing Documents of the Company and the Company Shareholder Agreements to approve the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers), executed by the holders of (i) at least a majority of the votes of the issued and outstanding shares of Common Stock plus Preferred Stock (on an as-converted basis) entitled to vote thereon, voting together as a single class, and (ii) the Required Shareholders.

“Company Stock Plan” means the Claros, Inc. 2024 Equity Incentive Plan, as amended.

Appendix A-8

“Confidential Information” means (a) any confidential and proprietary information concerning the Business or the Company and (b) all confidential information concerning Parent, Merger Sub 1 or Merger Sub 2 obtained from Parent, Merger Sub 1 or Merger Sub 2 or their officers, agents or representatives; provided, however, that Confidential Information shall not include information that (i) is or becomes generally available to or known by the public from a source other than, and through no act or failure of, the disclosing party in violation of any confidentiality obligations, (ii) the receiving party actually knows at the time of disclosure, free of any obligation to keep it confidential, as evidenced by written records, (iii) the receiving party independently developed without the use of any Confidential Information as evidenced by written records or (iv) the receiving party rightfully obtains from a third party who has the right to transfer or disclose it without violation of any confidentiality obligations.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated November 7, 2025, executed by and between the Company and Parent.

“Contractor” has the meaning set forth in Section 5.17(b).

“Control” means the ability to direct the management and policies of a Person through ownership of voting securities or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Converted Stock Option” has the meaning set forth in Section 4.7(b).

“Covered Person” has the meaning set forth in Section 7.7(a).

“CVA” means Connected Vision Advisors, LLC.

“Damage” means any actual direct loss, damage, penalty, fine, settlement payment, Liability, Tax, Lien, fee, cost or expense, including costs and expenses of investigation and reasonable and documented attorneys’ fees and expenses, as well as the costs and expenses (including reasonable and documented attorneys’ fees and expenses) in connection with asserting, maintaining or enforcing any claim for indemnification or any Proceeding to enforce an Indemnified Person’s rights hereunder, in each case whether involving a Third Person Claim or a claim solely between the Parties (or between any Indemnifying Person and any Indemnified Person); provided, however, that the term “Damages” shall not include consequential, special, indirect, incidental, diminution in value, exemplary, punitive or other speculative damages, or any opportunity cost, lost profits, or replacement cost, except those awarded or payable in connection with a Third Person Claim.

“Data Room” means the electronic documentation site established by Firmex on behalf of the Company.

“Data Room Thumb Drives” means true, correct and complete tangible, indexed archival electronic copies of the Data Room as of each of (a) two (2) Business Days preceding the time at which the Parties mutually release their respective signature pages to execute this Agreement and (b) the Closing Date or as close thereto as reasonably practicable; provided, that such Data Room Thumb Drives shall only include the information to which Parent or its Representatives had access as of the applicable times.

Appendix A-9

“Debt” means, without duplication, all (i) indebtedness of the Company for borrowed money (including checks in float and “negative” cash), (ii) indebtedness of the Company evidenced by a note, bond, debenture or other similar security, (iii) leases of the Company that have been or are required under GAAP to be accounted for as a capitalized or finance lease (but excluding any Liabilities under operating leases), (iv) Liabilities of the Company with respect to interest rate, currency or exchange obligations, swaps, hedges or similar arrangements, (v) any Liabilities for letters of credit, bankers’ acceptances, surety or other bonds or similar instruments to the extent drawn, (vi) Liabilities of the Company for the payment of any deferred purchase price or similar consideration (other than current trade payables, current accrued liabilities and current liabilities in respect of leasehold improvements, in each case to the extent included in the Closing Date Net Working Capital), (vii) Liabilities of the Company relating to unfunded, vested benefits under any Employee Plan (excluding obligations to deliver Equity Securities pursuant to equity incentive plans), (viii) indebtedness of the Company owed to Securityholders or their respective Affiliates (other than any Closing Date Debt Payoff Amounts), (ix) pro rata share of the contracted annual minimum royalty Liability through the Closing, (x) Liabilities of the Company for accrued employee paid time off (PTO), and (xi) items referred to in clauses (i) through (x) above of any Person that are either guaranteed by, or secured by a Lien upon any property or asset of, the Company or having the economic effect of a guarantee, and (xii) accrued but unpaid interest, premiums, penalties, fees and other amounts for the items referred to in clauses (i) through (xii) above, including any premiums and penalties and breakage costs associated with prepaying any such indebtedness or other similar amounts; provided, that for the avoidance of doubt, “Debt” shall not include any amount included in the calculation of Closing Date Net Working Capital or Transaction Fees and Expenses or any Closing Date Debt Payoff Amounts.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Schedule” has the meaning set forth in the preamble to Article 5.

“Dispute Notice” has the meaning set forth in Section 3.2(b).

“Dissenting Shares” has the meaning set forth in Section 4.3.

“DLA” has the meaning set forth in Section 13.6.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Earnout Milestone” means any of the Company business milestones set forth on Schedule 3.3 attached hereto.

“Earnout Milestone Conditions” means, with respect to a particular Earnout Milestone, the achievement, satisfaction and/or delivery in full of all criteria, conditions, specifications and/or deliverables provided for in Schedule 3.3 attached hereto with respect to such Earnout Milestone.

Appendix A-10

“Earnout Milestone Percentage” means, with respect to a particular Earnout Milestone, that certain percentage provided for in Schedule 3.3 attached hereto with respect to such Earnout Milestone under the heading “Earnout Milestone Percentage”.

“Earnout Notice” shall have the meaning set forth in Section 3.3(d).

“Earnout Payment” shall have the meaning set forth in Section 3.3(a).

“Earnout Period” means the period from the Closing Date through and including the day immediately prior to the two (2)-year anniversary of the Closing Date.

“Earnout Shares” shall have the meaning set forth in Section 3.3(a).

“Eastern Time” means the Eastern Time Zone of the United States of America.

“Eligible Earnout Securityholders” means, collectively, the Shareholders, the Eligible Option Holders and the Eligible Warrant Holders.

“Eligible Employee Agreements” has the meaning set forth in Section 9.2(h).

“Eligible Employees” has the meaning set forth in Section 9.2(h).

“Eligible Option Holder” means a holder of Eligible Stock Options.

“Eligible Stock Option” has the meaning set forth in Section 4.7(a).

“Eligible Warrant” has the meaning set forth in Section 4.8(a).

“Eligible Warrant Holder” means a holder of Eligible Warrants.

“Employee Plan” has the meaning set forth in Section 5.18(a).

“Environmental Laws” means all Laws enacted and in effect on or prior to the Closing Date concerning pollution or protection of the human health and the environment, including worker safety and all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (32 U.S.C. §§ 1251 et seq.) and the Safe Drinking Water Act (32 U.S.C. §§ 300f et seq.).

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), any other ownership or equity interest in the issuing entity (whether voting or non-voting, whether preferred, common or otherwise) and any other interest or participation that confers on a Person the right to receive a share of the profits or losses of, or distribution of assets of, the issuing entity.

Appendix A-11

“Equity Securities” means (i) Equity Interests, (ii) subscriptions, calls, warrants, options, right, or commitments of any kind or character entitling any Person to acquire, any Equity Interests, and (iii) securities convertible into or exercisable or exchangeable for Equity Interests (including Debt securities or other evidence of Debt).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, together with the Company, is treated as a single employer under Sections 414 (b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Estimated Closing Date Net Working Capital” means the amount, which may be a positive or a negative number, equal to the Company’s good faith estimate of the Closing Date Net Working Capital.

“Estimated Net Debt” means the amount, which may be a positive or a negative number, equal to the Company’s good faith estimate of the Closing Date Net Debt.

“Estimated Net Working Capital Adjustment” means the amount, which may be a positive or a negative number, obtained by subtracting the Estimated Closing Date Net Working Capital from the Target Net Working Capital.

“Estimated Transaction Fees and Expenses” means the amount, which may be a positive or a negative number, equal to the Company’s good faith estimate of the Transaction Fees and Expenses.

“Exchange Agent” has the meaning set forth in Section 4.2(a).

“Exchange Agent Agreement” means that certain Exchange and Paying Agent Agreement in form and substance to be mutually agreed upon by Exchange Agent, Parent, and the Company, to be entered into by and among Exchange Agent, Parent, and if required, the Securityholders’ Representative.

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“Final Adjustment Amount” means the amount, which may be a positive or a negative number, equal to the sum of the Net Working Capital Adjustment, the Net Debt Adjustment, and the Transaction Fees and Expenses Adjustment as agreed upon by Parent and Securityholders’ Representative or as finally determined by the Independent Accountant pursuant to Section 3.2(c), as the case may be.

“Financial Statements” has the meaning set forth in Section 5.6.

“FIRPTA Certificate” has the meaning set forth in Section 9.2(e).

“First Effective Time” has the meaning set forth in Section 2.2.

Appendix A-12

“First Merger” has the meaning set forth in the Recitals of this Agreement.

“Fraud” means actual and intentional fraud under Delaware common law in the making of the representations set forth in Article 5 and Article 6 or any certificate delivered at the Closing pursuant hereto, with a specific intent to deceive, and does not include any claim based on constructive fraud, equitable fraud, negligent misrepresentation, negligence or recklessness.

“Fundamental Representations” means the representations and warranties in Section 5.1, Section 5.2, Section 5.4, Section 5.8, Section 5.13, Section 6.1, Section 6.2 and Section 6.5.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation, operation and governance of such entity, including (i) in the instance of a corporation, the articles or certificate of incorporation and bylaws, (ii) in the instance of a limited partnership, the certificate of limited partnership and the limited partnership agreement, (iii) in the instance of a limited liability company, the articles or certificate of formation or organization and the limited liability company agreement, (iv) any amendment or modification to any of the foregoing, and (v) any shareholders’ agreement, voting agreement, right of first refusal and co-sale agreement, investors’ rights agreement. In addition, with respect to the Company, the Governing Documents shall include the Company Shareholder Agreements.

“Governmental Body” means any federal, state, local or foreign governmental authority, quasi-governmental authority, agency, department, board, commission, panel, official, organization, instrumentality or self-regulatory organization, exercising executive, legislative, judicial, police, regulatory, taxing, importing, regulatory or administrative functions.

“Governmental Order” means any order, judgment, injunction, decree, writ, determination, ruling, charge, writ, subpoena, verdict, or award, in each case, entered, issued, made or rendered by or with any Governmental Body or arbitrator.

“Hazardous Substances” means each substance designated and regulated as a “hazardous waste,” “hazardous substance,” “hazardous material,” “pollutant,” “contaminant” or “toxic substance,” as those terms are defined under any Environmental Law, including, petroleum, petroleum byproducts, hydrocarbons, asbestos-containing material, lead based paint, polychlorinated biphenyls, and per- and polyfluoroaklinated substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immaterial Licenses” has the meaning set forth in the definition of Company IP Agreements.

“Indemnified Person” has the meaning set forth in Section 11.2(a).

“Indemnifying Person” has the meaning set forth in Section 11.2(a).

Appendix A-13

“Indemnifying Seller Parties” means, collectively, the Securityholders, and “Indemnifying Seller Party” means, individually, as applicable, a Securityholder.

“Independent Accountant” means PricewaterhouseCoopers LLP, or if such firm is unable or unwilling to act in such capacity, the impartial, nationally recognized accounting firm selected by mutual agreement of Parent and Securityholders’ Representative.

“Information Statement” has the meaning set forth in Section 7.11(a).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (i) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Body-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (ii) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use thereof or symbolized thereby, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (iii) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (iv) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (v) mask works, and all registrations, applications for registration, and renewals thereof; (vi) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (vii) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (viii) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (ix) rights of publicity; (x) all other intellectual or industrial property and proprietary rights or moral rights or rights of integrity or attribution; (xi) copies and tangible embodiments (in whatever form or medium) of any of the foregoing; and (xii) remedies against infringement or misappropriation thereof and rights to the protection or enforcement of any interest therein.

“Intended Tax Treatment” has the meaning set forth in the Recitals of this Agreement.

“Interim Financial Statements” has the meaning set forth in Section 5.6.

“Investors Rights Agreement” means that certain Investors’ Rights Agreement, dated as of October 31, 2025, by and among the Company and the “Investors” (as defined therein) which are parties thereto, as amended.

“Item (x) Exclusion” has the meaning set forth on Schedule 11.1(a)(viii).

“Knowledge” means an individual has actual knowledge of a particular fact or other matter or would reasonably be expected to have or become aware of such fact or matter in the ordinary course of discharging such individual’s duties as a director, officer or employee of the applicable Party.

Appendix A-14

“Knowledge of Parent” means the Knowledge of Chris Allexandre, Tonya Stevens, Scott Martin, Rachel Sabhlok and Matthew Sant.

“Knowledge of the Company” means the Knowledge of Denpol (Daniel) Kultran (Co-Founder and Chief Executive Officer of the Company), David Silverman (President of the Company), Barrett Yates-Mack (Chief Financial Officer of the Company), Lixiang Wei and Heather Stevenson (Secretary of the Company).

“Laws” means all statutes, rules, regulations, ordinances, codes, Governmental Orders, case law, constitutions and treaties of Governmental Bodies.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Letter of Intent” means that certain Letter of Intent, dated June 6, 2026, by and between Parent and the Company.

“Letter of Transmittal” has the meaning set forth in Section 7.12.

“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by Third Parties, pursuant to a Company IP Agreement or otherwise.

“Lien” means any lien, mortgage, security interest, pledge, transfer restriction, restrictions on title, option, charge, claim, pledge, defects in title or ownership interest of any kind, or similar obligations or encumbrance of any kind.

“Material Adverse Effect” means an event, change, effect, development, condition or occurrence that results in a material adverse effect on (a) the financial condition or results of operations of the Company, or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby in a timely fashion; provided, however, that with respect to clause (a), the term “Material Adverse Effect” shall not include any event, change, effect, development, condition or occurrence, directly or indirectly, arising out of or attributable to any of the following: (i) general changes in or factors affecting regional, national or international economic conditions in the jurisdictions in which the Company operates; (ii) general changes in or factors affecting regional, national or international political or social conditions or any political or social unrest in the jurisdictions in which the Company operates; (iii) conditions generally affecting the industries in which the Company operates; (iv) any changes in national or international financial, banking or securities markets in general, including any disruption thereof and any change in prevailing interest rates or currency exchange rates, in the jurisdictions in which the Company operates; (v) any engagements of or escalations in hostilities, including acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (vi) any changes in accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) any effects of weather, climate, meteorological events or conditions, disasters (natural or man-made) or other acts of God or force majeure events; (viii) any epidemics, pandemics, disease outbreaks or other public health emergencies or any Law or public health directive providing for business closures, “sheltering-in-place,” social distancing, travel restrictions, border controls or other restrictions that relate to, or arise out of, such epidemics, pandemics or disease outbreaks or any change in such Law, public health directive or interpretation thereof following the Execution Date; (ix) the announcement of the transactions contemplated by this Agreement, including the announcement of the identity of Parent, Merger Sub 1 and/or Merger Sub 2; (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (xi) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent, Merger Sub 1 and/or Merger Sub 2; or (xii) any litigation or other actions or proceedings in respect of this Agreement or any of the transactions contemplated hereby; provided, however, that any event, change, effect, development, condition or occurrence referred to in clauses (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) above may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur solely to the extent that such event, change, effect, development, condition or occurrence has a disproportionate adverse effect on the Company relative to other companies operating in the same industry (in which case only the incremental disproportionate impact may be taken into account).

Appendix A-15

“Material Company Contract” has the meaning set forth in Section 5.10(a).

“Material Customer” has the meaning set forth in Section 5.25.

“Material Permits” has the meaning set forth in Section 5.9.

“Material Supplier” has the meaning set forth in Section 5.25.

“Maximum Earnout Shares” means 1,289,869 registered Parent Shares.

“Maximum Employee Milestone Amount” means $28,896,575.98.

“Merger” and “Mergers” have the meanings set forth in the Recitals of this Agreement.

“Merger Consideration” means the Closing Merger Consideration plus the Additional Merger Consideration.

“Merger Sub” and “Merger Subs” has the meaning set forth in the Preamble of this Agreement.

“Merger Sub 1” has the meaning set forth in the Preamble of this Agreement.

Appendix A-16

“Merger Sub 2” has the meaning set forth in the Preamble of this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 5.18(e).

“Net Debt Adjustment” means the amount, which may be a positive or a negative number, obtained by subtracting the Closing Date Net Debt from the Estimated Net Debt.

“Net Working Capital Adjustment” means the amount, which may be a positive or a negative number, obtained by subtracting Closing Date Net Working Capital from the Estimated Net Working Capital Adjustment.

“New Employee” has the meaning set forth on Schedule 7.8(d).

“New Employee Stock Options” has the meaning set forth on Schedule 7.8(d).

“Non-Recourse Party” has the meaning set forth in Section 13.18(a).

“Option Consideration” has the meaning set forth in Section 4.7(a).

“Option Holder” means the holder of a Stock Option.

“Option Termination Agreement” means an option termination agreement, in substantially the form of Exhibit C attached hereto, which an Option Holder entitled to receive a payment pursuant to Section 4.7 shall execute and deliver to the Company as a condition to the receipt of such payment.

“Ordinary Course” means the ordinary course of business of the Company consistent with past practice.

“Outstanding Checks” means the aggregate dollar amount of all checks written by the Company prior to the Calculation Time which have not been paid (i.e., cashed and cleared) as of the Calculation Time.

“Parent” has the meaning set forth in the Preamble of this Agreement.

“Parent Arrangements” has the meaning set forth in Section 7.14.

“Parent Form S-4” has the meaning set forth in Section 8.1(d).

“Parent Group” means, collectively, Parent, Merger Sub 1, Merger Sub 2 and their respective Affiliates (including, following the Closing, the Surviving Corporation and the Surviving Company) and each of their respective officers, directors, managers, partners, employees, agents, advisors and other Representatives.

“Parent Incentive Plan” means the Navitas Semiconductor Corporation 2021 Equity Incentive Plan, as amended.

Appendix A-17

“Parent Restricted Share Rights” means, in Parent’s discretion, either “Restricted Shares” or “Restricted Stock Units” as defined in the Parent Incentive Plan and granted to holders of Ineligible Company Shares.

“Parent Share” means a share of Class A common stock, par value $0.0001 per share, of Parent.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Payor” has the meaning set forth in Section 4.6.

“Payment Fund” has the meaning set forth in Section 4.2(a).

“PEO 401(k) Plan” has the meaning set forth in Section 7.8(e).

“Per Common Share Merger Consideration” means, collectively, (i) the Closing Per Common Share Consideration and (ii) Additional Per Common Share Merger Consideration, if any.

“Per Series Seed-1 Preferred Share Merger Consideration” means, collectively, (i) the Closing Per Series Seed-1 Preferred Share Consideration and (ii) Additional Per Series Seed-1 Preferred Share Merger Consideration, if any.

“Per Series Seed-2 Preferred Share Merger Consideration” means, collectively, (i) the Closing Per Series Seed-2 Preferred Share Consideration and (ii) Additional Per Series Seed-2 Preferred Share Merger Consideration, if any.

“Percentage Interest” means, with respect to each Securityholder, a fraction, expressed as a percentage, equal to (i) the number of Shares or Shares underlying Eligible Stock Options and/or Eligible Warrants owned and held (or deemed to be owned and held) by such Securityholder divided by (ii) the sum of the aggregate number of Shares and Shares underlying Eligible Stock Options and Eligible Warrants owned and held (or deemed to be owned and held) by all Securityholders, all as set forth in the Allocation Schedule and determined in accordance with the Governing Documents of the Company and, as applicable, the DGCL.

“Permit” means any permit, license, approval, consent, waiver, permission, certificate, registration, authorization, or accreditation issued, granted, or given by any Governmental Body or accreditation body, excluding registrations, issuances, certificates and applications for any Intellectual Property.

“Permitted Liens” means:

(a)            Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings;

(b)            mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the Ordinary Course relating to obligations as to which there is no default on the part of the Company that are not yet due and payable;

Appendix A-18

(c)            unrecorded rights of use, easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, over or through the applicable asset and other defects or irregularities in title, or encumbrances on, the applicable asset that do not materially affect or impair the use or operation of the asset to which they relate or the ability of the Company to conduct its businesses (as currently operated, used or conducted, or as reasonably intended to be operated, used or conducted);

(d)            matters that are properly recorded in the county where the affected asset is located and zoning, municipal planning, building codes or other applicable Laws regulating the use, development or occupancy of real property, including building and use restrictions and covenants;

(e)            any obligations or duties required by Law affecting such asset under a Material Permit listed in Section 5.9 of the Disclosure Schedule;

(f)            the terms and conditions of the instruments creating the asset;

(g)            Liens, easements and rights-of-way that do not materially restrict the use or operation of the Company’s property or the ability of the Company to conduct the Business (as currently operated, used or conducted); and

(h)            non-exclusive licenses, sublicenses, covenants not to sue, releases, immunities and similar non-exclusive rights granted with respect to Company Intellectual Property in the Ordinary Course.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other entity.

“Personal Information” means any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural Person, including the following: (i) subject to the foregoing, the following: name; street address; telephone number; email address; identification number issued by a Governmental Body; credit card number; bank information; customer or account number; online identifier; device identifier; IP address; browsing history, search history, or other website, application, or online activity or usage data; location data; biometric data; medical or health information; or (ii) any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law.

“Platform Agreements” has the meaning set forth in Section 5.12(j).

“Policies” has the meaning set forth in Section 5.16(a).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

Appendix A-19

“Pre-Closing Tax Carveout Liabilities” means, collectively, (a) any Transfer Taxes required to be paid by the Company pursuant to Section 12.2, (b) any Taxes identified as accrued or reserved on the Books and Records of the Company in the Ordinary Course as of the Closing Date, to the extent reasonably apparent from the face of such reserves that such accruals and reserves relate to Taxes), and (c) any Taxes imposed on the Company attributable to matters as expressly identified in the Disclosure Schedules solely to the extent it is reasonably apparent on the face of such disclosure that such matter is reasonably expected to result in such Taxes, excluding in each case of clauses (a) to (c), any such Taxes to the extent already included in the calculation of the Merger Consideration.

“Pre-Closing Tax Liabilities” means, collectively, (a) all Taxes (or the non-payment thereof) of the Company for the Pre-Closing Tax Period (determined in the case of any Straddle Period of the Company pursuant to Section 12.5), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any predecessor of the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law, and (c) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, and excluding the Pre-Closing Tax Carveout Liabilities.

“Pre-Termination Material Breach” has the meaning set forth in Section 10.2(b).

“Preferred Shareholders” means, collectively, the holders of Shares of Preferred Stock of the Company, and “Preferred Shareholder” means, individually, the holder of Shares of Preferred Stock of the Company.

“Preferred Stock” has the meaning set forth in Section 5.4(a).

“Proceedings” means all proceedings, actions and suits by or before any arbitrator or Governmental Body.

“Purchaser Indemnity Basket” means Two Hundred Fifty Thousand Dollars ($250,000).

“RCA” has the meaning set forth in Section 9.2(i).

“RCP” means Red Cell Partners, LLC.

“RCP Agreement” means that certain RCP Services Agreement, dated as of June 6, 2024, by and between the Company and RCP.

“Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family, and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals. The term “Family” of a specified individual means, with respect to such individual, such individual’s grandparents, parents, then-existing spouse or domestic partner, issue, adopted children, grandchildren and siblings, spouse of children or grandchildren or any of them.

Appendix A-20

“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Representation and Warranty Insurance Policy” means that certain transactional risk insurance policy, on terms and conditions reasonably satisfactory to Parent and the Company, to be underwritten by Ethos Specialty Insurance Services (the “Representation and Warranty Insurer”), insuring Damages suffered by Parent as the named insured in the form attached as Schedule 7.15.

“Representation and Warranty Insurance Policy Costs” means all underwriting costs, applicable brokerage commission, Taxes related to the Representation and Warranty Insurance Policy and other fees, costs, expenses and amounts to be paid with respect to the Representation and Warranty Insurance Policy (but specifically excluding the Representation and Warranty Insurance Policy Premium) to the extent necessary to make the same binding and effective as of the Closing.

“Representation and Warranty Insurance Policy Premium” means the premium set forth in Item 8 of the Declarations Page of the Representation and Warranty Insurance Policy.

“Representative Losses” has the meaning set forth in Section 13.17(e).

“Representatives” means (i) partners, employees, officers, directors, managers, members, equity owners and legal counsel of a Party or any of its Affiliates and (ii) any consultant, attorney, accountant or agent retained by a Party or the Persons listed in subsection (i) above.

“Required Shareholders” means the holders at least a majority of the issued and outstanding Shares of Preferred Stock of the Company (on an as-converted to Common Stock basis).

“Restricted Parties” means the Persons set forth on Schedule 9.2(i).

“ROFR/Co-Sale Agreement” means that certain Right of First Refusal and Co-Sale Agreement, dated as of October 31, 2025, by and among the Company, the “Investors” (as defined therein) and the “Key Holders” (as defined therein) which are parties thereto, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Second Effective Time” has the meaning set forth in Section 2.2.

“Second Merger” has the meaning set forth in the Recitals of this Agreement.

“Security Incident” has the meaning set forth in Section 5.23(a).

“Securityholder Group” means, collectively, the Indemnifying Seller Parties and each of their respective officers, directors, managers, shareholders, members, partners, employees, agents advisors and other representatives.

Appendix A-21

“Securityholder Group Non-Recourse Party” has the meaning set forth in Section 13.18(b).

“Securityholders” means, collectively, the Shareholders, the Option Holders and the Warrant Holders, and “Securityholder” means, individually, as applicable, a Shareholder, an Option Holder or a Warrant Holder.

“Securityholders’ Representative” has the meaning set forth in the Preamble of this Agreement.

“Securityholders’ Representative Expense Fund” has the meaning set forth in Section 3.1(b)(vi).

“Series Seed-1 Preferred Shareholders” means, collectively, the holders of Shares of Series Seed-1 Preferred Stock of the Company, and “Series Seed-1 Preferred Shareholder” means, individually, a holder of Shares of Series Seed-1 Preferred Stock of the Company.

“Series Seed-1 Preferred Stock” has the meaning set forth in Section 5.4(a).

“Series Seed-2 Preferred Shareholders” means, collectively, the holders of Shares of Series Seed-2 Preferred Stock of the Company, and “Series Seed-2 Preferred Shareholder” means, individually, a holder of Shares of Series Seed-2 Preferred Stock of the Company.

“Series Seed-2 Preferred Stock” has the meaning set forth in Section 5.4(a).

“Share” means each share of Capital Stock, whether Common Stock or Preferred Stock.

“Shareholder Books and Records” has the meaning set forth in Section 7.10.

“Shareholders” means, collectively, the holders of Shares of Capital Stock of the Company, and “Shareholder” means, individually, as applicable, the holder of Shares of Capital Stock of the Company (whether as a Common Shareholder or a Preferred Shareholder).

“Stock Options” has the meaning set forth in Section 5.4(e).

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which (i) membership interests, securities or other ownership interests having the power to designate the managing member or ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person or (ii) such Person is the managing member or general partner.

“Support and Release Agreement” has the meaning set forth in the Recitals of this Agreement.

“Supporting Shareholders” has the meaning set forth in the Recitals of this Agreement.

Appendix A-22

“Surviving Company” has the meaning set forth in Section 2.1.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tail Policies” has the meaning set forth in Section 7.7(b).

“Target Closing Date Net Working Capital” means Zero Dollars ($0.00).

“Tax” or “Taxes” means (a) any federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, withholding, license, payroll, employment, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), natural resources, customs duties, franchise, profits, social security (or similar), unemployment, disability, personal property, sales, use, registration, value added, general service, alternative or add-on minimum, estimated or other tax of any kind whatsoever, however denominated or computed, and including any interest, penalty or addition thereto, whether disputed or not, (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an Affiliated Group for any taxable period, and (c) any Liability for the payment of any amounts of the type described in clauses (a) or (b) as a transferee or successor, by contract or from any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Accounting Principles” means the principles applicable to calculating Taxes included in Closing Date Net Working Capital that such amounts be calculated (i) exclusively in respect of (x) jurisdictions in which the Company is currently filing Tax Returns or commenced activities after the end of the last Tax period for which a Tax Return was or will be due, and (y) Pre-Closing Tax Periods (or portions thereof) beginning on or after January 1, 2025 and ending on or before the Closing Date, (ii) in a manner consistent with the Company’s historical practices for preparing and filing Tax Returns, without any deviation in methodology, assumptions, or classifications (except to the extent such practices are not supportable by applicable Law at least at a “more likely than not” level of comfort), (iii) by applying Section 12.5, (iv) by taking into account estimated payments and overpayments made in Pre-Closing Tax Periods, (v) by excluding (x) Taxes of the Company arising from any actions taken outside the Ordinary Course by Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation and the Surviving Company) on the Closing Date but after the Closing (except as expressly contemplated by this Agreement) or (y) any Taxes resulting from the breach of any covenant set forth in Sections 12.1 and/or 12.4(b), (vi) without taking into account any reserves for speculative or contingent liability for Taxes, and (vii) by excluding all deferred Tax liabilities and deferred Tax assets.

“Tax Proceeding” has the meaning set forth in Section 12.6(a).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing or claim for refund (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority with respect to any Tax.

Appendix A-23

“Taxing Authority” means any Governmental Body having jurisdiction with respect to any Tax.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Person Claim” has the meaning set forth in Section 11.2(b).

“Transaction Fees and Expenses” means (a) unpaid fees and expenses incurred by the Company on or before the Closing relating to the transactions contemplated by this Agreement, including legal, accounting, consulting, investment banking, brokers’ and finders’ and other similar fees, costs and expenses (excluding the Securityholders’ Representative Expense Fund), (b) all amounts (plus any Taxes required to be paid by the Company, the Surviving Corporation or the Surviving Company with respect thereto) payable by the Company, the Surviving Corporation or the Surviving Company under “change of control,” retention, transaction bonus, incentive, termination, compensation, redundancy, severance or other similar arrangements solely by reason of the consummation of the transactions contemplated by this Agreement and to the extent unpaid prior to the Closing, but excluding any double-trigger payments or benefits or any payments or benefits (including severance) that result from any termination made by, at the request of, or with approval of, Parent or its Affiliates, (c) the employer portion of all Taxes (including employment, unemployment and other payroll Taxes) incurred or to be incurred by the Company, the Surviving Corporation, the Surviving Company, Parent or any of their respective Affiliates in connection with the payment to the Eligible Option Holders of Merger Consideration pursuant to this Agreement (the “Employer Option Taxes”), (d) fifty percent (50%) of Transfer Taxes arising from the transactions contemplated by this Agreement (if any), (e) fifty percent (50%) of all Representation and Warranty Insurance Policy Premium; (f) fifty percent (50%) of an Approved PO that is unpaid as of the Closing, and (f) any other amount, payment, or obligation expressly identified in this Agreement as Transaction Fees and Expenses.

“Transaction Fees and Expenses Adjustment” means the amount, which may be a positive or a negative number, equal to the Transaction Fees and Expenses minus the Estimated Transaction Fees and Expenses.

“Transaction Tax Deductions” means, without duplication, income Tax deductions resulting from or relating to the transactions contemplated hereby and that are permitted to be deducted in a Pre-Closing Tax Period under applicable Law at a “more likely than not” or higher level of comfort, including those that arise in connection with (i) the compensation expense of the Company resulting from the payments of Merger Consideration that is in the nature of compensation for services, including Employer Option Taxes payments made in respect of Eligible Stock Options, (ii) repayment costs related to Debt (including prepayment penalties or premiums and any capitalized and unamortized financing costs), and/or (iii) Transaction Fees and Expenses (including amounts paid before the Closing Date that would have been Transaction Fees and Expenses if paid on the Closing Date); provided, that the calculation of “Transaction Tax Deductions” shall be made assuming the Company has made an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Tax Deductions that are success-based fees as defined in Treasury Regulations Section 1.263(a)-5(f).

Appendix A-24

“Transfer Taxes” has the meaning set forth in Section 12.2.

“Union” has the meaning set forth in Section 5.17(c).

“USPTO” means the United States Patent and Trademark Office.

“Voting Agreement” means that certain Voting Agreement, dated as of October 31, 2025, by and among the Company and the “Investors” (as defined therein), “Key Holders” (as defined therein) and other “Stockholders” (as defined therein) which are parties thereto, as amended.

“Waived 280G Benefits” has the meaning set forth in Section 7.14.

“WARN Act” has the meaning set forth in Section 5.17(j).

“Warrant Consideration” has the meaning set forth in Section 4.8(b).

“Warrant Holder” means the holder of a Warrant.

“Warrant Termination Agreement” means a warrant termination agreement, in substantially the form of Exhibit D attached hereto, which a Warrant Holder entitled to receive a payment pursuant to Section 4.8 shall execute and deliver to the Company as a condition to the receipt of such payment.

“Warrants” has the meaning set forth in Section 5.4(e).

“Written Consent” has the meaning set forth in the Recitals of this Agreement.

Appendix A-25